UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 21, 2008

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. (the “Company” or “Southwest”) will be held at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas on Wednesday, May 21, 2008, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)   to elect eight Directors;

(2)	to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008;

(3)	if properly presented at the meeting, to consider and vote on three Shareholder proposals, as described in the accompanying proxy statement; and

(4)	to transact such other business as may properly come before such meeting or any adjournment or postponement thereof.

March 25, 2008, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., Central Daylight Time, on May 21, 2008.

Your vote is important. Please sign and return the enclosed proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote via telephone or Internet as described in the enclosed proxy.

By Order of the Board of Directors,

Colleen C. Barrett
President and Secretary

April 17, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and Annual Report
to Shareholders for the fiscal year ended December 31, 2007, are available at
http://southwest.com/about_swa/financials/investor_relations_index.html.

Additionally, the Company’s Annual Report on Form 10-K, including audited financial statements, but excluding exhibits, is attached to this Proxy Statement as Appendix B.

Southwest Airlines Co.
P.O. Box 36611
Dallas, Texas 75235-1611
(214) 792-4000

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be Held May 21, 2008

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. for use at the Annual Meeting of Shareholders of the Company to be held on May 21, 2008, at 10:00 a.m., Central Daylight Time, at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 17, 2008.

A representative from Wells Fargo Shareowner Services, the Company’s transfer agent, will tabulate votes and serve as Inspector of Election for the meeting. If you are a Shareholder of record, which means that you hold shares that are registered by the Company’s transfer agent in your own name, you can vote by completing and returning the enclosed proxy card. You can also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Secretary of the Company; or (iii) voting in person at the meeting.

If you have shares held by a broker (or a bank or other nominee as custodian), you are a “street name” holder. In such case, your broker will ask for instructions on how you want your shares voted on your behalf. You may instruct your broker on how to vote your shares by completing the voting instruction card the broker provides for you. You may also vote by telephone or through the Internet if your broker makes these methods available, in which case the broker will enclose applicable instructions with the proxy statement. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide instructions, pursuant to the rules of the New York Stock Exchange, your broker can vote your shares only with respect to proposals as to which it has discretion to vote under such rules. For any other proposals, the broker cannot vote your shares at all, which is referred to as a “broker non-vote.” Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If you do not provide voting instructions to your broker, your broker will be entitled to vote your shares in its discretion with respect to Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Selection of Independent Auditor), but will not be able to vote your shares on any of the Shareholder proposals and your vote will be counted as a “broker non-vote” on those proposals. As the beneficial owner of shares, you are invited to attend the meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 25, 2008, are entitled to vote at the meeting. As of that date, the

Company had issued and outstanding 731,551,915 shares of common stock. Each share is entitled to one vote with respect to each matter to be voted on at the meeting.

In some cases, only one copy of the Company’s proxy statement/annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, eight Directors are to be elected for one-year terms expiring in 2009. Provided a quorum is present at the meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote in the election of Directors is required to elect Directors.

The persons named in the enclosed proxy have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company. Mr. Kelleher and Ms. Barrett are stepping down from their membership on the Board of Directors at the Annual Meeting.

Name	Director Since	Age*

David W. Biegler	2006	61
Louis E. Caldera	2003	51
C. Webb Crockett	1994	73
William H. Cunningham	2000	63
Travis C. Johnson	1978	71
Gary C. Kelly	2004	52
Nancy B. Loeffler	2003	61
John T. Montford	2002	64

*	As of January 1, 2008.

David W. Biegler has been Chairman of Estrella Energy L.P., a company engaged in natural gas transportation and processing, since September 2003. He retired as Vice Chairman of TXU Corporation at the end of 2001, having served TXU Corporation as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and CEO of ENSERCH Corporation from 1993 to 1997. Mr. Biegler is also a Director of Dynegy Inc., a company engaged in power generation, Trinity Industries, Inc., a diversified industrial company providing products and services for the transportation, industrial, and construction sectors, Austin Industries, a company engaged in construction, Animal Health International, Inc., a company engaged in selling and distributing animal health products, and Guaranty Financial Group Inc., a financial services company.

Louis E. Caldera has served as a Professor of Law at The University of New Mexico since August 2003. He served as President of the University of New Mexico from August 2003 through February 2006. He was the Vice Chancellor for University Advancement and President, CSU Foundation, at The California State University from June 2001 until June 2003. He was the Secretary of the Army in the Clinton Administration from July 1998 until January 2001. Mr. Caldera previously served as the Managing Director and Chief Operating Officer for the Corporation for National and Community Service, a federal grant-making agency, from September 1997 to June 1998. He served as a member of the California State Legislature from 1992 to 1997, representing the 46th Assembly District (Los Angeles). Mr. Caldera is a Director of A. H. Belo Corporation and Indymac Bancorp, Inc.

C. Webb Crockett has been an attorney in the Phoenix, Arizona law firm of Fennemore Craig for more than the past five years and is a non-equity director in such firm. Fennemore Craig performed services for the Company in 2007 and will do so in 2008.

William H. Cunningham, Ph.D., holds the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin Red McCombs School of Business. Dr. Cunningham was the Chancellor of the University of Texas System from 1992 to June 2000. He is a Director of the following publicly traded companies: Lincoln National Corporation, Introgen Therapeutics, Inc., Hicks Acquisition Company I, Inc., and Hayes Lemmerz International, Inc. He is a disinterested Director of John Hancock Mutual Funds.

Travis C. Johnson has practiced law as Travis Johnson, Attorney at Law, since January 2001. Prior to such time, Mr. Johnson was a partner in the law firm of Johnson & Bowen. Mr. Johnson served as a Director of J.P. Morgan Chase Bank — El Paso from 1984 until 2005 and was Founder and Chairman of the Board, Texas Commerce Bank — Border City from 1971 until 1987. He is a former County Judge and served as a member of the University of Houston Board of Regents for 12 years. Mr. Johnson currently serves as Vice Chairman of the Board of Directors of the El Paso Museum of Art Foundation.

Gary C. Kelly has been Vice Chairman of the Board of Directors and Chief Executive Officer of the Company since July 15, 2004. Prior to that time, Mr. Kelly was Executive Vice President — Chief Financial Officer from 2001 to 2004, and Vice President — Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller.

Nancy B. Loeffler, a long-time advocate of volunteerism, currently serves as Chair-Elect of the University of Texas M.D. Anderson Cancer Center Board of Visitors and on the Board of Regents at St. Mary’s University, the National Cowgirl Museum and Hall of Fame, the Vice President’s Residence Foundation in Washington, D.C., and the Capitol Advisory Committee for Texas Lutheran University. She also serves on the Board of the Blanton Museum of Fine Art located on the University of Texas campus.

John T. Montford has been Senior Vice President — Western Region Legislative and Regulatory Affairs for AT&T Services, Inc., a global provider of telecommunications products and services, since November 2005. Between September 2001 and October 2005, Mr. Montford served as Senior Vice President of Governmental and External Affairs for SBC Communications, Inc. Prior to September 2001, Mr. Montford served as Chancellor of the Texas Tech University System from 1996 to 2001. Mr. Montford served in the Texas Senate from 1983 to 1996. He served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. He is a Director of Fleetwood Enterprises, Inc. In 2002, he was named Chancellor Emeritus of the Texas Tech University System. He is a former elected District Attorney.

The Board recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the New York Stock Exchange, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines to further its goal of providing effective governance of the Company’s business for the longterm benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Ethics
• Board Meetings	• Director and Senior Management Compensation
• Director Responsibilities	• Direct Stock Ownership
• Independence of Directors	• Access to Management
• Size of Board and Selection Process	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Meetings of Independent Directors	• Public Communications
• Board Self-Evaluation	• Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders can obtain copies of these documents upon written request to Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

The Company’s Nominating and Corporate Governance Committee is responsible for establishing and reviewing the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best longterm interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment; (ii) diversity and independence (for non-management Directors); and (iii) in the case of current Directors being considered for renomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that can best serve the longterm interests of the Company’s Employees, Customers, and Shareholders. There is no specific limit on a Board member’s service on other boards; however, the Corporate Governance Guidelines require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. The Company’s Bylaws provide for a mandatory retirement age of 75 for members of the Board. The Chairman of the Board is exempted from this requirement.

The Board of Directors held six meetings during 2007 and otherwise acted by unanimous written consent. During 2007, each Director attended at least 75 percent of the total number of Board meetings and applicable Committee meetings held during the period for which he or she served as Director. Additionally, it is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s

Annual Meeting of Shareholders. All of the Company’s current Directors attended the 2007 Annual Meeting of Shareholders.

Executive Sessions and Communications with Independent Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent members of the Board of Directors are required to meet at regularly scheduled executive sessions without management participation. Currently, Dr. Cunningham, Chairman of the Audit Committee, serves as the presiding Director for these executive sessions. Shareholders and any other interested parties may communicate directly with any or all of the independent or other members of the Board by writing to such Directors, c/o Southwest Airlines Co., Attn. Dr. William H. Cunningham, P. O. Box 36611, Dallas, Texas 75235.

Committees of the Board — Membership and Qualifications

The Board has established standing Audit, Compensation, Executive, and Nominating and Corporate Governance Committees to assist it with fulfilling its obligations. Set forth below is a description of the membership and principal functions of each Committee.

Audit Committee.  The Audit Committee consists of Messrs. Cunningham (Chairman), Biegler, Caldera, Johnson, and Montford. The Board has determined that all of the members of the Audit Committee are “independent,” as that term is used under applicable rules of the NYSE. The Board has also determined that at least one of the members of the Audit Committee, Dr. Cunningham, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert” for the Committee. The functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualification and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held five meetings during 2007.

Compensation Committee.  The Compensation Committee consists of Messrs. Biegler (Chairman), Caldera, and Montford. The Board of Directors of the Company has determined that each of the members of the Compensation Committee is (i) an “independent director,” under the NYSE’s rules; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) determining and approving the Chief Executive Officer’s compensation level based on the Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation of senior executives; and (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers), and making recommendations to the Board with respect to non-CEO executive officer compensation, and incentive compensation and equity-based plans that are subject to Board approval. The Company’s processes and procedures for the consideration and determination of executive officer compensation (as well as management’s role in such determinations) are discussed further below under “Compensation of Executive Officers — Compensation Discussion and Analysis.” To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate its authority and duties to subcommittees or to individual members of the Committee, as it deems appropriate. The Compensation Committee held five meetings during 2007 and otherwise acted by unanimous written consent.

As discussed further under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Compensation Committee has from time to time used information provided by outside consultants to assist it with its compensation decisions. In particular, during 2007, with the approval of the Compensation Committee, the Company continued to engage Mercer Human Resource Consulting in connection with the design of its equity compensation plan and to obtain a better understanding of the Company’s compensation practices relative to its peers. The Company also engaged Longnecker and Associates to obtain data for the Compensation Committee to use in connection with the Company’s employment contracts with the Chief Executive Officer, Executive Chairman of the Board, and President of the Company. These consultants were not hired for the purpose of making formal recommendations or determinations; rather, they were hired as a resource for providing comparative market information to management and the Compensation Committee. Management uses consultant information to assist it with evaluating and designing overall compensation programs and to develop additional analyses and recommendations for the Compensation Committee. The Committee in turn reviews the consultants’ data and the Company’s resulting analyses and recommendations.

As discussed further below, the Nominating and Corporate Governance Committee is responsible for reviewing the compensation and benefits for non-Employee Directors.

Executive Committee.  The Executive Committee consists of Messrs. Kelleher (Chairman), Crockett, Cunningham, and Johnson, and was established to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee acted once by unanimous written consent during 2007 and otherwise met informally at various times throughout the year.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. Montford (Chairman), Crockett, and Johnson. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are “independent,” as that term is used under the rules of the NYSE. The functions of the Nominating and Corporate Governance Committee include (i) developing and recommending to the Board Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines, as discussed above; and (iii) recommending a slate of nominees for the Board. The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines, provided that such nominations are submitted in accordance with the Company’s Bylaws. Director nominations are discussed further below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee, with the advice of the Chairman of the Board and the Chief Executive Officer, is also required to conduct an annual review of compensation for the non-management members of the Board and to recommend to the Board any appropriate changes thereto. The Nominating and Corporate Governance Committee held three meetings during 2007.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations.  The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, and (iii) companies and organizations with which the Directors and executive officers are associated. The Company also requires each non-Employee Director to complete an additional questionnaire that is designed to elicit all information that should be considered to ensure that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent, within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements that specifically apply to the different Board committees, including independence requirements. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Statement of Financial Accounting Standard No. 57 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, most recently, the Nominating and Corporate Governance Committee presented its findings to the Board in January 2008, and the Board determined that the following Directors are independent under applicable NYSE standards: David W. Biegler, Louis E. Caldera, C. Webb Crockett, William H. Cunningham, Travis C. Johnson, and John T. Montford. In addition, the Board determined that Governor William P. Hobby, who retired from the Board in May 2007, was independent.

In making the foregoing determinations, the Board considered the Company’s transactions with entities with which Mr. Crockett and Mr. Montford are associated. Mr. Crockett serves as a non-equity director for Fennemore Craig, a law firm that performs services for the Company, and Mr. Montford serves as an officer for AT&T Services, Inc., which does business with the Company. The Board concluded that Mr. Crockett does not have a direct or indirect material interest in the Company’s transactions with Fennemore Craig because (i) Mr. Crockett’s status with such law firm is that of a non-equity director, and, as such, he does not share in the profits of the firm, nor does he have any voting power with respect to the firm; and (ii) the annual fees paid by the Company to such law firm are not material, either to the firm or to the Company. The Board determined that Mr. Montford does not have a direct or indirect material interest in the Company’s transactions with AT&T based on (i) the extremely indirect nature of the interest and the resulting insignificance of such transaction to Mr. Montford, (ii) the ordinary course nature of the services provided, and (iii) the immateriality of the amount involved to either the Company or AT&T. The Board made its materiality determinations taking into account applicable rules of both the NYSE and the SEC.

Transactions with Related Persons Since the Beginning of Fiscal 2007.  The spouse of Board member Nancy Loeffler (i) is Chairman and Senior Partner of The Loeffler Group LLP, a law firm that performed services for the Company during 2007 and continues to perform services for the Company during 2008; and (ii) was, during 2007, a member of the law firm of Loeffler Tuggey Pauerstein Rosenthal LLP, which also performed services for the Company during 2007. During 2007, the Company paid these firms a combined amount of $240,000. The Loeffler Group LLP continues to perform services for the Company pursuant to a $20,000 per month retainer. The Board reviewed Ms. Loeffler’s qualifications and this relationship at the time it first nominated her for Board membership. The Audit Committee most recently reviewed, discussed, and confirmed its continued comfort with this relationship in January 2008.

Ongoing Reporting Obligations with Respect to Related Person Transactions.  In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of its annual questionnaire(s).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 25, 2008, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 731,551,915 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to persons who, to the Company’s knowledge, beneficially own more than 5 percent of the common stock of the Company.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(1)

Capital Research Global Investors	73,449,000	(2)	10.0%
333 South Hope Street
Los Angeles, CA 90071
T. Rowe Price Associates, Inc.	55,296,326	(3)	7.6%
100 E. Pratt Street
Baltimore, MD 21202
PRIMECAP Management Company	54,003,549	(4)	7.4%
225 South Lake Avenue, #400
Pasadena, CA 91101
The Growth Fund of America, Inc.	43,578,877	(5)	6.0%
333 South Hope Street
Los Angeles, CA 90071

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 29, 2008, which was 731,551,915.

(2)	Based on a Schedule 13G filed with the SEC on January 10, 2008, by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 21,560,000 shares, sole dispositive power with respect to 73,449,000 shares, and no shared voting or dispositive power.

(3)	Based on an Amendment to Schedule 13G filed with the SEC on March 10, 2008, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 11,419,374 shares, sole dispositive power with respect to 55,296,326 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on an Amendment to Schedule 13G filed with the SEC on February 14, 2008, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 13,918,674 shares, sole dispositive power with respect to 54,003,549 shares, and no shared voting or dispositive power.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2008, by The Growth Fund of America, Inc. The Growth Fund of America, Inc. reported sole voting power with respect to all 43,578,877 shares.

Security Ownership of Management

The following table sets forth, as of February 29, 2008, certain information regarding the beneficial ownership of common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all executive officers and Directors, as a group.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)	Class(2)

Colleen C. Barrett(3)	550,895		*
David W. Biegler(4)	9,707		*
Louis E. Caldera(5)	10,000		*
C. Webb Crockett(6)	25,977		*
William H. Cunningham(7)	23,000		*
Travis C. Johnson	207,413		*
Herbert D. Kelleher(8)	4,190,179		*
Gary C. Kelly(9)	548,477		*
Nancy B. Loeffler(10)	11,050		*
John T. Montford(11)	13,700		*
Laura Wright(12)	197,357		*
Ron Ricks(13)	247,516		*
Executive Officers and Directors as a Group (15 persons)(14)	6,480,357		*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts and percentages include shares subject to options that were exercisable within 60 days of February 29, 2008, pursuant to stock options, whether or not such options were in-the-money.

(3)	Includes 1,477 shares held for Ms. Barrett’s account under the Company’s ProfitSharing Plan, with respect to which she has the right to direct the voting, and 505,842 shares that Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(4)	Includes 4,707 shares held by Mr. Biegler’s spouse.

(5)	Includes 10,000 shares that Mr. Caldera had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 7,502 shares held in a family trust.

(7)	Includes 15,000 shares that Dr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 890,442 shares that Mr. Kelleher had the right to acquire within 60 days pursuant to stock options. Also includes 300,280 shares held by a family limited liability company in which Mr. Kelleher’s wife has a beneficial interest but with respect to which Mr. Kelleher has no control. Mr. Kelleher therefore disclaims any beneficial interest in the limited liability company shares.

(9)	Includes 407,732 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 10,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 9,395 shares held for Ms. Wright’s account under the Company’s ProfitSharing Plan, with respect to which she has the right to direct the voting, and 159,275 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 195,072 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(14)	In addition to amounts disclosed in footnotes (3) through (13), includes 6,330 shares held for the accounts of executive officers under the Company’s ProfitSharing Plan, with respect to which such persons have the right to direct voting, 353,030 shares that such executives had the right to acquire within 60 days pursuant to stock options, and 800 shares held by one of the executive officers as custodian for a child.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Objectives

The Company’s compensation program seeks to promote and reward productivity and dedication to the overall success of the Company, with an overarching objective of preserving job security. Therefore, the Company’s overall business objective of attaining reasonable profits on a consistent basis weighs heavily in the Company’s compensation determinations, and the Company believes in responding pragmatically to the actual influences of external market forces.

The Company’s compensation objectives apply equally to executive and non-executive Employees. Because approximately 82 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure, these negotiated compensation arrangements factor significantly into the Company’s overall compensation decisions.

References to the “named executive officers” include the following officers whose compensation information is detailed in the tables following this Compensation Discussion and Analysis: (i) the Executive Chairman of the Board, (ii) the Chief Executive Officer and Vice Chairman of the Board, (iii) the President and Corporate Secretary, (iv) the Executive Vice President — Law, Airports, and Public Affairs, and (v) the Senior Vice President — Finance and Chief Financial Officer.

Elements of Compensation Program

The Company’s compensation program consists of the following elements:

•	Base Salary: Base salary is used to provide a reasonable base level of monthly income to all Employees relative to their job responsibilities and the market for their skills. Based on the surveys discussed below, the Company believes that base salary for the named executive officers is significantly below the 50th percentile for comparable positions in the industry.

•	Bonus: Bonus is used at the officer level as an annual incentive and reward for performance and the additional time and responsibility associated with these positions. Bonus is part of these individuals’ “at risk” pay that could provide overall compensation closer to median market value.

•	Stock Options: Stock options have historically been used at all levels in the Company and are intended as a retention mechanism and as an incentive and reward for achievement of the Company’s longterm objectives. Equity compensation has also historically been used to bring total compensation levels closer to the average of the market. Therefore, existing ownership levels are not a factor in determining the number of shares to be awarded. Options are also used as a longterm incentive that is intended to align the interest of the recipients with those of the Company’s Shareholders by creating an incentive to maximize Shareholder value. The Company’s historic emphasis on equity is reflected in the “Outstanding Equity Awards at Fiscal 2007 Year-End” table. Because the Company does not have as many shares available under its equity plans as it has historically, it has re-evaluated the use of equity throughout the organization. The Company is therefore currently using options on a much more limited basis, primarily for those positions with respect to which the Company has been advised that options will be perceived to have the most value in the marketplace.

•	Qualified Retirement Benefits: Retirement benefits are offered to all Employees through the Company’s 401(k) and ProfitSharing Plans. These plans are intended to be competitive in the market and include vesting provisions that are designed to contribute to Employee loyalty and retention. The Company’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions up to Board-specified limits on the percentage of compensation that will be matched. The Company’s ProfitSharing Plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit, as defined, for the year. The ProfitSharing Plan is intended to serve as an incentive and reward to all Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component for the Company’s Employees at all levels. The Company considers the value of its retirement plans when establishing salary and bonus elements and amounts.

•	Nonqualified Deferred Compensation Arrangements: Nonqualified deferred compensation arrangements are available to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts.

•	Perquisites and Other Benefits: The Company offers flight benefits to all Employees and otherwise uses perquisites minimally. The Company also offers traditional health and welfare benefits to all Employees. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

•	Change-of-Control Arrangements: The Company provides for change of control arrangements for all of its Employees; however, because (i) any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change of control, and (ii) it is considered unlikely that payments will be made under these arrangements, they do not factor into the Company’s decisions with respect to the rest of the compensation elements.

Role of Compensation Consultants and Benchmarking

The Company has historically compensated Employees based on seniority and internal equity and, to a lesser extent, job title and market value. In addition, the Company has historically placed a great deal of emphasis on equity compensation at all Employee levels, including the executive level, which is evidenced by the numbers included in the “Outstanding Equity Awards at Fiscal 2007 Year-End” table. However, by April 2006, all of the Company’s existing stock option plans for non-contract Employees (Employees not subject to collective bargaining agreements) had expired. In anticipation of the expiration of these plans, as well as legislative, regulatory, and accounting developments, the Company commenced a review of its option program in 2005. With the approval of the Compensation Committee, the Company retained the services of Mercer Human Resource Consulting to assist the Company in developing a longterm incentive strategy. Mercer was asked to analyze the advantages and disadvantages of various longterm incentive vehicles with respect to (i) cost, (ii) Shareholder alignment, (iii) Employee attraction/retention value, (iv) Employee perceived value, and (v) communication and administration. Mercer also focused the Company on anticipated institutional investor concerns regarding the dilutive impact of continuing such a broad-based option program, as well as the cost of continuing such a broad-based program versus the perceived value of the options. The Company worked with Mercer on this project from 2005 until 2007 when the Company submitted a new equity compensation plan for approval by Shareholders.

Mercer’s engagement included an analysis of total compensation levels for a group of 17 benchmark positions (which included, among others, the positions of Vice Chairman and Chief Executive Officer, President and Secretary, and Senior Vice President — Finance and Chief Financial Officer). The positions were chosen because of Mercer’s ability to find what it considered to be good matches for these positions in the marketplace. Mercer provided this data in order to demonstrate alternatives to the Company’s heavy emphasis on stock options by helping the Company gain perspective on pay mix generally, as well as the Company’s current positioning relative to the market. The analysis provided a high level view of pay levels and mix. The peer group used consisted of the following 13 companies in the airline industry, which were determined by Mercer based on Mercer’s access to relevant data:

AMR Corporation	ExpressJet
United Airlines	JetBlue Airways
Delta Air Lines	SkyWest
Northwest Airlines	AirTran
Continental Airlines	Mesa Air Group
Alaska Air Group	Frontier Airlines
America West

As an additional reference point, Mercer also provided data that was generally available with respect to comparable positions in other industries. The Mercer data at that time indicated that base salaries and total annual compensation for the Company’s officers on average were below median, with the Chief Executive Officer and Chief Financial Officer in the lowest quartile, compared to market. Therefore, the Company and the Compensation Committee continued in 2006 and 2007 to work on developing a new equity compensation plan that might enable the Company to increase its overall executive compensation package through longterm incentives. However, in response to institutional investor concerns with dilution, the Company requested fewer shares for approval than it deemed necessary to accomplish this objective. The Company used Mercer’s data, as well as input from ISS Corporate Services, Inc. and Georgeson Inc., to design a new equity compensation plan for recommendation to the Compensation Committee and the full Board. In 2007, the Company submitted, and received Shareholder approval for, a new equity compensation plan. In addition, taking the scope of the new plan into consideration, the Company obtained another report from Mercer to again evaluate the competitiveness of the compensation levels for the Company’s top executives (which included, among others, the positions of Vice Chairman and Chief Executive Officer, President and Secretary, Executive Vice President — Law, Airports, and Public Affairs, and Senior Vice President — Finance and Chief Financial Officer). Mercer updated its peer group comparison to included a review of overall pay practices for the following group of ten airlines, which were more closely related in size to the Company:

AMR Corporation	US Airways Group
United Airlines	Alaska Air Group
Delta Air Lines	JetBlue Airways
Continental Airlines	AirTran Holdings
Northwest Airlines	Frontier Airlines

Mercer focused its analysis on the programs at the top six of these carriers (based on revenues). Mercer’s review covered all key components of these carriers’ compensation, including base salary, actual and target bonus, total annual compensation, longterm incentives, and total direct compensation. The analysis compared the Company’s executives to executives in similar positions at these airlines and, where deemed appropriate (and where information was generally available to Mercer), to similar positions in companies in general industry.

The Mercer information was then presented to the Compensation Committee, which did not target named executive officer compensation against the peer companies; rather, the Committee used (and continues to use) the information to assist it with evaluating the fairness of its executive compensation levels generally. Therefore, the Committee uses comparative information as a point of reference, rather than as a determinative factor, and the Committee has discretion in determining the nature and extent of its use. Although the Company and the Compensation Committee believe that comparative information is helpful in assessing the overall fairness of its compensation program, the Company and the Compensation Committee also believe that compensation must be internally consistent and equitable in order to achieve the Company’s corporate objectives. Therefore, as discussed in more detail below, although the Compensation Committee believes the Mercer data would have supported significant increases in compensation for the named executive officers, the Committee did not use such information to automatically adjust the named executive officers’ compensation.

In addition to Mercer, the Company has also obtained advice from Longnecker and Associates with respect to its employment contracts for close to two decades. Therefore, with the permission of the Chairman of the Compensation Committee, Longnecker was also engaged to provide comparative information specifically relating to the Company’s entry into employment agreements with the Chief Executive Officer, Executive Chairman of the Board, and President in 2004 and 2007. As with the Mercer studies, the Committee used this information as a point of reference, not as a determinative factor. Each of these executive officers volunteered to take less in terms of cash compensation than would have been supported by the Longnecker data.

Role of Executives in Determining Compensation

On a bi-annual basis, the Company’s human resources department considers market competitiveness, individual performance, internal equity, and Company performance in evaluating the compensation of its officers, including the named executive officers. The human resources department, along with members of the Company’s finance department, work with the Chief Executive Officer and the Executive Chairman of the Board to (i) design and develop compensation programs, (ii) recommend changes to existing plans and programs, (iii) prepare analyses and other briefing materials to assist the Compensation Committee in making its decisions, and (iv) implement the decisions of the Compensation Committee. At the Compensation Committee’s request, the Chief Executive Officer reviews with the Compensation Committee the performance of the other executives. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation because of his ability to directly observe on a day-to-day basis each officer’s performance and contributions. For the same reasons, the Compensation Committee considers the Chairman of the Board’s evaluation of the Chief Executive Officer’s performance. The Compensation Committee also considers the analyses and briefing materials prepared by the Company’s human resources department. Although the Compensation Committee considers and values all of the foregoing input, it is not obligated to accept management’s recommendations with respect to executive compensation.

Relative Compensation of Executive Officers

Overall compensation levels for the Company’s named executive officers reflect the nature and level of their respective roles and the scope of their responsibilities. In addition, tenure has historically factored into compensation levels. Mr. Kelleher and Ms. Barrett have been employed by the Company since 1978, Mr. Kelly and Mr. Ricks since 1986, and Ms. Wright since 1988. Although the Compensation Committee does not believe there are substantial differences in compensation for its named executive officers, the Committee does believe it is appropriate for the Chief Executive Officer, the Executive Chairman of the Board, and the President of the Company (the “Principal Officers”) to receive the highest compensation in the Company because of their leading roles and the higher market value associated with those roles.

Significance of Employment Agreements

The Board and the Compensation Committee also believe continuity of senior leadership is of significant importance. Therefore, the Company has historically entered into employment contracts with the individuals holding the Principal Officer roles. As a result, the Company entered into employment contracts with Mr. Kelly, Mr. Kelleher, and Ms. Barrett, effective as of July 15, 2007, which contracts succeeded the Company’s prior employment contracts with these individuals dated July 15, 2004. Mr. Kelleher’s and Ms. Barrett’s employment contracts are scheduled to expire in July 2013, and Mr. Kelly’s contract is scheduled to expire in February 2011. The general structure of these agreements has remained the same since Mr. Kelleher’s second employment contract with the Company in 1982. The Company, the Committee, and the Principal Officers believe that retaining the structure of these employment contracts saves the Company time that would otherwise be spent in structuring new forms of agreements. The consistent structure of the contracts also reflects the fact that the Principal Officers have not requested new or more generous compensation structures over the years.

The difference in duration in the Principal Officer contracts reflects the differences in the ongoing roles among these executives. Mr. Kelleher and Ms. Barrett have decided to step down from their roles as officers and members of the Board in 2008. The Company’s entry into employment contracts with Mr. Kelleher and Ms. Barrett therefore reflect the strong desire of the Company, its Board, and the Compensation Committee to continue to retain the services of these individuals as Employees notwithstanding their desire to step down from their executive and Board positions. These agreements also reflect the Company’s and the Committee’s perception from its Employees, investors, and Customers that continuity and a smooth transition are important considerations for the Company’s operations. Therefore, as is discussed further below, these agreements generally provide for consistent compensation for a relatively long term. Mr. Kelly’s contract provides for his continued employment as Chief Executive Officer and service as Vice Chairman of the Board (for so long as he is elected as such) for a flat salary for its term, unless otherwise changed by the Compensation Committee. Given the nature of Mr. Kelly’s roles, the Compensation Committee and Mr. Kelly deem it advisable to provide for a review of the terms of his contract on a more frequent basis. The Company believes that the structure of the Principal Officers’ employment contracts is fair (i) to the executives, (ii) to the Company, and (iii) in comparison to the compensation of other executives and Employees generally, given the key roles and responsibilities of these officers.

Determination of 2007 Executive Compensation

The Company’s compensation elements and the relative compensation of each of its named executive officers are discussed below.

Salary.  As discussed above, the salaries for the Principal Officers were established pursuant to the terms of their individually negotiated employment contracts, which provide for increases, if any, to occur in July of each year. Pursuant to their contracts, Mr. Kelly and Ms. Barrett received an approximate 3 percent increase in salary for the period from July 2006 to July 2007. Mr. Kelleher’s contract did not provide for any increase. These increases reflected the executives’ willingness to accept percentage increases at or below the increases of non-contract Employees generally, consistent with the Company’s objective of internal equity. In addition, each of the Principal Officers elected not to receive an increase in July 2007 when they entered into their new employment contracts. Although the Committee believes that Mercer’s information would have supported increases in July 2007, the Company’s profitability has suffered from a challenging economic environment, including significant increases in fuel costs, slowing economic growth, and increases in labor costs. This decision demonstrates the commitment of the Principal Officers to the longterm prosperity of the Company and is consistent with the Company’s philosophy of responding pragmatically to external forces that impact the Company’s profitability. It also evidences their support of the Company’s focus on internal equity over external equity.

The salary levels of Ms. Wright and Mr. Ricks reflect, in part, the length of their service with the Company, as the Company’s historic regular annual salary increases were generally applied on the same percentage basis for all non-contract Employees. Therefore, Employees, including officers, who have had a longer tenure at the Company generally have higher salaries that reflect their longterm service. Ms. Wright’s and Mr. Ricks’ salaries also reflect the fact that the Compensation Committee believes that the nature and scope of their responsibilities justify payment of salaries at least at the current levels. Like the Principal Officers, Mr. Ricks and Ms. Wright received an approximate 3 percent increase in base salary during 2007, which was below the average increase for the remainder of the Company’s Employees. The basis for this decision was to evidence the Company’s objective of internal equity. Mr. Ricks and Ms. Wright also volunteered to maintain their 2007 salary levels for 2008.

Bonus.  Officers of the Company were eligible to receive annual incentive bonuses for 2007. The Compensation Committee believes this is a necessary element of compensation to attract and retain executives, given its typical use in the market in which the Company competes for executive talent, and given that base salaries are well below market median.

In determining bonus amounts for 2007, the Compensation Committee’s primary consideration was the Company’s profitability. Therefore, bonus amounts were granted generally based on Company, as opposed to individual, performance, provided that the executive was deemed to be a valuable contributor to the collective effort. In determining profitability for this purpose, the Company considered net income minus special items, such as (i) certain items that are recorded as a result of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”); and (ii) other special items management believes it is necessary to exclude in order to provide management and Shareholders the ability to measure and monitor the Company’s performance on a consistent economic basis. Items calculated on an “economic” basis consist of gains or losses for derivative instruments that settle in the applicable period, but that will be recognized in a future period in the Company’s GAAP results. The items excluded from economic results primarily include ineffectiveness, as defined by SFAS 133, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. For 2007, other special items included (i) a charge related to a voluntary early retirement program offered by the Company; (ii) a change in the Illinois state income tax law that resulted in an increase in income taxes during 2007, but that has already been reversed in 2008 due to a reversal in such law; and (iii) a change in Texas state law related to franchise taxes. Because these items do not in fact reflect the Company’s actual operations during 2007 or the Company’s ongoing operations, neither management nor the Compensation Committee believes they are a meaningful indicator of the Company’s ongoing performance.

The Compensation Committee determined to award bonuses to the named executive officers for 2007 to reward them for the Company’s 35th year of consecutive profitability, an accomplishment that is unmatched in the airline industry. In addition to profitability, the Compensation Committee considered (i) the below-market salaries of the named executive officers, (ii) the agreement of these officers to maintain their 2007 salary level for 2008, and (iii) the following accomplishments of the Company during 2007:

•	implementation of a new Customer boarding method for flights to significantly reduce the average time a Customer spends waiting in line at the gate, while retaining the Company’s famous open seating policy once aboard the aircraft;

•	commencement of a significant gate re-design to support the new boarding method and to enhance the airport experience for Customers;

•	introduction of a new fare structure, including a “Business Select” product, which enables Customers to be among the first to board the aircraft;

•	introduction of enhancements to the Company’s Rapid Rewards frequent flyer program;

•	launching of a new advertising campaign to support the initiatives above;

•	growth of the Company’s fleet by 39 Boeing 737-700 aircraft to a total of 520 737s as of December 31, 2007;

•	announcement of an expansion of its GDS (Global Distribution System) and corporate travel account efforts through an agreement with Travelport’s Galileo and Worldspan; and

•	recommencement of service to San Francisco International Airport, with the highest initial concentration of flights of any new city in the Company’s history.

The Compensation Committee believed that the collective accomplishments above could not have been achieved without the collective efforts of each of the named executive officers. The Committee deemed it necessary to incentivize and reward these officers for their collective contribution to overall company performance and thereby also incentivize them to continue their collective efforts. In addition, although the Company’s profitability was negatively impacted by the difficult economic conditions discussed above, the primary factor impacting the Company’s profitability during 2007 was the significant increase in fuel costs, which costs were a factor beyond the Company’s and the executives’ control. Despite the increase in fuel costs, the Company was able to earn $727 million (on a cash basis, before profitsharing and income taxes) from the expiration/settlement of fuel derivative instruments that the Company had previously entered into to protect against jet fuel price increases. The Compensation Committee believes it appropriate to reward the Chief Executive Officer in particular for his forethought in developing the Company’s hedging program and the positive results of such program. In determining bonus levels, the Committee therefore took into consideration all of these achievements; however, bonuses were not increased from 2006 amounts, reflecting the Company’s overall profitability results.

Equity.  As noted above, because the Company does not have as many shares available under its equity plans as it has historically, it has re-evaluated the use of equity throughout the organization. The Company is therefore currently using options on a much more limited basis, primarily for those positions with respect to which the Company believes they are the most efficient way to attract and retain Employees. Therefore, each of the named executive officers has received options under the Company’s new 2007 Equity Incentive Plan.

During 2007, the Principal Officers each received option grants pursuant to the negotiated terms of their employment contracts. The Compensation Committee approved the grants at the same time it approved the remainder of the terms of the employment contracts, which was subsequent to the Company’s release of earnings for the second quarter of 2007. The terms of these grants are discussed in more detail below under “Grants of Plan-Based Awards in Fiscal 2007.” These grants reflect the Committee’s perception of the Principal Officers’ expected future contributions to Southwest’s performance during the term of the agreements, which was necessarily balanced by the decreased pool of shares available to Employees generally (as compared to shares available under the Company’s prior stock option plans). The Committee believed that equity grants were particularly important given the ongoing salary levels provided for by the Principal Officers’ employment contracts and their bonus levels for 2007. Mr. Ricks and Ms. Wright did not receive option grants during 2007, as the Company was continuing to evaluate how to effectively use its limited number of shares on an ongoing basis.

In 2008, the Compensation Committee formally implemented a plan to consider discretionary option grants to its Leadership Group in February of each year. The Compensation Committee chose the month of February because of its occurrence after the release of the Company’s year-end earnings in accordance with the Company’s policy not to grant options at a time at which it is in possession of material non-public information. The February grant date is subject to adjustment should the scheduled timing coincide with the Company’s possession of material non-public information. In addition, subject to this requirement, the Compensation Committee may grant options at other times in connection with executive employment arrangements. In February 2008, Mr. Ricks and Ms. Wright received grants of options to purchase 80,000 and 65,000 shares of common stock, respectively. In determining the amount of these grants, the Compensation Committee took into account (i) their amenability to maintaining their 2007 salary for 2008, (ii) their bonus levels for 2007, and (iii) the Compensation Committee’s resulting desire to have some mechanism to make their overall compensation packages more competitive. In determining the number of shares to be granted, the Committee balanced its desire to increase the executives’ overall compensation potential with the number of shares that would be available for other Employees. In addition, after assessing the available pool of shares for Employees generally, the Compensation Committee determined that it had sufficient shares to grant options to purchase an additional 150,000 shares of common stock to Mr. Kelly in February 2008 in an attempt to bring his total compensation closer to market median.

Deferred Compensation.  The Company offers traditional 401(k) plans to all of its Employees. In addition, the Company offers a profit sharing plan to all of its Employees, which reflects the Company’s objective to promote and reward productivity and dedication to the overall success of the Company. The Southwest Airlines Co. ProfitSharing Plan has been in effect since January 1, 1973, and provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit, as defined, for the year. Therefore, it effectively serves as a bonus component for the Company’s Employees at all levels.

In connection with the Company’s qualified plans, the Company maintains the Southwest Airlines Co. 2005 Excess Benefit Plan, a nonqualified excess benefit plan. Amounts are contributed to this plan that cannot be contributed to the qualified plans due to contribution limits established by the Internal Revenue Code. The Company also maintains two additional nonqualified deferred compensation plans that are available only to pilots pursuant to the terms of their collective bargaining agreement.

The Principal Officers also have separate deferred compensation arrangements available to them under their employment contracts. Pursuant to these contracts, the Company credits to the Principal Officers’

accounts an amount equal to any Company contributions that would otherwise have been made on behalf of these executives to the Company’s qualified plans but that exceed the limits established by the Internal Revenue Code for qualified plans. Such deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first such arrangement was put into place with respect to Mr. Kelleher. The Company believes that its nonqualified deferred compensation plans, as they apply to the named executive officers, are appropriate because they are a standard benefit commonly offered at peer companies and also because the named executive officers receive below median salaries.

Change of Control Arrangements.  The Company offers protection to its Employees in the event of their termination of employment following a change of control, through the following: (i) the Company’s employment contracts with the Principal Officers, (ii) the Company’s Executive Service Recognition Plan for the Company’s other officers, and (iii) the Company’s Change of Control Severance Pay Plan for the remainder of the Company’s Employees who are not beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough. These arrangements have been in place in their current form since the 1980s and do not have any significant impact on the rest of the Company’s current compensation elements because the likelihood of their implementation is deemed to be remote.

As discussed further below under “Potential Payments Upon Termination or Change-in-Control,” in the event of a change of control of the Company: (i) the Company’s Principal Officers would continue to be employed pursuant to the terms of their employment contracts; and (ii) Mr. Ricks and Ms. Wright would continue to be employed for one year pursuant to the Company’s Executive Service Recognition Plan. In each case, the named executive officers would receive compensation consistent with their compensation prior to the change of control and would not receive any incremental benefit (with the exception of potential option acceleration, as discussed further below). Pursuant to these arrangements, the Principal Officers have the right to terminate their employment contracts within 60 days after the occurrence of the change of control, and Mr. Ricks and Ms. Wright have the right to resign if circumstances give rise to “good reason.” In these events, or in the event an officer under the Executive Service Recognition Plan is terminated by the Company other than for cause, the officers would be entitled to lump sum payments. Each of the Principal Officers would receive an identical $750,000 lump sum amount in addition to their accrued benefits, reflecting the Company’s focus on internal equity and collective efforts in the face of challenges. These lump sum payment amounts have remained the same since 1988. The lump sum amounts for the other named executive officers would be based on their historical compensation levels. The Compensation Committee believes that the differences between these arrangements and the arrangements of the Principal Officers are consistent with market conditions and the Company’s overall compensation philosophy. The Company believes the provision of these arrangements is appropriate generally as these arrangements serve to (i) continue to attract and retain well qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change of control of the Company. In particular, the Principal Officer arrangements are intended to assure that, should the Company receive proposals from third parties with respect to its future, these key officers can, without being influenced by the uncertainties of their own situations, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation.

The Compensation Committee continues to believe that all of the foregoing arrangements serve a valid purpose, particularly in light of continuing potential for consolidation in the airline industry.

Perquisites and Other Benefits.  The named executive officers, like the Company’s other Employees, participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. In addition, all Employees receive flight benefits on Southwest and certain other airlines. Officers have the following additional benefits available to them: (i) Company paid premiums for business travel accident insurance, (ii) Company paid premiums for a portion of their life and long-term disability insurance coverage, and (iii) Company paid physicals and tax return preparation. In addition: (i) officers are eligible to fly positive space, (ii) pursuant to their employment contracts, the Principal Officers are entitled to reimbursement of medical and dental expenses, and (iii) Mr. Kelly receives $10,000 per year to be applied to supplemental insurance. Further, through July 2007, Mr. Kelleher received $2,000 per month for the purpose of covering business expenses, which was treated as compensation to him for tax purposes and is therefore included in the Summary Compensation Table. The Compensation Committee believes these minimal additional benefits are justified given the time and level of effort that is expected of the Company’s officers.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m). During 2007, all amounts paid to the named executive officers were deductible.

During 2007, the Company and the Compensation Committee also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Compensation Committee decisions with respect to the Principal Officers’ employment contracts, as well as the Company’s nonqualified deferred compensation arrangements.

The Company specifically considered changes to accounting for equity compensation in evaluating its overall compensation program in 2007 and in designing its 2007 Equity Incentive Plan. In particular, the Company balanced the costs of its equity program versus the perceived value. In addition, reflecting the impacts of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”), the Company’s 2007 Equity Incentive Plan provides for the grant of restricted stock and restricted stock units in addition to the options traditionally used by the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
Louis E. Caldera
John T. Montford

Summary Compensation Table

The following table discloses compensation earned for services performed by the named executive officers during the years ended December 31, 2007 and 2006.

					Nonqualified
				Option	Deferred	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)		($)

Herbert D. Kelleher	2007	$429,167	$332,000	$375,510	$41,956	$89,742	(4)	$1,268,375
Executive Chairman of the Board	2006	$450,000	$332,000	$428,740	$36,905	$117,355		$1,365,000
Colleen C. Barrett	2007	$368,752	$483,000	$469,388	$7,557	$66,700	(5)	$1,395,397
President and Secretary	2006	$362,487	$483,000	$321,555	$5,565	$84,328		$1,256,935
Gary C. Kelly	2007	$424,065	$462,000	$317,345	$2,089	$95,939	(6)	$1,301,438
Chief Executive Officer and Vice Chairman of the Board	2006	$416,860	$462,000	$429,862	$620	$96,541		$1,405,883
Laura Wright	2007	$306,375	$200,000	$165,343	—	$28,781	(7)	$700,499
Senior Vice President — Finance and Chief Financial Officer	2006	$271,413	$200,000	$160,082	—	$32,490		$663,985
Ron Ricks	2007	$326,729	$340,000	$153,321	—	$44,056	(8)	$864,106
Executive Vice President — Law, Airports, and Public Affairs	2006	$286,986	$340,000	$158,581	—	$36,937		$822,505

(1)	For 2007, reflects bonuses paid in January 2008 with respect to performance for 2007, and, for 2006, reflects bonuses paid in January 2007 with respect to performance for 2006.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with SFAS 123R with respect to stock options. Amounts therefore include expense related to stock options granted in and prior to the fiscal years shown in this table, as applicable. Assumptions used in calculating the amounts for fiscal 2007 and 2006 are included in Note 13 to the Company’s financial statements included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, and December 31, 2006, respectively.

(3)	Consists of above-market earnings on deferred compensation provided pursuant to the executives’ employment contracts. These contracts are discussed above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2007” and “Potential Payments Upon Termination or Change-In-Control.”

(4)	Consists of (i) a Company contribution of $13,075 to be made to the Company’s ProfitSharing Plan in 2008, but that was earned with respect to fiscal 2007; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,425; (iii) a Company contribution of $31,860 to be made to the executive’s individual deferred compensation arrangement in 2008, but that was earned with respect to fiscal 2007, in accordance with the terms of his employment contract; (iv) travel benefits on Southwest Airlines; (v) life, long-term disability, and business travel accident insurance premiums; (vi) medical and dental reimbursements for the executive and his spouse; and (vii) a business expense reimbursement allowance that was discontinued during 2007. Perquisites are valued based on the out-of-pocket cost to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2007 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(5)	Consists of (i) a Company contribution of $13,075 to be made to the Company’s ProfitSharing Plan in 2008, but that was earned with respect to fiscal 2007; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,425; and (iii) a Company contribution of $37,200 to be made to the executive’s individual deferred compensation arrangement in 2008, but that was earned with respect to fiscal 2007, in accordance with the terms of her employment contract.

(6)	Consists of (i) a Company contribution of $13,075 to be made to the Company’s ProfitSharing Plan in 2008, but that was earned with respect to fiscal 2007; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,425; (iii) a Company contribution of $39,822 to be made to the executive’s individual deferred compensation arrangement in 2008, but that was earned with respect to fiscal 2007, in accordance with the terms of his employment contract; (iv) travel benefits on Southwest Airlines;

(v) life, long-term disability, and business travel accident insurance premiums; (vi) medical and dental reimbursements for the executive and his family; and (vii) a supplemental insurance allowance. Perquisites are valued based on the out-of-pocket cost to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2007 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(7)	Consists of (i) a Company contribution of $13,281 to be made to the Company’s ProfitSharing Plan in 2008, but that was earned with respect to 2007; and (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $15,500.

(8)	Consists of (i) a Company contribution of $13,075 to be made to the Company’s ProfitSharing Plan in 2008, but that was earned with respect to 2007; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,425; (iii) travel benefits on Southwest Airlines; (iv) life, long-term disability, and business travel accident insurance premiums; (v) Company paid physicals; and (vi) tax return preparation. Perquisites are valued based on the out-of-pocket cost to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2007 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

Mr. Kelleher, Ms. Barrett, and Mr. Kelly receive their compensation in large part pursuant to the terms of their employment contracts, which are discussed in detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2007” and “Potential Payments Upon Termination or Change-in-Control.” In addition, the amount of executive salary and bonus in proportion to total compensation is discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information on grants of plan-based awards to the named executive officers in 2007.

			All Other
			Option
			Awards:
		Date of	Number of		Exercise or Base
		Compensation	Securities		Price of Option	Closing Price on	Grant Date Fair
		Committee	Underlying		Awards	Grant Date	Value of Option
Name	Grant Date	Action(1)	Options (#)		($/Sh)(1)	($/Sh)(1)	Awards ($)

Herbert D. Kelleher	09/19/07	7/19/07	60,000	(2)	$16.40	$15.13	$375,510
Colleen C. Barrett	09/19/07	7/19/07	75,000	(2)	$16.40	$15.13	$469,388
Gary C. Kelly	09/19/07	7/19/07	150,000	(3)	$16.40	$15.13	$938,775
Laura Wright	—	—	—		—	—	—
Ron Ricks	—	—	—		—	—	—

(1)	In accordance with the terms of the stock option plan under which all stock options were granted, options must be granted with an exercise price per share at least equal to the fair market value of the Company’s common stock on the date of grant. Fair market value is determined based on the closing price of the Company’s common stock on the date of grant of the options, as reported by the NYSE. The grant of these options was approved on July 19, 2007, as part of the approval of the terms of the executives’ employment contracts. The closing price of the Company’s common stock on such date was $16.40. Because all of the terms of the options were not finalized until September 19, 2007, the date on which the final forms of the executives’ employment contracts were approved, the date of grant for accounting purposes was September 19, 2007. The closing price of the Company’s common stock on such date was $15.13. To be conservative, the Compensation Committee set the exercise price for the options at the higher price of $16.40, which was above the fair market value on the date of grant for accounting purposes.

(2)	These options were 100 percent exercisable on the date of grant.

(3)	These options vest with respect to one-third of the shares covered thereby annually, which vesting began on the date of grant.

The material factors underlying the information disclosed in the table above and in the Summary Compensation Table are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table provides information regarding stock options held by the named executive officers as of December 31, 2007. Stock options are the only type of equity award that has been granted to the named executive officers.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise
	(#)	(#)	Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date

Herbert D. Kelleher	10,465	—	$10.11	01/01/2009
	12,713	—	$10.88	01/01/2010
	8,570	—	$22.80	12/31/2010
	35,282	—	$1.00	01/01/2011
	35,281	—	$1.00	01/01/2012
	35,281	—	$1.00	01/01/2013
	150,000	—	$22.35	01/01/2011
	150,000	—	$22.35	01/01/2012
	150,000	—	$22.35	01/01/2013
	8,570	—	$18.73	01/01/2012
	8,570	—	$14.03	01/02/2013
	8,570	—	$15.91	01/05/2014
	200,000	—	$14.95	07/15/2014
	8,570	—	$14.25	01/20/2015
	8,570	—	$16.43	12/31/2015
	60,000	—	$16.40	09/18/2017
Colleen C. Barrett	48,020	—	$7.87	01/23/2008
	5,484	—	$10.11	01/01/2009
	36,471	—	$11.72	01/22/2009
	4,977	—	$10.88	01/01/2010
	21,843	—	$10.35	01/19/2010
	5,790	—	$22.80	12/31/2010
	22,050	—	$21.30	02/15/2011
	150,000	—	$17.11	06/19/2011
	7,663	—	$18.73	01/01/2012
	8,336	—	$14.03	01/02/2013
	7,262	—	$15.91	01/05/2014
	150,000	—	$14.95	07/15/2014
	6,309	—	$14.25	01/20/2015
	4,657	—	$16.43	12/31/2015
	75,000	—	$16.40	09/18/2017

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option Exercise
	(#)	(#)		Price	Option Expiration
Name	Exercisable	Unexercisable		($)	Date

Gary C. Kelly	5,261	—		$10.11	01/01/2009
	29,252	—		$11.72	01/22/2009
	6,687	—		$10.88	01/01/2010
	21,001	—		$10.35	01/19/2010
	5,313	—		$22.80	12/31/2010
	15,000	—		$21.30	02/15/2011
	3,500	3,000	(1)	$17.11	06/19/2011
	4,348	—		$18.73	01/01/2012
	17,250	—		$17.78	01/18/2012
	4,151	—		$14.03	01/02/2013
	21,000	—		$13.19	01/23/2013
	4,352	—		$15.91	01/05/2014
	30,000	—		$15.51	01/23/2014
	180,000	—		$14.95	07/15/2014
	4,322	—		$14.25	01/20/2015
	6,295	—		$16.43	12/31/2015
	50,000	100,000	(2)	$16.40	09/18/2017
Laura Wright	28,605	—		$8.20	09/01/2008
	170	—		$10.11	01/01/2009
	4,500	—		$11.72	01/22/2009
	650	—		$10.88	01/01/2010
	6,000	—		$10.35	01/19/2010
	969	—		$22.80	12/31/2010
	4,400	—		$21.30	02/15/2011
	3,500	3,000	(1)	$17.11	06/19/2011
	719	—		$18.73	01/01/2012
	5,060	—		$17.78	01/18/2012
	553	—		$14.03	01/02/2013
	7,500	—		$13.19	01/23/2013
	1,114	—		$15.91	01/05/2014
	12,000	—		$15.51	01/23/2014
	672	2,448	(3)	$14.75	09/01/2014
	14,780	—		$14.25	01/20/2015
	41,416	—		$16.43	12/31/2015
	26,667	13,333	(4)	$17.53	03/17/2016
Ron Ricks	5,754	—		$11.72	01/22/2009
	15,926	—		$10.35	01/19/2010
	3,915	—		$22.80	12/31/2010
	14,500	—		$21.30	02/15/2011
	3,916	—		$18.73	01/01/2012
	15,950	—		$17.78	01/18/2012
	3,916	—		$14.33	01/07/2013
	17,545	—		$13.19	01/23/2013
	3,084	—		$15.91	01/05/2014
	20,000	—		$15.51	01/23/2014
	646	2,354	(5)	$14.75	09/01/2014
	25,065	—		$14.25	01/20/2015
	42,719	—		$16.43	12/31/2015
	26,667	13,333	(4)	$17.53	03/17/2016

(1)	The remaining options are exercisable as follows: 900 on June 19, 2008; 1,000 on June 19, 2009; and 1,100 on June 19, 2010.

(2)	The remaining options are exercisable as follows: 50,000 on July 15, 2008; and 50,000 on July 15, 2009.

(3)	The remaining options are exercisable as follows: 288 on September 1, 2008; 336 on September 1, 2009; 384 on September 1, 2010; 432 on September 1, 2011; 480 on September 1, 2012; and 528 on September 1, 2013.

(4)	The remaining options are exercisable as follows: 13,333 on December 31, 2008.

(5)	The remaining options are exercisable as follows: 277 on September 1, 2008; 323 on September 1, 2009; 369 on September 1, 2010; 415 on September 1, 2011; 462 on September 1, 2012; and 508 on September 1, 2013.

Option Exercises During Fiscal 2007

The following table provides information regarding stock options exercised, and the value realized upon exercise, by the named executive officers during 2007.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)(1)

Herbert D. Kelleher	7,597	$52,419
Colleen C. Barrett	60,627	$676,230
Gary C. Kelly	34,644	$229,540
Laura Wright	21,931	$180,870
Ron Ricks	7,869	$31,893

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of the underlying common stock at the time of exercise.

Nonqualified Deferred Compensation in Fiscal 2007

The Company maintains the Southwest Airlines Co. ProfitSharing Plan pursuant to which the Company annually contributes a percentage of its profits to the accounts of eligible Employees. The ProfitSharing Plan is a qualified deferred compensation plan. The Company also maintains qualified 401(k) plans for its Employees. In conjunction with these plans, the Company maintains the Southwest Airlines Co. 2005 Excess Benefit Plan, which is a nonqualified deferred compensation plan that is available to all Employees. The Company makes contributions to the accounts of participants in the Excess Benefit Plan to the extent such amounts cannot be contributed to the qualified plans due to contribution limits established by the Internal Revenue Code. The Company has also established individual nonqualified deferred compensation arrangements for Mr. Kelleher, Ms. Barrett, and Mr. Kelly as part of the Company’s employment contracts with these executives discussed above under “Compensation Discussion and Analysis.” Pursuant to these arrangements, the Company makes contributions to their accounts to the extent such amounts cannot be contributed to the qualified plans due to contribution limits and compensation limits established by the Internal Revenue Code.

The ProfitSharing Plan allows participants to invest all or a portion of their accounts in investment funds selected by the plan administrator, including the Company’s common stock. The Excess Benefit Plan provides that plan participants may elect to have their accounts credited with earnings determined by reference to the earnings of investment options selected by the plan administrator, but not Company stock. Participants in the Company’s ProfitSharing Plan and Excess Benefit Plan are generally entitled to a distribution of their accounts upon separation from service with the Company.

The individual deferred compensation arrangements with Mr. Kelleher, Ms. Barrett, and Mr. Kelly provide that amounts credited to their accounts will accrue simple interest at a rate of 10 percent annually, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to their accounts as of the preceding December 31. Deferred compensation is payable at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) the executive attains a specified age (82, in the case of Mr. Kelleher, 68, in the case of Ms. Barrett, and 65, in the case of Mr. Kelly) or (ii) the executive’s employment terminates, whichever occurs later. The following table provides information regarding nonqualified deferred compensation for the named executive officers for 2007.

		Nonqualified Deferred Compensation for 2007
						Aggregate
		Executive	Southwest	Aggregate		Withdrawals/
		Contributions	Contributions	Earnings		Distributions	Aggregate
		in Last	in Last	in Last		in Last	Balance at
		Fiscal Year	Fiscal Year	Fiscal Year		Fiscal Year	December 31,
Name	Plan	($)	($)(1)	($)		($)	2007(1)

Herbert D. Kelleher	Employment Contract	—	$31,860	$117,196	(2)	—	$1,334,582	(3)
Colleen C. Barrett	Employment Contract	—	$37,200	$21,109	(4)	—	$283,603	(5)
	Excess Benefit Plan	—	—	$3,732	(6)	—	$53,988	(7)
Gary C. Kelly	Employment Contract	—	$39,822	$5,836	(8)	—	$115,630	(9)
	Excess Benefit Plan	—	—	$3,535	(6)	—	$51,137	(7)
Laura Wright	—	—	—	—		—	—
Ron Ricks	Excess Benefit Plan	—	—	$2,090	(6)	—	$45,492	(10)

(1)	Southwest contributions reflect amounts earned for performance during 2007. Because ProfitSharing contributions are not calculated until after year-end, these amounts were not actually contributed to the executive’s account during 2007 and are therefore not included in the aggregate balance at December 31, 2007. All of the amounts in the “Southwest Contributions in Last Fiscal Year” column are also reported for these officers in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Includes the $41,956 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2007.

(3)	Of this amount, $81,762 was previously reported as compensation to the named executive officer in the Summary Compensation Table for 2006.

(4)	Includes the $7,557 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2007.

(5)	Of this amount, $56,341 was previously reported as compensation to the named executive officer in the Summary Compensation Table for 2006.

(6)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed year in the Summary Compensation Table.

(7)	The Company did not make contributions to the Excess Benefit Plan on behalf of the named executive officer during 2006. Therefore, none of this amount has been reported as compensation to the named executive officer in the Summary Compensation Table for 2006.

(8)	Includes the $2,089 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2007.

(9)	Of this amount, $51,428 was previously reported as compensation to the named executive officer in the Summary Compensation Table for 2006.

(10)	Of this amount, $3,387 was previously reported as compensation to the named executive officer in the Summary Compensation Table for 2006.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of their employment contracts, Mr. Kelleher, Mr. Kelly, and Ms. Barrett have the right to terminate their employment contracts within 60 days after the occurrence of a change of control of the Company. In such event, their employment contracts provide for a lump sum severance payment equal to their unpaid base salary for the remaining term of the contract plus $750,000. Mr. Kelleher, Mr. Kelly, and Ms. Barrett would not be entitled to any special compensation or benefits in the event of termination of employment for any reason other than a change of control, with the exception of termination on account of any disabling illness resulting from a job-related cause. A disabling illness is defined to include any emotional or mental disorder, physical disease, or injury as a result of which the executive is, for a continuous period of 90 days, unable to perform his or her duties under the employment contract. If the executive’s employment is terminated by the Company due to disability resulting from a job-related cause (after an additional 90 day notice period during which the executive has not recovered), the executive is entitled to receive regular installments of his or her base salary in effect at the time of termination of employment for the remainder of the term of the employment contract. The structure of these agreements has been in place since 1982, and the $750,000 lump sum amount has been in place since 1988. As discussed above, the change of control provisions for these individuals are intended to assure that, should the Company receive proposals from third parties with respect to its future, these key officers can, without being influenced by the uncertainties of their own situations, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate. For purposes of these agreements, as well as the Executive Service Recognition Plan discussed below, a change of control is generally deemed to occur in the event that a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election.

In 1987, the Board of Directors of the Company established an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive and key personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company. As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with Mr. Ricks and Ms. Wright. The Principal Officers are not participants in this plan due to the provisions contained in their employment contracts. The terms of the employment agreements with Mr. Ricks and Ms. Wright would be invoked only in the event of a change of control, and these executives are not entitled to any special compensation or benefits in the event of termination of employment for any reason other than a termination of employment subsequent to a change of control. Under the terms of these agreements, Mr. Ricks and Ms. Wright must remain in the employment of the Company for one year after the occurrence of a change of control (the “Employment Year”). In such event, they would be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, they would be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change of Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the Change of Control occurs. If, during the Employment Year, the executive’s employment were to be terminated other than for cause or the executive were to resign for good reason, then the executive would be entitled a lump sum payment equal to:

(a)	a pro rated bonus, which would be based on the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination;

(b)	the executive’s annual base salary in effect at the time of notice of termination;

(c)	the Change of Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the Change of Control has occurred, but not the date of termination of employment), or, if no such bonus has been paid, the Change of Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

“Good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change of control or a failure of the Company to abide by the provisions of the executive’s agreement.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

	Termination by the	Termination				Termination After a
	Company at	by the				Change in Control
	Any Time Due to	Company				(i) by the
	Disability Occurring	Due to				Executive for Good
	for Any Reason	Disability	Termination		Voluntary	Reason or (ii) by
	Other Than as a	Occurring as a	by the		Termination by the	the Company for
	Result of a	Result of a	Company at	Change of	Executive Within	Reasons Other Than
	Job-Related	Job-Related	Any Time	Control	60 Days After a Change	for Cause or
Name	Cause	Cause	for Cause	($)	in Control ($)	Disability

Herbert D. Kelleher	—	$2,216,667	—	—	$2,966,667	n/a
Colleen C. Barrett	—	$2,199,741	—	—	$2,057,534	n/a
Gary C. Kelly	—	$1,307,534	—	—	$2,949,741	n/a
Laura Wright	—	—	—	—	n/a	$709,000
Ron Ricks	—	—	—	—	n/a	$1,009,500

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change of control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefit ($)(1)

Herbert D. Kelleher	—
Colleen C. Barrett	—
Gary C. Kelly	—
Laura Wright	—
Ron Ricks	—

(1)	Assumes the triggering event took place on December 31, 2007, and reflects the aggregate market value of unvested options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $12.20 (the closing price of the Company’s common stock on December 31, 2007) and the exercise price of the options by (ii) the number of shares underlying unvested options at December 31, 2007.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, the executives would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s Excess Benefit Plan and/or their employment contracts (as applicable), each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2007.”

COMPENSATION OF DIRECTORS

Fiscal 2007 Director Compensation

The following table provides information regarding compensation earned by the Directors during the year ended December 31, 2007:

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation		Total
Name(1)	($)(2)	($)(3)	($)(4)	($)		($)

David W. Biegler	$57,035	$12,200	$14,932	$2,262	(5)	$86,429
Louis E. Caldera	$56,370	$5,180	$20,119	$4,636	(5)	$86,305
C. Webb Crockett	$49,382	$500	—	$792	(5)	$50,674
William H. Cunningham	$61,167	$500	—	$1,244	(5)	$62,911
William P. Hobby	$28,390	$12,328	—	$76,018	(6)	$116,736
Travis C. Johnson	$57,537	$500	—	$2,940	(5)	$60,977
Nancy B. Loeffler	$35,730	$5,180	$20,119	$1,413	(5)	$62,442
John T. Montford	$60,318	$2,840	$25,041	$1,753	(5)	$89,952

(1)	Directors who also serve as executive officers of the Company do not receive compensation other than for their services as an executive officer. Such Directors are therefore not included in this table.

(2)	Reflects amounts earned for performance during 2007, whether or not paid during 2007. Retainer fees have been allocated to 2007, as appropriate.

(3)	Reflects the dollar amount recognized as a liability for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R with respect to performance shares granted under the Company’s Outside Director Incentive Plan. Amounts therefore include expense related to performance shares granted in and prior to fiscal 2007, as applicable. These awards are discussed in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In accordance with the terms of the Outside Director Incentive Plan, each of the Directors listed in the table (other than Governor Hobby) was granted 1,000 performance shares in May 2007. The grant date fair value for each of these grants was $14,420. The aggregate number of performance shares outstanding at December 31, 2007, for each of the Directors listed in the table was as follows: Mr. Biegler — 1,000; Mr. Caldera — 3,250; Mr. Crockett — 4,750; Dr. Cunningham — 4,750; Governor Hobby — 0; Mr. Johnson — 4,750; Ms. Loeffler — 3,250; Mr. Montford — 4,000. Performance shares were the only type of stock award held by these Directors at fiscal year end.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R with respect to stock options granted to these Directors. Amounts therefore include expense related to stock options granted in and prior to fiscal 2007, as applicable. Assumptions used in calculating the amounts for fiscal 2007 are included in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Mr. Biegler was the only non-Employee Director to receive an option grant during 2007. The grant date fair value of his grant was $44,796. The aggregate number of shares underlying stock options outstanding at fiscal year end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Mr. Caldera — 10,000; Mr. Crockett — 0; Dr. Cunningham — 15,000; Governor Hobby — 0; Mr. Johnson — 0; Ms. Loeffler — 10,000; Mr. Montford — 10,000. Stock options were the only type of option award held by these Directors at December 31, 2007.

(5)	Consists of reimbursement for taxes on flight benefits.

(6)	Consists of (i) a $75,000 payment to Governor Hobby pursuant to the Company’s Severance Plan for Directors in connection with his retirement from the Board in May 2007 and (ii) $1,018 of reimbursement for taxes on flight benefits. The Severance Plan for Directors is discussed further below. In connection with his retirement, Governor Hobby also received a payout of his performance shares in the amount of $69,778. The related expense for 2007 is reflected in the “Stock Awards” column. The payout of the performance shares was in accordance with the terms of the Southwest Airlines Co. Outside Director Incentive Plan, which is discussed further below.

Directors’ fees are paid on an annual basis in May of each year. Each Director of the Company who is not an Employee of the Company was paid $13,780 for his or her services as a Director during the 12-month period ended May 2007. These fees were increased to $14,260 for services during the 12-month period ending May 2008 and will be increased to $14,760 for services during the 12-month period ending May 2009. In addition, these Directors received $3,525 for attendance at each meeting of the Board of Directors during the 12-month period ended May 2007. These fees were increased to $3,650 for meetings during the 12-month period ending May 2008 and will be increased to $3,780 for meetings during the 12-month period ending May 2009. Committee members received $1,835 for attendance at each Committee meeting during the 12-month period ended May 2007. This fee was increased to $1,900 for meetings during the 12-month period ending May 2008 and will be increased to $1,970 for meetings during the 12-month period ending May 2009. Members of the Executive Committee, other than Mr. Kelleher, received an additional $6,720 for their services on such Committee during the 12-month period ended May 2007. This fee was increased to $6,955 for services during the 12-month period ending May 2008 and will be increased to $7,200 for the 12-month period ending May 2009. The Chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees received annual retainer fees of $9,000, $3,860, and $3,860 respectively, for their service as Chairs of such Committees during the 12-month period ended May 2007. These fees were increased to $9,320, $4,000, and $4,000, respectively, for the 12-month period ending May 2008 and will be increased to $9,650, $4,140, and $4,140, respectively, for the 12-month period ending May 2009. Officers of the Company receive no additional compensation for their services on the Board.

Southwest Airlines Co. Outside Director Incentive Plan.  In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the performance of the Company’s common stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable performance shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company granted 750 performance shares to each non-Employee Director who served since the previous Annual Meeting. Beginning with the May 2007 Annual Meeting of Shareholders, this was increased to 1,000 performance shares. A performance share is a unit of value equal to the fair market value of a share of the Company’s common stock, based on the average closing sale price of the common stock as reported on the NYSE. On the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, such non-Employee Director is entitled to an amount equal to the average fair market value of the common stock during the 30 days preceding such Director’s last date of service multiplied by the number of performance shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company.

Southwest Airlines Co. Severance Plan for Directors.  In 2000, the Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors. Pursuant to this plan, upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with management. In addition, we have discussed with Ernst & Young LLP, the independent auditing firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee also has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with that firm its independence from the Company and the compatibility of its provision of services other than auditing services with such independence. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we have deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE

William H. Cunningham, Chair
David W. Biegler
Louis E. Caldera
Travis C. Johnson
John T. Montford

PROPOSAL 2
RATIFICATION OF SELECTION OF AUDITOR

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

The affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the independent auditor for the Company. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s auditors for the fiscal year ending December 31, 2008. Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2007 and 2006:

		Audit-
		Related	Tax	All Other
Year	Audit Fees(1)	Fees(2)	Fees(3)	Fees(4)	Total Fees

2007	$1,066,233	$195,000	$48,340	$6,000	$1,315,573
2006	$1,081,000	$163,700	$42,123	$6,000	$1,292,823

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Reports on Internal Controls and the audit of a wholly owned captive insurance company.

(2)	Includes fees for audits of benefit plans.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of a subscription to Ernst & Young’s Global Accounting & Auditing Information Tool.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditor during 2007 were pre-approved by the Audit Committee, or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL
DIRECTORS TO BE ELECTED BY MAJORITY VOTE BYLAW
(PROPOSAL 3)

The Company has been notified by Mr. John Chevedden that he intends to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

3 — Directors to be Elected by Majority Vote Bylaw

Resolved: Shareholders request that our company adopt a bylaw specifying that the election of our directors shall be decided by a majority of the votes cast, with a plurality vote standard used in those director elections in which the number of nominees exceeds the number of directors to be elected.

This proposal will give shareholders a meaningful role in director elections. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. Under our current plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

More than one-hundred (122) shareholder proposals on this topic won an impressive 49% average yes-vote in 2007. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. The Council sent letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic. Leading proxy advisory firms also recommended voting for this proposal topic.

John Chevedden, Redondo Beach, Calif., said that the merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•	Our following directors received our 22% to 39% withhold votes in 2007:

Mr. Kelly	22%
Mr. Kelleher	23%
Ms. Barrett	24%
Ms. Loeffler	25%
Mr. Crockett	39%

•	Mr. Caldera owned zero shares – Commitment concern.
•	Plus Mr. Caldera served on the IndyMac Bancorp (IMB) board rated “D” by The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm.
•	We had no shareholder right to:
1) Cumulative voting.
2) Act by written consent.
3) Elect any director by a majority vote.

Additionally:

•	Two of our directors were long-tenured with 29 and 40 years tenure – Recruitment concern.
•	Mr. Cunningham was over-extended with a total of 5 directorships.
•	Mr. Cunningham was also an “Accelerated Vesting” director according to The Corporate Library. This was due to Mr. Cunningham’s involvement with a board that sped up stock option vesting to avoid recognizing the associated cost.
•	Plus Mr. Cunningham chaired our audit committee and served on the LIN TV (TVL) board rated “D” by The Corporate Library.
•	Three directors were insiders – Independence concern.
•	Our full board met only 6-times in a year.
•	We had 3 directors over age 70 – Recruitment concern.
•	And our directors can be re-elected with one yes-vote from our 700 million shares.

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now and encourage our board to respond positively to this proposal:

Directors to be Elected by Majority Vote Bylaw –
Yes on 3

BOARD OF DIRECTORS POSITION AGAINST PROPOSAL 3

Your Directors recommend a vote AGAINST the adoption of this Shareholder Proposal for the following reasons:

The Company’s Directors are currently elected by a “plurality” vote, which means that, with respect to the number of available Board memberships, the nominees who receive the greatest number of votes are elected. Proposal 3 asks the Company’s Board to amend the Company’s bylaws to change the standard in uncontested elections to a majority vote standard. The Board believes the plurality vote standard, which is the default standard under Texas law (the law of the Company’s state of incorporation), continues to be the best standard for electing Directors. In particular, the Board believes a change in standard is unnecessary and could in fact lead to unintended and undesirable consequences.

The Board believes this proposal is unnecessary given the numerous steps taken by the Board to ensure quality nominees and the historic voting record in favor of Director nominees. Director nominees are evaluated and recommended for election by the Nominating and Corporate Governance Committee, which is comprised solely of independent, non-Employee Directors. The Nominating and Corporate Governance Committee is required to take into consideration the criteria for Board membership set forth in the Company’s Corporate Governance Guidelines. These guidelines are designed to identify and allow the Committee to propose Director nominees (including Shareholder nominees) who will serve the best interests of the Company and its Shareholders. The Board believes it is important to balance the proponent’s concerns with respect to matters such as age, independence, and tenure on the Board against the significant benefits associated with retaining Board members who have tremendous institutional knowledge of the Company’s operations and its industry. Reflecting the strength of the Company’s current process, the Company’s nominees have always easily received a majority vote. Therefore, there has never been a Shareholder meeting at which a majority vote standard would have impacted the outcome of the election.

The Board also believes this proposal may not achieve its desired intent. While the concept of majority voting for the election of Directors may initially appear straightforward and democratic, the Board believes the majority vote standard recommended by this proposal would likely result in unintended consequences, as the proposal may not in fact achieve the proponent’s goal of electing Directors by a majority vote and removing those Directors who do not receive a majority vote. For example, if a non-incumbent nominee in an uncontested election fails to receive a majority vote for election, the result will be a vacancy on the Board that will be filled by the remaining members of the Board, not Shareholders. In the event that an incumbent Director in an uncontested election fails to receive a majority vote for re-election, under Texas law and the Company’s bylaws, that Director, although not elected by the Shareholders, nonetheless remains on the Board indefinitely as a “holdover” until (i) the election of a successor at a subsequent Shareholder meeting or (ii) the Director’s resignation. A resignation results in either a smaller Board or in a vacancy being filled by the Board, not the Shareholders. The Board does not believe that these results are beneficial to Shareholders, nor do they improve accountability.

In addition to the above considerations, the Board believes you should be aware of a rule change that has been proposed by the NYSE. Under current NYSE rules, a Shareholder who holds shares through a broker (or other custodian) is asked to provide instructions to the broker as to how to vote the shares; however, in the event instructions are not provided, the broker is entitled to vote the shares on the account holder’s behalf. Under the NYSE’s proposed rule, brokers would no longer be able to vote shares for which they have not received voting instructions. Therefore, it is likely that fewer votes would be cast, as it is not unusual for a large number of Shareholders to fail to give voting instructions. When combined with this proposal, the

NYSE’s proposed rule could cause unintended consequences. Because the standard for Director election under this proposal is a majority of the votes cast, a single-issue activist would need to mobilize only a minority of the Company’s Shareholders to achieve “NO” votes from a majority of the votes cast. As a result, a minority of the Company’s shares outstanding could act to defeat a Director’s election. Single issue shareholder activists have a history of mounting “vote no” campaigns to signal displeasure with various matters and to send a message to the Board. Under a majority vote standard, these types of campaigns can have real consequences. The Board believes it is unlikely Shareholders generally want the consequence of a single-issue message to be the actual failure to elect a particular Director or group of Directors, particularly given that the current plurality vote standard allows Shareholders to nonetheless register dissatisfaction by means of a “withhold” vote for one or more Directors. The Board asks that Shareholders not underestimate the impact of a significant “withhold” vote. The Board understands the importance of examining the reasons for the dissatisfaction. The Board also believes it is important, though, to have the opportunity to determine whether such a vote is intended merely to send a message to the Board or whether the purpose is in fact to remove a Director from the Board.

Active Shareholder participation in a well-designed process for the election of Directors is important to the Company. In fact, the Board responded to Shareholder action regarding the election of Directors in 2005 when it approved the amendment of the Company’s Bylaws to eliminate a classified Board structure. Prior to such time, Directors were elected for a three-year term. As a result of the Board’s responsive action, all Directors are now subject to election or re-election by the Shareholders every year. The Board also responded to the request of Shareholders last year when it amended its Articles of Incorporation and Bylaws to eliminate super-majority provisions.

The Board recognizes that there continues to be discussion among governance experts and others on whether requiring majority voting in the election of Directors is a worthy and workable goal and on how best to address the concerns raised by a majority vote standard. The Board respectfully suggests, however, that, in view of the consistency of the Company’s performance and the Company’s record of responsiveness to Shareholder concerns, there is no urgency to adopt this proposal. In particular, the Board urges caution in light of the NYSE’s proposed rule change. The Board will continue to monitor developments with respect to the majority voting standard and the NYSE’s proposed rule and will carefully consider whether changes to the Company’s current voting system are appropriate and in the best interests of the Shareholders and the Company.

Therefore, the Board of Directors recommends a vote AGAINST this Shareholder Proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL
INDEPENDENT COMPENSATION COMMITTEE
(PROPOSAL 4)

The Company has been notified by the office of Mr. William C. Thompson, Jr., Comptroller of the City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System (collectively, the “Systems”), that the Systems intend to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of each proponent of this proposal and the number of shares of the Company’s common stock held by each proponent of this proposal.

INDEPENDENT COMPENSATION COMMITTEE

CREATION OF AN INDEPENDENT COMPENSATION COMMITTEE

Submitted by William C. Thompson, Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

WHEREAS, we believe the primary role of the Compensation Committee (the “Committee”) is structuring executive pay and evaluating executive performance. Critical to performing these functions is setting key compensation policies and evaluating them annually; setting justifiable performance criteria and challenging performance benchmarks, retaining experts when needed to assist with the process and substance of the Committee’s work; and ensuring full and accurate disclosure of the scope of compensation;

NOW THEREFORE, BE IT RESOLVED, the shareholders request the Board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.

BE IT FURTHER RESOLVED, for the purpose of this proposal an independent director is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:

(1) is not, or has not been employed by the corporation, or employed by, or a director of, an affiliate; and

(2) whose relative is not, or in the past 5 years, has not been employed by the corporation, or employed by, or a director of, an affiliate, and

(3) complies with Sections (b)-(h) of the Council of Institutional Investors Definition of Director Independence as found on its website:
http://www.cii.org/policies/ind_dir_defn.htm

BOARD OF DIRECTORS POSITION AGAINST PROPOSAL 4

Your Directors recommend a vote AGAINST the adoption of this Shareholder Proposal for the following reasons:

The Board recognizes the importance of having a Compensation Committee composed of members who are free to exercise independent judgment in making executive compensation decisions. Members of the Company’s Compensation Committee not only meet the independence criteria set forth in the rules established by the NYSE, they also satisfy the independence standards set forth in Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. In addition, the Board believes that all members currently satisfy the requirements set forth in this proposal. The Board therefore believes no meaningful additional measure of Board independence would be accomplished through adoption of the requirements set forth in this proposal. Instead, the Board believes additional restrictions on Compensation Committee membership could impair the Company’s ability to recruit individuals who hold other attributes that are also critical to effective service on the Compensation Committee.

To have an effective Board and Compensation Committee, the Company must recruit individuals with a variety of talents, experience, knowledge, and professional skills. In addition to being free to exercise independent judgment in making executive compensation decisions, members of the Compensation Committee must also have the background and business expertise necessary to address compensation issues and analyze executive performance on an informed basis. The Board believes the members of the Board and its Compensation Committee benefit the Company’s Shareholders with their expertise and varied business experience and provide an ability to view the Company and its compensation from a broad perspective. While independent judgment in the Boardroom is essential, the Board believes it is inadvisable for the Board to risk sacrificing the experience and wisdom of future potential members of the Board and of the Compensation Committee who might not meet this proposal’s independence standards.

The independence criteria established by the NYSE are based on the recommendations of the Corporate Accountability and Listing Standards Committee appointed by the NYSE and are the result of extensive research, input, and analysis. The Board therefore believes the existing independence requirements adequately foster the exercise of independent judgment by members of the Compensation Committee in making executive compensation decisions. Since the members of the Compensation Committee already meet these existing independence requirements, the Board believes the proposal would only serve to add unnecessary restrictions without providing any significant additional benefits.

Therefore, the Board of Directors recommends a vote AGAINST this Shareholder Proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL
SUSTAINABILITY REPORTING
(PROPOSAL 5)

The Company has been notified by Calvert Asset Management Company, Inc., Domini Social Investments LLC, and Clean Yield Asset Management (on behalf of the Walter and Conny Lindley Donations Trust) that they intend to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, upon receipt of the Shareholder’s written or oral request, the name and address of each proponent of this proposal and the number of shares of the Company’s common stock held by each proponent of this proposal.

Southwest Airlines Co. - 2008

Whereas:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. According to research consultant Innovest, major investment firms including ABN-AMRO, Schroders, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Globally over 2,300 companies issued reports on sustainability issues in 2006 (www.corporateregister.com). An earlier study found more than half of the global Fortune 250 issue such reports (KPMG International Survey of Corporate Responsibility Reporting 2005).

Unfortunately, the majority of US domestic airlines lag behind their global industry peers on sustainability reporting, especially regarding key aviation issues such as climate change. British Airways and Air France-KLM have taken leadership roles in these areas through the publication of comprehensive sustainability reports that address their company’s impacts on the environment, employee safety, labor relations, and customer safety.

Commercial aviation is estimated to contribute between 2-3% of total anthropogenic CO2 emissions to the atmosphere. Furthermore, the commercial aviation industry continues to grow at an unprecedented rate. According to the Air Transport Association’s 2007 Economic Report, US airlines posted a 2.4% growth in passenger traffic between 2005 and 2006. The recent action by European regulators to include airlines as part of the EU Emissions Trading Scheme underscores the importance of the airline industry in GHG reduction efforts.

Since 2003, Southwest Airlines has demonstrated a steady growth across most of its operating data (i.e. load factor, revenue passenger miles, trips flown, etc.). Given the industry’s large social and environmental footprint, we feel it is imperative that Southwest develop clear policies and programs that address the impacts of its operations on the environment and on society.

RESOLVED:  Shareholders request that the Board of Directors prepare a sustainability report describing corporate strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts such as waste management and recycling, as well as employee and product safety. The report, prepared at reasonable cost and omitting proprietary information, should be published by October 2008.

SUPPORTING STATEMENT:
The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Southwest use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“the Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations.

BOARD OF DIRECTORS POSITION AGAINST PROPOSAL 5

Your Directors recommend a vote AGAINST the adoption of this Shareholder Proposal for the following reasons:

Since its inception, the Company has focused on the longterm sustainability of its business and believes this focus has had a direct impact on the Company’s ability to remain profitable. In particular, the Company believes its efforts towards fuel conservation and efficiency have not only helped the Company achieve its goal of getting Customers to their destination as directly and cost effectively as possible, it has also helped the Company to reduce air emissions associated with the Company’s industry. The Company has not openly publicized its performance in this area because it has been an inherent part of the Company’s culture and business approach. The Company does, however, recognize that sustainability is a prominent issue in today’s world and that its Customers, Employees, and Shareholders desire to have a better understanding of the manner in which the Company addresses sustainability issues. Therefore, in March 2008, the Company published its first Environmental Stewardship Report, which details the Company’s efforts with respect to the following:

•	Green House Gas Emissions Management. The Company operates one of the industry’s most modern and fuel efficient fleets, reflecting, among other things, the Company’s (i) significant investment in fuel efficient engines and fuel-saving winglets and (ii) renowned quick turnaround times. All these initiatives decrease the Company’s greenhouse gas emissions.
•	Energy Recovery and Recycling. The Company is committed to reducing waste, recycling, and recovering energy, as evidenced by its pioneering of the “paperless” ticketing system, as well as several recycling initiatives.
•	Environmental Education and Awareness. Employees in maintenance and ground operations are trained annually regarding environmental stewardship and compliance, and the Company has established an Employee Green Team to identify new and better ways to protect the environment.
•	Community Involvement and Noise Reduction. Southwest’s aircraft are Stage 3 noise compliant, and the addition of winglets and engine modifications make its fleet one of the nation’s quietest. This again reflects the Company’s significant investment in environmental stewardship.
•	Energy Use and Conservation. The Company has initiated several programs to reduce the amount of energy it consumes, including (i) purchasing energy from renewable sources, (ii) installing energy-efficient facility lighting systems, and (iii) incorporating green building and energy efficient designs into the construction and renovation of its facilities.

•	Southwest’s Environmental Vision for the Future. Southwest is fully committed to continue working with its partners to find viable alternatives to petroleum-based fuel and to design more fuel-efficient engines and aircraft. Southwest is also committed to Required Navigation Performance (RNP), which allows for shortened flight time, more direct routes, and reduced fuel consumption with corresponding reductions in greenhouse gas emissions.

In addition to the Environmental Stewardship Report, the Company has published the following documents, which have already codified the Company’s culture of conducting business in a socially responsible manner in accordance with applicable governmental environmental, safety, and health requirements: (i) Southwest Airlines Social Responsibility Statement; (ii) Southwest Airlines Code of Ethics; (iii) Southwest Airlines Policy Concerning Harassment, Sexual Harassment, or Discrimination; (iv) Southwest Airlines Customer Service Commitment; and (v) Southwest Airlines Goals for Success.

The Board believes the foregoing documents provide a significant portion of the information requested by the proponents. In particular, the Board believes the Environmental Stewardship Report provides information regarding the areas that present the most concern with respect to the airline industry. The Company is nonetheless continuing to look into the advisability of preparing a more expansive report, but deems it advisable to take the time and effort to adequately assess the financial and human resources that would be required to expand the report into various additional areas. The Board intends to weigh the additional use of financial and human resources against the degree of benefit that would be obtained by the Company’s stakeholders from the additional information. The Board therefore believes prudence dictates that Shareholders not approve this proposal at this time.

Therefore, the Board of Directors recommends a vote AGAINST this Shareholder Proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2009 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30 day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal before March 22, 2009, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

In addition, any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and proxy relating to the 2009 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on the first page of this Proxy Statement, so that the Secretary receives it no later than December 18, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Herbert D. Kelleher
Chairman of the Board
April 17, 2008

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement relate to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing account, as well as any shares you may own in your own name.

Under the Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instructions from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet, or complete and sign the form enclosed and return it in the addressed, postage-free envelope by May 19, 2008.

APPENDIX A

Southwest Airlines Co.
Audit and Non-Audit Services Preapproval Policy
Adopted March 20, 2003

I.  Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.  Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III.  Audit Services

The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV.  Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V.  Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.  All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.  Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII.  Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or Vice President — Finance and must include a detailed description of the services to be rendered. The Vice President — Finance will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Vice President — Finance and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX B

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File No. 1-7259
Southwest Airlines Co.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1563240 (I.R.S. Employer Identification No.)
P.O. Box 36611 Dallas, Texas (Address of principal executive offices)	75235-1611 (Zip Code)

Registrant’s telephone number, including area code:
(214) 792-4000

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock ($1.00 par value)	New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☑     No ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑     Accelerated filer ☐     Non-accelerated filer ☐

Indicate by check mark if the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the common stock held by non-affiliates of the registrant was approximately $11,172,660,474, computed by reference to the closing sale price of the common stock on the New York Stock Exchange on June 29, 2007, the last trading day of the registrant’s most recently completed second fiscal quarter.

Number of shares of common stock outstanding as of the close of business on January 30, 2008: 735,665,898 shares

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Company’s Annual Meeting of Shareholders to be held May 21, 2008 are incorporated into Part III of this Annual Report on Form 10-K.

PART I

Item 1.	Business

Overview

Southwest Airlines Co. is a major passenger airline that provides scheduled air transportation in the United States. Based on the most recent data available from the U.S. Department of Transportation (“DOT”), Southwest is the largest air carrier in the United States, as measured by the number of originating passengers boarded and the number of scheduled domestic departures. Southwest commenced Customer Service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities — Dallas, Houston, and San Antonio. As of December 31, 2007, Southwest operated 520 Boeing 737 aircraft and provided service to 64 cities in 32 states throughout the United States. In 2007, Southwest recommenced service to San Francisco International Airport.

Southwest focuses principally on point-to-point, rather than hub-and-spoke, service, providing its markets with frequent, conveniently timed flights and low fares. As of December 31, 2007, Southwest served 411 nonstop city pairs. Historically, Southwest has served predominantly short-haul routes, with high frequencies. In recent years, Southwest has complemented this service with more medium to long-haul routes, including transcontinental service.

Southwest has a low cost structure, enabling it to charge low fares. Adjusted for stage length, Southwest has lower unit costs, on average, than most major network carriers. Southwest’s low cost advantage is facilitated by reliance upon a single aircraft type, an operationally efficient route structure, and highly productive Employees.

Fuel Cost Impact and Related Growth Plans and Initiatives

Fuel prices can have a significant impact on Southwest’s profitability. From October 1, 2007 through December 31, 2007, the average cost per gallon for jet fuel was $1.87. Southwest’s average cost of jet fuel, net of hedging gains and excluding fuel taxes, over the past five years was as follows:

	Cost	Average Cost	Percent of
Year	(Millions)	Per Gallon	Operating Expenses

2003	$830	$.72	14.9%
2004	$1,000	$.83	16.3%
2005	$1,341	$1.03	19.6%
2006	$2,138	$1.53	26.2%
2007	$2,536	$1.70	28.0%

Fuel costs, coupled with evidence of slowing economic growth and the impact of labor costs, led to the Company’s decision in 2007 to slow capacity growth through a combination of schedule adjustments and fleet changes. The Company has been working on optimizing its flight schedule by reducing frequency on less profitable routes and reallocating capacity to potentially more rewarding markets. This in turn has allowed the Company to reduce the number of aircraft it will add to its fleet in 2008. As discussed further below under “Properties,” the Company has also adjusted its aircraft deliveries from Boeing.

In addition to schedule adjustments, the Company has developed several initiatives designed to enhance Customer Service and to help offset increasing costs through improving future revenues. These initiatives include, among others:

•	Implementation of a new Customer boarding method for flights;

•	Commencement of a significant gate re-design to enhance the airport experience for Customers;

•	Introduction of a new fare structure, including a “Business Select” product;

•	Introduction of enhancements to the Company’s Rapid Rewards frequent flyer program;

•	Launch of a new advertising campaign;

•	Announcement of an expansion of the Company’s GDS (Global Distribution System) and corporate travel account efforts; and

•	Exploration of international codeshare alliances.

The Company’s initiatives are discussed in more detail below under “Operating Strategies and Marketing.” Fuel costs and Southwest’s fuel hedging activities are discussed in more detail below under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Regulation

The airline industry is regulated heavily, especially by the federal government. Examples of such regulation include:

Economic and Operational Regulation

•	Aviation Taxes. The statutory authority for the federal government to collect aviation taxes, which are used, in part, to finance the nation’s airport and air traffic control systems, and the authority of the

Federal Aviation Administration (“FAA”) to expend those funds must be periodically reauthorized by the U.S. Congress. This authority was scheduled to expire on September 30, 2007. However, Congress has approved a temporary extension of this authority through February 29, 2008. Similar temporary extensions or a reauthorization for a fixed term are expected to occur in 2009. Other proposals being considered by Congress in connection with the FAA reauthorization legislation include: (i) the imposition of new user fees on jet-powered aircraft, (ii) an increase in the amount of airport passenger facility charges, and (iii) the adoption of new unfunded mandates on commercial airlines such as passenger-rights standards and labor protection provisions, any of which could have an impact on the Company’s operations.

•	U.S. Department of Transportation. The DOT has significant regulatory jurisdiction over passenger airlines. To provide passenger transportation in the United States, a domestic airline is required to hold a Certificate of Public Convenience and Necessity issued by the DOT. A certificate is unlimited in duration and generally permits the Company to operate among any points within the United States and its territories and possessions. The DOT may revoke a certificate, in whole or in part, for intentional failure to comply with federal aviation statutes, regulations, orders, or the terms of the certificate itself. The DOT also has jurisdiction over certain economic and consumer protection matters such as advertising, denied boarding compensation, baggage liability, and access for persons with disabilities. The DOT may impose civil penalties on air carriers for violations of its regulations in these areas.

•	Wright Amendment. The International Air Transportation Competition Act of 1979, as amended (the “Act”), imposed restrictions on the provision of air transportation to and from Dallas Love Field. The applicable portion of the Act, commonly known as the “Wright Amendment,” impacted Southwest’s scheduled service by prohibiting the carrying of nonstop and through passengers on commercial flights between Dallas Love Field and all states outside of Texas, with the exception of the following states (the “Wright Amendment States”): Alabama, Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, and Oklahoma. In addition, the Wright Amendment only permitted an airline to offer flights between Dallas Love Field and the Wright Amendment States to the extent the airline did not offer or provide any through service or ticketing with another air carrier at Dallas Love Field and did not market service to or from Dallas Love Field and any point outside of a Wright Amendment State. In other words, a Customer could not purchase a single ticket between Dallas Love Field and any destination other than a Wright Amendment State. The Wright Amendment did not restrict flights operated with aircraft having 56 or fewer passenger seats, nor did it restrict Southwest’s intrastate Texas flights or its air service to or from points other than Dallas Love Field.

In 2006, Southwest entered into an agreement with the City of Dallas, the City of Fort Worth, American Airlines, Inc., and the DFW International Airport Board. Pursuant to this agreement, the five parties sought enactment of legislation to amend the Act. Congress responded by passing the Wright Amendment Reform Act of 2006 (the “Reform Act”). The Reform Act immediately repealed through service and ticketing restrictions, thereby allowing the purchase of a single ticket between Dallas Love Field and any U.S. destination (while still requiring the Customer to make a stop in a Wright Amendment State), and reduced the maximum number of gates available for commercial air service at Dallas Love Field from 32 to 20. Southwest currently uses 15 gates at Dallas Love Field. Pursuant to the Reform Act and local agreements with the City of Dallas with respect to gates, Southwest can expand scheduled service from Dallas Love Field and intends to do so. The Reform Act also provides for substantial repeal of the remainder of the Wright Amendment in 2014.

Safety and Health Regulation

The Company and its third-party maintenance providers are subject to the jurisdiction of the FAA with respect to the Company’s aircraft maintenance and operations, including equipment, ground facilities, dispatch, communications, flight training personnel, and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain, and Southwest has obtained, operating, airworthiness, and other certificates. These certificates are subject to suspension or revocation for cause. In addition, pursuant to FAA regulations, the Company has established, and the FAA has approved, the Company’s operations specifications and a maintenance program for the Company’s aircraft, ranging from frequent routine inspections to major overhauls. The FAA, acting through its own powers or through the appropriate U.S. Attorney, also has the power to bring proceedings for the imposition and collection of fines for violation of the Federal Aviation Regulations.

The Company is subject to various other federal, state, and local laws and regulations relating to occupational safety and health, including Occupational Safety and Health Administration and Food and Drug Administration regulations.

Security Regulation

Following the terrorist attacks on September 11, 2001, Congress enacted the Aviation and Transportation Security Act (the “Aviation Security Act”). The Aviation Security Act established the Transportation Security Administration (the “TSA”), a division of the U.S. Department of Homeland Security that is responsible for certain civil aviation security matters. The Aviation Security Act also mandated, among other things, improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs and Border Protection, and enhanced background checks. Under the Aviation Security Act, substantially all security screeners at airports are federal employees, and significant other elements of airline and airport security are overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals.

Enhanced security measures have impacted the Company’s business. In particular, they have had a significant impact on the airport experience for passengers. For example, in the third quarter of 2006, the TSA mandated new security measures in response to a terrorist plot uncovered by authorities in London. These rules, which primarily regulate the types of liquid items that can be carried onboard aircraft, have had a negative impact on air travel, especially on shorthaul routes and with business travelers. Although the TSA has relaxed some of its requirements, the Company is not able to predict the ongoing impact, if any, that these security changes will have on passenger revenues, both in the shortterm and the longterm. The Company has made significant investments to address the impact of these types of regulations, including investments in facilities, equipment, and technology to process Customers efficiently and restore the airport experience. The Company’s Automated Boarding Passes and self service kiosks have reduced the number of lines in which a Customer must wait. In addition, the Company’s gate readers at all of its airports have improved the boarding reconciliation process. The Company also offers baggage checkin through self service kiosks at certain airport locations, as well as Internet checkin and transfer boarding passes at the time of checkin.

Enhanced security measures have also impacted the Company’s business through the imposition of security fees on the Company’s Customers and on the Company. Under the Aviation Security Act, funding for passenger security is provided in part by a $2.50 per enplanement security fee, subject to a maximum of $5.00 per one-way trip. The Aviation Security Act also allows the TSA to assess an Aviation Security Infrastructure Fee (“ASIF”) on each airline. Southwest’s ASIF liability was originally set at $24 million per year. Effective in 2005, the TSA unilaterally increased the amount to $50 million. Southwest and 22 other airlines are joined in litigation presently pending in the U.S. Court of Appeals against the TSA to challenge that increase.

Environmental Regulation

The Airport Noise and Capacity Act of 1990 gives airport operators the right, under certain circumstances, to implement local noise abatement programs, so long as they do not unreasonably interfere with interstate or foreign commerce or the national air transportation system. Some airports have established airport restrictions to limit noise, including restrictions on aircraft types to be used, and limits on the number of hourly or daily operations or the time of operations. These types of restrictions can cause curtailments in service or increases in operating costs and could limit the ability of Southwest to expand its operations at the affected airports.

The Company is subject to various other federal, state, and local laws and regulations relating to the protection of the environment, including the discharge or disposal of materials such as chemicals, hazardous waste, and aircraft deicing fluid. Regulatory developments pertaining to such things as control of engine exhaust emissions from ground support equipment and prevention of leaks from underground aircraft fueling systems could increase operating costs in the airline industry. The Company does not believe, however, that presently pending environmental regulatory developments will have a material impact on the Company’s capital expenditures or otherwise adversely affect its operations, operating costs, or competitive position. However, legislation has been introduced in the U.S. Congress to regulate so-called

“green house gas emissions.” The legislation could impose unknown costs or restrictions on all transportation-related activities, the impact of which is presently unpredictable. Additionally, in conjunction with airport authorities, other airlines, and state and local environmental regulatory agencies, the Company is undertaking voluntary investigation or remediation of soil or groundwater contamination at several airport sites. The Company does not believe that any environmental liability associated with such sites will have a material adverse effect on the Company’s operations, costs, or profitability.

The Company has appointed a “Green Team” to target areas of environmental improvement in all aspects of the Company’s business, while at the same time remaining true to the Company’s low cost philosophy. As part of this initiative, during 2008, the Company will be publishing an Environmental Report describing the Company’s strategies to reduce greenhouse gas emissions and addressing other environmental matters such as waste management and recycling.

Regulation of Customer Service Practices

From time to time, the airline industry has been faced with possible legislation dealing with certain Customer Service practices. As a compromise with Congress, the industry, working with the Air Transport Association, has responded by adopting and filing with the DOT written plans disclosing commitments to improve performance. Southwest Airlines’ Customer Service Commitment is a comprehensive plan that embodies the Mission Statement of Southwest Airlines: dedication to the highest quality of Customer Service delivered with a sense of warmth, friendliness, individual pride, and Company Spirit. The Customer Service Commitment can be reviewed by clicking on “About Southwest” at www.southwest.com. The DOT and Congress monitor the industry’s plans, and there can be no assurance that legislation or regulations will not be proposed in the future to regulate airline Customer Service practices.

Operating Strategies and Marketing

General Operating Strategies

Southwest focuses principally on point-to-point service, rather than the hub-and-spoke service provided by most major U.S. airlines. The “hub-and-spoke” system concentrates most of an airline’s operations at a limited number of hub cities and serves most other destinations in the system by providing one-stop or connecting service through the hub. Point-to-point service allows for more direct nonstop routing than the hub and spoke system, minimizing connections, delays, and total trip time. As a result, approximately 78 percent of Southwest’s Customers fly nonstop. Southwest’s average aircraft trip stage length in 2007 was 629 miles with an average duration of approximately 1.8 hours, as compared to an average aircraft trip stage length of 622 miles and an average duration of approximately 1.7 hours in 2006. Point-to-point service also enables Southwest to provide its markets with frequent, conveniently timed flights and low fares. Examples of markets offering frequent daily flights are: Dallas Love Field to Houston Hobby, 30 weekday roundtrips; Phoenix to Las Vegas, 18 weekday roundtrips; and Los Angeles International to Oakland, 20 weekday roundtrips. Southwest complements these high-frequency shorthaul routes with longhaul nonstop service between markets such as Phoenix and Tampa Bay, Las Vegas and Orlando, and Nashville and Oakland.

Southwest serves many conveniently located secondary or downtown airports such as Dallas Love Field, Houston Hobby, Chicago Midway, Baltimore-Washington International, Burbank, Manchester, Oakland, San Jose, Providence, Ft. Lauderdale/Hollywood, and Long Island Islip airports, which are typically less congested than other airlines’ hub airports. This operating strategy enables the Company to achieve high asset utilization because aircraft can be scheduled to minimize the amount of time they are on the ground. This in turn reduces the number of aircraft and gate facilities that would otherwise be required. The Company is also able to simplify scheduling, maintenance, flight operations, and training activities by operating only one aircraft type, the Boeing 737. All of these strategies enhance the Company’s ability to sustain high Employee productivity and reliable ontime performance.

Simplified Fare Structure

Southwest employs a relatively simple fare structure, featuring low, unrestricted, unlimited, everyday coach fares, as well as even lower fares available on a restricted basis. As of November 1, 2007, Southwest’s highest non-codeshare, one-way unrestricted walkup fare offered was $399 for its longest flights. Substantially lower walkup fares are generally available on Southwest’s short and medium haul flights.

In November 2007, Southwest announced enhancements to its fare structure and unveiled a new fare display on its web site, www.southwest.com. Instead of a large display with numerous fare categories, Southwest has streamlined the process by bundling fares into three major fare columns: “Business Select,” “Business,” and “Wanna Get Away,” with the goal of making it easier for

Customers to choose the fare they want. The new “Business Select” fare is part of the Company’s initiative to increase offerings and improve productivity for the business traveler. Customers who purchase the Business Select fare are allowed to be among the first Customers to board the aircraft. They also receive extra Rapid Rewards credit for the flight and a free drink.

Enhanced Boarding Method and Updated Gate Design

During fourth quarter 2007, the Company introduced an enhanced boarding method, which is designed to significantly reduce the time a Customer spends standing in line at the gate. The enhanced boarding process automatically reserves a place for a Customer in the Customer’s boarding group at the time of check-in by assigning a specific position number within the A, B, or C boarding group. Customers then board the aircraft in that numerical order. The new boarding method also allows for future enhancements, such as product customization and additional incentives for business and leisure travelers.

The Company has also commenced modification of its gate areas with columns and signage that facilitate the new boarding process. The “extreme gate makeover” is also designed to improve the airport experience for all of the Company’s Customers by including (i) a business focused area with padded seats, tables with power outlets, power stations with stools, and a flat screen television for news programming; and (ii) a family area with smaller tables and chairs, “kid friendly” programming on a flat screen television, and power stations for charging electrical devices. The updated gate design is scheduled to be completed during 2008 at virtually all airports served by the Company.

Rapid Rewards Frequent Flyer Program

Southwest’s frequent flyer program, Rapid Rewards, is based on trips flown rather than mileage. Rapid Rewards Customers earn a credit for each one-way trip flown or two credits for each roundtrip flown. Rapid Rewards Customers can also earn credits by using the services of non-airline partners, which include car rental agencies, hotels, and credit card partners, including the Southwest Airlines Chase® Visa card. Rapid Rewards offers two types of travel awards. The Rapid Rewards Award Ticket (“Award Ticket”) offers one free roundtrip award, valid to any destination available on Southwest, after the accumulation of 16 credits within 24 months. The Rapid Rewards Companion Pass (“Companion Pass”) is granted for accumulating 100 credits within a consecutive twelve-month period. The Companion Pass offers unlimited free roundtrip travel, to any destination available on Southwest, for a designated companion of the qualifying Rapid Rewards Member. For the designated companion to use this pass, the Rapid Rewards Member must purchase a ticket or use an Award Ticket. Additionally, the Rapid Rewards Member and designated companion must travel together on the same flight.

Award Tickets and Companion Passes are automatically generated when earned by the Customer rather than allowing the Customer to bank credits indefinitely. Award Tickets are valid for 12 months after issuance and are subject to seat restrictions. Companion Passes have no seat restrictions or “Black out” dates.

The Company also sells credits to business partners, including credit card companies, hotels, and car rental agencies. These credits may be redeemed for Award Tickets having the same program characteristics as those earned by flying.

During 2007, the Company enhanced its Rapid Rewards program and rolled out a new business traveler focused marketing campaign. Rapid Rewards Members who fly 32 or more qualifying one-way flights within a 12-month period receive priority boarding privileges for an entire year. In addition, if travel is purchased at least 36 hours prior to flight time, these passengers also receive the best boarding pass number available (generally, an “A” boarding pass). Customers on this “A-List” are also automatically checked in for their flight in advance of departure. During 2007, Southwest also introduced a new Freedom Award, which allows Rapid Rewards Members the opportunity to exchange two standard Award Tickets for one Freedom Award. The Freedom Award is free of seat restrictions, except for a limited number of blackout dates around major holidays.

Customers redeemed approximately 2.8 million, 2.7 million, and 2.6 million Award Tickets and flights on Companion Passes during 2007, 2006, and 2005, respectively. The amount of free travel award usage as a percentage of total Southwest revenue passengers carried was 6.2 percent in 2007, 6.4 percent in 2006, and 6.6 percent in 2005. The number of fully earned Award Tickets and partially earned awards outstanding at December 31, 2007 was approximately 11.6 million, of which approximately 81 percent were partially earned awards. The number of fully earned Award Tickets and partially earned awards outstanding at December 31, 2006 was approximately 10.1 million, of which approximately 81 percent were partially earned awards. However, due to the expected expiration of a portion of credits making up partial awards, not all of them will eventually turn into useable Award Tickets. In addition, not all Award Tickets will be redeemed for future travel. Since the inception of Rapid Rewards in 1987, approximately 15 percent of all fully earned Award Tickets have expired without being used. The number of Companion Passes outstanding at December 31, 2007 and 2006 was approximately 65,000 and 58,000, respectively. The Company currently estimates that an average of three to four trips will be redeemed per outstanding Companion Pass.

The Company accounts for its Rapid Rewards program obligations by recording, at the time an award is earned, a liability for the estimated incremental cost of the use of flight awards the Company expects to be redeemed. The estimated incremental cost includes direct passenger costs such as fuel, food, and other operational costs, but does not include any contribution to overhead or profit. Revenue from the sale of credits to business partners and associated with future travel is deferred and recognized when the ultimate free travel award is flown or the credits expire unused. The liability for free travel awards earned but not used at December 31, 2007 and 2006 was not material to the Company’s business.

Southwest.com; Expansion of GDS Participation and Corporate Travel Account Efforts

Southwest was the first major airline to introduce a Ticketless travel option, eliminating the need to print and then process a paper ticket altogether, and the first to offer Ticketless travel through the Company’s web site at www.southwest.com. For the year ended December 31, 2007, more than 95 percent of Southwest’s Customers chose the Ticketless travel option, and nearly 74 percent of Southwest’s passenger revenues came through its web site (including SWABiz revenues), which has become a vital part of the Company’s distribution strategy.

In 2007, in order to better attract business travelers, Southwest began exploring selling tickets through channels in addition to its own reservation system, web site, and the Sabre System. Southwest is continuing its efforts to provide travel agent and professional travel manager partners with increased and cost effective access to its fares and inventory. In particular, during 2007, Southwest announced an expansion of its GDS (Global Distribution System) and corporate travel account efforts through a ten-year content distribution agreement with Travelport’s Galileo, a leading provider of global distribution services. The agreement has recently been expanded to include Worldspan, another of Travelport’s global distribution systems. Through the agreement, Southwest intends that all of its published fares and inventory, with the exception of Southwest’s exclusive web fares, will eventually be available to Galileo-connected travel agencies in North America.

RNP

During 2007, Southwest announced an agreement with Naverus, an aviation consulting firm in Seattle, Washington, to partner on development of a Required Navigation Performance (“RNP”) program. RNP combines GPS (Global Positioning System), the capabilities of advanced aircraft avionics, and new flight procedures for the purpose of achieving safer, more efficient, and environmentally friendly flight operations. RNP procedures are designed to reduce fuel consumption, improve safety, and minimize emissions and noise, while simultaneously taking advantage of the high-performance characteristics that exist in an airline’s fleet.

Codesharing

Southwest implemented codesharing in 2005 with ATA Airlines. Under its codeshare arrangement with ATA, Southwest may market and sell tickets for certain flights on ATA that are identified by Southwest’s designator code (for example, “WN Flight 123”). Conversely, ATA may market and sell tickets under its code designator (TZ) for certain flights on Southwest. Any flight bearing a Southwest code designator that is operated by ATA is disclosed in Southwest’s reservations systems and on the Customer’s flight itinerary, boarding pass, and ticket, if a paper ticket is issued. As a result of the ATA codeshare arrangement, Southwest’s Customers are able to purchase single ticket service on Southwest connecting to ATA’s service to Hawaii and Dallas Fort Worth International Airport. Also, members of Southwest’s and ATA’s respective frequent flier programs are able to earn and redeem awards in the other carrier’s program. Finally, beginning in 2006, Southwest began selling ATA-only service at www.southwest.com. Other than the ATA arrangement, Southwest does not interline or offer joint fares with other airlines, nor does Southwest have any marketing or commuter feeder relationships with other carriers; however Southwest is currently exploring international codeshare opportunities.

Management Information Systems

Southwest is continuing to invest in technology to support the initiatives discussed above as well as Southwest’s ongoing operations. Southwest is currently developing a system to replace its current point of sale application in the stations and its refunds system in the back office. Additionally, Southwest has purchased technology that will replace its existing Ticketless system and revenue accounting system. The new systems are designed to, among other things, enhance data flow and thereby increase Southwest’s operational efficiencies and Customer Service capabilities. Southwest is also working to replace its back office accounting systems, payroll system, and human resource information system, with a goal of completion sometime during 2009.

Competition

The airline industry is highly competitive. The Company believes the principal competitive factors in the industry are:

•	Fares;

•	Customer Service;

•	Costs;

•	Frequency and convenience of scheduling;

•	Frequent flyer benefits; and

•	Efficiency and productivity, including effective selection and use of aircraft.

Southwest currently competes with other airlines on all of its routes. Some of these airlines have larger fleets than Southwest and some may have wider name recognition in certain markets. In addition, some major U.S. airlines have established extensive marketing or codesharing alliances, including Northwest Airlines/Continental Airlines/Delta Air Lines; American Airlines/Alaska Airlines; and United Airlines/US Airways. These alliances are more extensive than Southwest’s arrangement with ATA Airlines and enable these carriers to expand their destinations and marketing opportunities. In addition, some airlines are able to offset less profitable domestic fares with more profitable international fares. As discussed above, the Company is evaluating international code sharing opportunities.

The Company is also subject to varying degrees of competition from surface transportation in its shorthaul markets. This competition can be more significant during economic downturns. Although price is a competitive factor in these instances, the Company believes frequency and convenience of scheduling, facilities, transportation safety and security procedures, and Customer Service are also of great importance to many passengers.

The competitive landscape for airlines has changed significantly over the last few years. Following the terrorist attacks on September 11, 2001, the airline industry, as a whole, incurred substantial losses through 2005. The war in Iraq and significant increases in the cost of fuel have exacerbated industry challenges. As a result, a number of carriers have sought relief from financial obligations in bankruptcy, including UAL Corporation, the parent of United Airlines; ATA Airlines; US Airways; Northwest Airlines Corporation, the parent of Northwest Airlines; and Delta Air Lines. UAL Corporation and ATA Airlines emerged from bankruptcy in 2006, and Northwest Airlines Corporation and Delta Air Lines emerged from bankruptcy in 2007. US Airways’ emergence from bankruptcy in 2005 culminated in its merger with America West Airlines in September of that year. Other, smaller carriers have ceased operations entirely. In addition, post-9/11, many carriers shrank capacity, grounded their most inefficient aircraft, cut back on unprofitable service, and furloughed employees. Reorganization in bankruptcy, and even the threat of bankruptcy, has allowed carriers to decrease operating costs through renegotiated labor, supply, and financing contracts. As a result, differentials in cost structures between traditional hub-and-spoke carriers and low cost carriers have significantly diminished. Nevertheless, throughout this entire time period, Southwest has continued to maintain its cost advantage, improve Employee productivity, pursue steady, controlled growth, and provide outstanding Service to its Customers. The factors discussed above have, however, led to more intense competition in the airline industry, generally. In 2006, some carriers began reporting profitable results for the first time since 9/11.

The re-emerging competitiveness of some of the larger carriers, such as United, US Airways, and American, has put pressure on smaller carriers such as AirTran Airways, JetBlue, and Frontier. Like Southwest, several other carriers, large and small, have announced scaled back growth plans, and some carriers have expressed interest in industry consolidation. The Company cannot predict the timing or extent of any such consolidation or its impact (either positive or negative) on the Company’s operations or results of operations.

Insurance

The Company carries insurance of types customary in the airline industry and at amounts deemed adequate to protect the Company and its property and to comply both with federal regulations and certain of the Company’s credit and lease agreements. The policies principally provide coverage for public and passenger liability, property damage, cargo and baggage liability, loss or damage to aircraft, engines, and spare parts, and workers’ compensation.

Following the terrorist attacks, commercial aviation insurers significantly increased the premiums and reduced the amount of war-risk coverage available to commercial carriers. Through the 2003 Emergency Wartime Supplemental Appropriations Act, the federal government has continued to provide supplemental, first-party, war-risk insurance coverage to commercial carriers for renewable 60-day periods, at substantially lower premiums than prevailing commercial rates and for levels of coverage not available in the commercial market. The government-provided supplemental coverage from the Wartime Act is currently set to expire on March 30, 2008. Although another extension beyond this date is expected, if such coverage is not extended by the government, the Company could incur substantially higher insurance costs or unavailability of adequate coverage in future periods.

Seasonality

The business of the Company is somewhat seasonal. Quarterly operating income and, to a lesser extent, revenues have historically tended to be lower in the first quarter (January 1 - March 31) and fourth quarter (October 1 - December 31).

Employees

At December 31, 2007, Southwest had 34,378 active full-time equivalent Employees, consisting of 13,885 flight, 2,079 maintenance, 13,921 ground, Customer, and fleet service, and 4,493 management, accounting, marketing, and clerical personnel.

Southwest has ten collective bargaining agreements, which covered approximately 82 percent of Southwest’s Employees as of December 31, 2007. Southwest’s relations with labor unions are governed by the Railway Labor Act (the “RLA”), which establishes the right of airline employees to organize and bargain collectively. Under the RLA, a collective bargaining agreement between an airline and a labor union generally does not expire, but instead becomes amendable as of a stated date. If either party wants to modify the terms of the agreement, it must notify the other party in the manner required by the RLA and/or described in the agreement. After receipt of such notice, the parties must meet for direct negotiations, and, if no agreement is reached, either party may request the National Mediation Board (the “NMB”) to appoint a federal mediator. If no agreement is reached in mediation, the NMB may determine that an impasse exists and offer binding arbitration to the parties. If either party rejects binding arbitration, a 30-day “cooling off” period begins. At the end of this 30-day period, the parties may engage in “self-help,” unless a Presidential Emergency Board is established to investigate and report on the dispute. The appointment of a Presidential Emergency Board maintains the “status quo” for an additional 60 days. If the parties do not reach agreement during this period, the parties may then engage in “self-help.” “Self-help” includes, among other things, a strike by the union or the airline’s imposition of any or all of its proposed amendments and the hiring of new employees to replace any striking workers. The following table sets forth the Company’s Employee groups and collective bargaining status:

Employee Group	Represented by	Agreement Amendable in

Pilots	Southwest Airlines Pilots’ Association	Currently in negotiation
Flight Attendants	Transportation Workers of America, AFL-CIO (“TWU”)	June 2008
Ramp, Operations, Provisioning, and Freight Agents	TWU	Currently in negotiation
Stock Clerks	International Brotherhood of Teamsters (“Teamsters”)	August 2008
Mechanics	Aircraft Mechanics Fraternal Association (“AMFA”)	August 2008
Customer Service and Reservations Agents	International Association of Machinists and Aerospace Workers, AFL-CIO	November 2008
Aircraft Appearance Technicians	AMFA	February 2009
Flight Dispatchers	Southwest Airlines Employee Association	December 2009
Flight Simulator Technicians	Teamsters	November 2011
Flight/Ground School Instructors and Flight Crew Training Instructors	Southwest Airlines Professional Instructors Association	January 2013

During 2007, as part of its efforts to improve future profitability, the Company offered an early retirement program to certain of its Employees. A total of 608 of approximately 8,500 eligible Employees elected to participate in the program.

Additional Information About Southwest

Southwest was incorporated in Texas in 1967. The following documents are available free of charge through the Company’s website, www.southwest.com: Southwest’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports that are filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. These materials are made available through Southwest’s website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The certifications of the Company’s Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report. Additionally, in 2007 the Company’s Chief Executive Officer certified to the New York Stock Exchange (“NYSE”) that he was not aware of any violation by the Company of the NYSE’s corporate governance listing standards.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

Some statements in this Form 10-K (or otherwise made by the Company or on the Company’s behalf from time to time in other reports, filings with the SEC, news releases, conferences, Internet postings, or otherwise) that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions, or strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may differ materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or the Company’s present expectations. Factors that could cause these differences include, but are not limited to, those set forth below under “Risk Factors.”

Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 1A.	Risk Factors

Southwest’s business is dependent on the price and availability of aircraft fuel. Continued periods of high fuel costs and/or significant disruptions in the supply of fuel could adversely affect the Company’s results of operations.

Airlines are inherently dependent upon energy to operate and, therefore, are impacted by changes in the prices of jet fuel. The cost of fuel, which has been at historically high levels over the last three years, is largely unpredictable and has a significant impact on the Company’s results of operations. Jet fuel and oil consumed for fiscal 2007 and 2006 represented approximately 28 percent and 26 percent of Southwest’s operating expenses, respectively. In both years, jet fuel costs were the second largest expense incurred by the Company, following only salaries, wages, and benefits. These costs contributed to the Company’s decision during 2007 to slow growth and could continue to impact growth decisions.

Fuel availability, as well as pricing, is also impacted by political and economic factors. The Company does not currently anticipate a significant reduction in fuel availability; however, it is difficult to predict the future availability of jet fuel due to the following, among other, factors: dependency on foreign imports of crude oil and the potential for hostilities or other conflicts in oil producing areas; limited refining capacity; and the possibility of changes in governmental policies on jet fuel production, transportation, and marketing. Significant disruptions in the supply of aircraft fuel could adversely affect the Company’s business, financial condition, and results of operations.

The Company’s profitability is impacted in part by its ability to pass fuel cost increases through to the consumer in the form of fare increases. Due to the competitive nature of the airline industry, the Company’s ability to increase fares is limited, and it is not certain that future fuel cost increases can be covered by increasing fares. Fare increases are even more difficult to achieve in uncertain economic environments, as low fares are often used to stimulate demand.

From time to time the Company enters into fuel derivative contracts to protect against rising fuel costs. Changes in the Company’s overall fuel hedging strategy, the ability of the commodities used in fuel hedging (principally crude oil, heating oil, and unleaded gasoline) to qualify for special hedge accounting, and the effectiveness of the Company’s fuel hedges pursuant to highly complex accounting rules, are all significant factors impacting the Company’s results of operations. For more information on Southwest’s fuel hedging arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 10 to the Consolidated Financial Statements.

Southwest’s business is labor-intensive; Southwest could be adversely affected if it were unable to maintain satisfactory relations with any unionized or other Employee work group.

The airline business is labor intensive, and the Company’s results are subject to variations in labor-related job actions. Salaries, wages, and benefits represented 35.4 percent of the Company’s operating expenses for the year ended December 31, 2007. In addition, as of December 31, 2007, approximately 82 percent of the Company’s Employees were represented for collective bargaining purposes by labor unions. The Company’s Ramp, Operations, Provisioning, and Freight Agents are subject to an agreement with the Transport Workers Union of America, AFL-CIO (“TWU”), which becomes amendable on June 30, 2008. The Company and TWU are in discussions on a new agreement. The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association (“SWAPA”), which became amendable during September 2006. The Company and SWAPA are in discussions on a new agreement. Although, historically, the Company’s relationships with its Employees have been good, the following items could have a significant impact on the Company’s results of operations: results of labor contract negotiations, employee hiring and retention rates, pay rates, outsourcing costs, the impact of work rules, and costs for health care.

Southwest’s business is affected by many changing economic conditions and other conditions beyond its control.

The Company’s business, and the airline industry in general, is particularly impacted by changes in economic conditions. Unfavorable general economic conditions, such as higher unemployment rates, higher interest rates, housing-related pressures (such as recent issues in the subprime mortgage market), and increased operating costs can reduce consumer spending or cause shifts in spending. A general reduction or shift in discretionary spending can result in decreased demand for leisure and business travel and can also impact the Company’s ability to raise fares to counteract increased fuel and labor costs.

The Company’s business, and the airline industry in general, is also impacted by other conditions that are largely outside of the Company’s control, including, among others:

•	Actual or threatened war, terrorist attacks, and political instability;

•	Changes in consumer preferences, perceptions, spending patterns, or demographic trends;

•	Actual or potential disruptions in the air traffic control system;

•	Increases in costs of safety, security, and environmental measures; and

•	Weather and natural disasters.

Because expenses of a flight do not vary significantly with the number of passengers carried, a relatively small change in the number of passengers can have a disproportionate effect on an airline’s operating and financial results. Therefore, any general reduction in airline passenger traffic as a result of any of these factors could adversely affect the Company’s business, financial condition, and results of operations.

The Company relies on technology to operate its business and continues to implement substantial changes to its information systems; any failure or disruption in the Company’s systems could adversely impact the Company’s operations.

The Company has historically been dependent on automated systems and technology to operate its business, enhance Customer Service and back office support systems, and increase Employee productivity, including the Company’s computerized airline reservation system, flight operations systems, telecommunication systems, website at www.southwest.com, Automated Boarding

Passes system, and its self service kiosks. The Company has become increasingly dependent on its systems and technology to maintain and support the growth of its business. Therefore, the Company’s ability to expand and update its information technology infrastructure in response to its growth and changing needs is increasingly important to the operation of its business generally and the implementation of its new initiatives. Any issues with transitioning to upgraded or replacement systems, or any material failure, inadequacy, interruption, or security failure of these systems, could harm the Company’s ability to effectively operate its business. In addition, the Company’s growth strategies are dependent on its ability to effectively implement technology advancements.

The Company’s inability to successfully implement its revenue initiatives could adversely affect its results of operations.

As discussed above, the Company has implemented and intends to continue to implement revenue initiatives that are designed to help offset increasing costs. The implementation of the Company’s initiatives has and will involve significant investments by the Company of time and money and could be impacted by (i) the Company’s ability to timely implement and maintain the necessary information technology systems and infrastructure (as discussed above), and (ii) the extent and timing of the Company’s investment of incremental operating expenses and capital expenditures to develop and implement its initiatives and the Company’s corresponding ability to effectively control operating expenses. Because the Company has limited experience with some of its strategic initiatives, it cannot ensure that they will be successful or profitable either over the short or long term. The Company’s ability to effectively and timely prioritize and implement its initiatives will also affect when and if they will have a positive impact on the Company’s profitability.

The travel industry continues to face on-going security concerns and cost burdens; further threatened or actual terrorist attacks, or other hostilities, could significantly harm the Company’s industry and its business.

The attacks of September 11, 2001, materially impacted, and continue to impact, air travel and the results of operations for Southwest and the airline industry generally. The Department of Homeland Security and the TSA have implemented numerous security measures that affect airline operations and costs. Substantially all security screeners at airports are now federal employees, and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. Enhanced security procedures, including enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, introduced at airports since the terrorist attacks of September 11 have increased costs to airlines and have from time to time impacted demand for air travel.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks or other hostilities (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats) could have a further significant negative impact on Southwest and the airline industry. Additional international hostilities could potentially have a material adverse impact on the Company’s results of operations.

Airport capacity constraints and air traffic control inefficiencies could limit the Company’s growth; changes in or additional governmental regulation could increase the Company’s operating costs or otherwise limit the Company’s ability to conduct business.

Almost all commercial service airports are owned and/or operated by units of local or state government. Airlines are largely dependent on these governmental entities to provide adequate airport facilities and capacity at an affordable cost. Similarly, the federal government singularly controls all U.S. airspace, and airlines are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. As discussed above under “Business — Regulation,” airlines are also subject to other extensive regulatory requirements. These requirements often impose substantial costs on airlines. The Company’s results of operations may be affected by changes in law and future actions taken by governmental agencies having jurisdiction over its operations, including, but not limited to:

•	Increases in airport rates and charges;

•	Limitations on airport gate capacity or other use of airport facilities;

•	Increases in taxes;

•	Changes in the law that affect the services that can be offered by airlines in particular markets and at particular airports;

•	Restrictions on competitive practices;

•	The adoption of regulations that impact customer service standards, such as security standards; and

•	The adoption of more restrictive locally-imposed noise regulations.

The airline industry is intensely competitive.

As discussed in more detail above under “Business — Competition,” the airline industry is extremely competitive. Southwest’s competitors include other major domestic airlines, as well as regional and new entrant airlines, and other forms of transportation, including rail and private automobiles. Southwest’s revenues are sensitive to the actions of other carriers in the areas of capacity, pricing, scheduling, codesharing, and promotions.

Southwest’s low cost structure is one of its primary competitive advantages, and many factors could affect the Company’s ability to control its costs.

Factors affecting the Company’s ability to control its costs include the price and availability of fuel, results of Employee labor contract negotiations, Employee hiring and retention rates, costs for health care, capacity decisions by the Company and its competitors, unscheduled required aircraft airframe or engine repairs, regulatory requirements, ability to access capital or financing at competitive rates in financial markets, and future financing decisions made by the Company. In addition, a key contributor to the Company’s low cost structure is its use of a single aircraft type, the Boeing 737. Although the Company is able to purchase some of these aircraft from parties other than Boeing, most of its purchases are direct from Boeing. Therefore, if the Company were unable to acquire additional aircraft from Boeing, or Boeing were unable or unwilling to provide adequate support for its products, the Company’s operations could be adversely impacted. In addition, the Company’s dependence on a single aircraft type could result in downtime for part or all of the Company’s fleet if mechanical or regulatory issues relating to the Boeing 737 aircraft type arise. However, given the Company’s years of experience with the Boeing 737 aircraft type and its longterm relationship with Boeing, the Company believes the advantages of operating a single fleet type outweigh the risks of its single aircraft strategy.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Aircraft

Southwest operated a total of 520 Boeing 737 aircraft as of December 31, 2007, of which 86 and 9 were under operating and capital leases, respectively. The remaining 425 aircraft were owned.

The following table details information on the 520 aircraft in the Company’s fleet as of December 31, 2007:

		Average Age	Number of	Number	Number
737 Type	Seats	(Yrs)	Aircraft	Owned	Leased

-300	137	16.7	194	112	82
-500	122	16.7	25	16	9
-700	137	4.2	301	297	4

Totals		9.4	520	425	95

In 2007, the Company announced a reduction in its planned growth rate for fourth quarter 2007 and for full year 2008. A portion of this growth slowdown will be achieved through changes in the Company’s aircraft deliveries from Boeing. In 2008, the Company also plans to return from lease or sell a total of 22 aircraft. In total, at December 31, 2007, the Company had firm orders, options and purchase rights for the purchase of Boeing 737 aircraft as follows:

Firm Orders, Options and Purchase Rights for Boeing 737-700 Aircraft

	The Boeing Company
Delivery Year	Firm Orders	Options	Purchase Rights	Total

2008	29	—	—	29
2009	20	8	—	28	*
2010	10	24	—	34
2011	10	22	—	32
2012	10	30	—	40
2013	19	—	—	19
2014	10	—	—	10
2008-2014	—	—	54	54

Total	108	84	54	246

*	The Company exercised one option in January 2008, bring 2009 firm orders and options to 21 and 7, respectively.

Ground Facilities and Services

Southwest leases terminal passenger service facilities at each of the airports it serves, to which it has made various leasehold improvements. The Company leases the land and structures on a long-term basis for its maintenance centers (located at Dallas Love Field, Houston Hobby, Phoenix Sky Harbor, and Chicago Midway), its flight training center at Dallas Love Field (which houses seven 737 simulators), and its corporate headquarters, also located at Dallas Love Field. As of December 31, 2007, the Company operated six reservation centers. The reservation centers located in Chicago, Albuquerque, and Oklahoma City occupy leased space. The Company owns its Houston, Phoenix, and San Antonio reservation centers.

The Company performs substantially all line maintenance on its aircraft and provides ground support services at most of the airports it serves. However, the Company has arrangements with certain aircraft maintenance firms for major component inspections and repairs for its airframes and engines, which comprise the majority of the Company’s annual aircraft maintenance costs.

Item 3.	Legal Proceedings

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, examinations by the Internal Revenue Service (IRS). The IRS regularly examines the Company’s federal income tax returns and, in the course of those examinations, proposes adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking merit. The Company’s management does not expect the outcome in any of its currently ongoing legal proceedings or the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Item 4.	Submission of Matters to a Vote of Security Holders

None to be reported.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following information regarding the Company’s executive officers is as of January 1, 2008.

Name	Position	Age

Herbert D. Kelleher	Executive Chairman of the Board	76
Gary C. Kelly	Vice Chairman of the Board and Chief Executive Officer	52
Colleen C. Barrett	President and Secretary	63
Robert E. Jordan	Executive Vice President — Strategy and Technology	47
Ron Ricks	Executive Vice President — Law, Airports, and Public Affairs	58
Michael G. Van de Ven	Executive Vice President — Chief of Operations	46
Davis S. Ridley	Senior Vice President — Marketing	54
Laura H. Wright	Senior Vice President — Finance and Chief Financial Officer	47

Set forth below is a description of the background of each of the Company’s executive officers.

Herbert D. Kelleher has been Executive Chairman of the Board of the Company since March 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982, relinquishing those titles in June 2001. Mr. Kelleher serves on the Board of the Federal Reserve Bank of Dallas.

Gary C. Kelly has been Vice Chairman of the Board and Chief Executive Officer of the Company since July 2004. Prior to that time, Mr. Kelly was Executive Vice President — Chief Financial Officer from June 2001 to July 2004, and Vice President — Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller.

Colleen C. Barrett has been President of the Company since June 2001, at which time she was also named to the Board of Directors. Prior to that time, Ms. Barrett was Executive Vice President — Customers from 1990 to 2001 and Vice President — Administration from 1986 to 1990. Ms. Barrett has been Secretary of the Company since March 1978. Ms. Barrett is a Director of J.C. Penney Company, Inc.

Robert E. Jordan has been Executive Vice President — Strategy and Technology since September 2006. Prior to that time, Mr. Jordan served as Senior Vice President — Enterprise Spend Management from August 2004 to September 2006 and as Vice President — Technology from October 2002 to August 2004.

Ron Ricks has been Executive Vice President — Law, Airports, and Public Affairs for the Company since September 2006. Prior to that time, Mr. Ricks was Senior Vice President — Law, Airports, and Public Affairs from August 2004 until September 2006. Prior to 2004, Mr. Ricks served as Vice President — Governmental Affairs of the Company.

Michael G. Van de Ven has been Executive Vice President — Chief of Operations of the Company since September 2006. Prior to that time, Mr. Van de Ven served as Executive Vice President — Aircraft Operations from November 2005 through August 2006, as Senior Vice President — Planning from August 2004 to November 2005, and as Vice President — Financial Planning & Analysis from June 2001 to August 2004.

Davis S. Ridley has been Senior Vice President — Marketing since November 2007. Prior to such time, Mr. Ridley served as Senior Vice President — People & Leadership Development from August 2004 to January 2006, and as Vice President — Ground Operations from May 1998 to August 2004. Mr. Ridley served as a consultant for the Company from January 2006 to November 2007.

Laura H. Wright has been Senior Vice President — Finance and Chief Financial Officer of the Company since July 2004. Prior to such time, Ms. Wright served as Vice President — Finance and Treasurer beginning June 2001.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

Southwest’s common stock is listed on the New York Stock Exchange and is traded under the symbol “LUV.” The following table shows, for the periods indicated, the high and low sales prices per share of the Company’s common stock, as reported on the NYSE Composite Tape, and the cash dividends per share paid on the Company’s common stock.

Period	Dividend	High	Low

2007
1st Quarter	$0.00450	$16.58	$14.50
2nd Quarter	0.00450	15.90	14.03
3rd Quarter	0.00450	16.96	14.21
4th Quarter	0.00450	15.06	12.12
2006
1st Quarter	$0.00450	$18.10	$15.51
2nd Quarter	0.00450	18.20	15.10
3rd Quarter	0.00450	18.20	15.66
4th Quarter	0.00450	17.03	14.61

As of January 30, 2008, there were 10,708 holders of record of the Company’s common stock.

Stock Performance Graph

The following Performance Graph and related information shall not be deemed “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The following graph compares the cumulative total Shareholder return on the Company’s common stock over the five-year period ended December 31, 2007, with the cumulative total return during such period of the Standard and Poor’s 500 Stock Index and the AMEX Airline Index. The comparison assumes $100 was invested on December 31, 2002, in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below represents historical stock performance and is not necessarily indicative of future stock price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX,
AND AMEX AIRLINE INDEX

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Southwest Airlines Co.	$100	$116	$117	$119	$111	$88
S&P 500	$100	$128	$142	$149	$172	$182
AMEX Airline	$100	$158	$155	$141	$151	$89

Item 6.	Selected Financial Data

The following financial information for the five years ended December 31, 2007, has been derived from the Company’s Consolidated Financial Statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

	Year Ended December 31,
	2007		2006		2005		2004		2003
	(in millions, except per share amounts)

Financial Data:
Operating revenues	$9,861		$9,086		$7,584		$6,530		$5,937
Operating expenses	9,070		8,152		6,859		6,126		5,558

Operating income	791		934		725		404		379
Other expenses (income) net	(267)		144		(54)		65		(225)

Income before taxes	1,058		790		779		339		604
Provision for income taxes	413		291		295		124		232

Net Income	$645		$499		$484		$215		$372

Net income per share, basic	$.85		$.63		$.61		$.27		$.48
Net income per share, diluted	$.84		$.61		$.60		$.27		$.46
Cash dividends per common share	$.0180		$.0180		$.0180		$.0180		$.0180
Total assets at period-end	$16,772		$13,460		$14,003		$11,137		$9,693
Long-term obligations at period-end	$2,050		$1,567		$1,394		$1,700		$1,332
Stockholders’ equity at period-end	$6,941		$6,449		$6,675		$5,527		$5,029
Operating Data:
Revenue passengers carried	88,713,472		83,814,823		77,693,875		70,902,773		65,673,945
Enplaned passengers	101,910,809		96,276,907		88,379,900		81,066,038		74,719,340
Revenue passenger miles (RPMs) (000s)	72,318,812		67,691,289		60,223,100		53,418,353		47,943,066
Available seat miles (ASMs) (000s)	99,635,967		92,663,023		85,172,795		76,861,296		71,790,425
Load factor(1)	72.6%		73.1%		70.7%		69.5%		66.8%
Average length of passenger haul (miles)	815		808		775		753		730
Average aircraft stage length (miles)	629		622		607		576		558
Trips flown	1,160,699		1,092,331		1,028,639		981,591		949,882
Average passenger fare	$106.60		$104.40		$93.68		$88.57		$87.42
Passenger revenue yield per RPM	13.08	¢	12.93	¢	12.09	¢	11.76	¢	11.97	¢
Operating revenue yield per ASM	9.90	¢	9.81	¢	8.90	¢	8.50	¢	8.27	¢
Operating expenses per ASM	9.10	¢	8.80	¢	8.05	¢	7.97	¢	7.74	¢
Fuel costs per gallon (average)	$1.70		$1.53		$1.03		$0.83		$0.72
Fuel consumed, in gallons (millions)	1,489		1,389		1,287		1,201		1,143
Fulltime equivalent Employees at period-end	34,378		32,664		31,729		31,011		32,847
Size of fleet at period-end(2)	520		481		445		417		388

(1)	Revenue passenger miles divided by available seat miles.

(2)	Includes leased aircraft.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year in Review

Several events were significant for Southwest during 2007. For example, Southwest:

* Extended its string of consecutive profitable years to 35 and consecutive profitable quarters to 67. Both of these marks are unmatched in the modern era of aviation results.

* Implemented a new Customer boarding method for flights to significantly reduce the average time a Customer spends waiting in line at the gate, while retaining the Company’s famous open seating policy once aboard the aircraft.

* Introduced a new fare structure including a “Business Select” product, which enables Customers to be among the first to board the aircraft. We also unveiled enhancements to our Rapid Rewards program.

* Began a significant gate re-design to enhance the airport experience for Customers, to be installed at virtually all airports served by the Company.

* Grew the Company’s fleet by 39 Boeing 737-700 aircraft to a total of 520 737s as of December 31, 2007.

* Earned $727 million (on a cash basis, before profitsharing and income taxes) from the expiration/settlement of fuel derivative instruments the Company had previously entered into to protect against jet fuel price increases.

* Incurred a one-time $25 million charge (before profitsharing and income taxes) related to an early retirement program that was offered by the Company and accepted by more than 600 Employees during third quarter 2007, as one of many efforts underway to improve the Company’s future profitability.

* Announced an expansion of our GDS (Global Distribution System) and corporate travel account efforts through an agreement with Travelport’s Galileo and Worldspan.

* Recommenced service to San Francisco International Airport, with the highest initial concentration of flights of any new city in the Company’s history.

* Repurchased 66 million shares of Company common stock totaling $1.0 billion through programs authorized by the Company’s Board of Directors.

Although the Company’s 2007 net income of $645 million ($.84 per share, diluted) exceeded its 2006 net income of $499 million ($.61 per share, diluted), the increase was entirely driven by certain gains and losses, recorded in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133), that relate to fuel derivatives expiring in future periods. In fact, the Company’s operating income, which excludes these items, actually declined 15.3 percent from 2006 to 2007, primarily due to the significant increase in fuel costs, which the Company was not able to recover through increased revenues. The airline revenue environment was more difficult than the Company envisioned coming into 2007. This was due to a slowing economy as well as continued competitive pressures from both new airlines as well as those that have significantly reduced their cost structures through the bankruptcy process or the threat of bankruptcy. The Company did raise fares several times during 2007 in an attempt to offset fuel cost pressures; however, these increases did not keep up with the rapidly increasing fuel prices.

Looking ahead to 2008, the Company believes it has retained, and in some cases strengthened, its low-cost competitive advantages as demonstrated by its protective fuel hedging position, excellent Employees, and strong balance sheet. These enable Southwest to respond quickly to potential industry consolidation and to favorable market opportunities in the face of an uncertain economy and record energy prices. Based on current and projected energy prices for 2008 and expected growth plans, the Company believes net cash expenditures for jet fuel, which exclude certain FAS 133 gains and losses, could increase more than $500 million compared to 2007, even including the effects of fuel derivative contracts the Company has in place as of January 2008. The Company’s fuel derivative contracts in place for 2008 provide protection for over 70 percent of the Company’s expected jet fuel consumption at an average price of approximately $51 per barrel of crude oil. The Company is also currently expecting a significant increase in its aircraft engine maintenance activity in 2008. The Company will attempt to overcome the impact of higher anticipated 2008 fuel prices and other cost pressures through improved revenues and continued focus on non-fuel costs. Based on this current outlook, Southwest has reduced its previously planned growth rate for 2008. The Company currently plans to grow its fleet by a net seven aircraft. The Company will add 29 new 737-700 aircraft from Boeing, but plans to return from lease or sell a total of 22 aircraft, resulting in a net available seat mile (ASM) capacity increase of four to five percent. For first quarter 2008, the Company’s year-over-year capacity increase is expected to slightly exceed six percent. Based on current plans, the Company’s fleet is scheduled to total 527 737s by the end of 2008.

Results of Operations

2007 Compared With 2006

Southwest’s profit of $645 million ($.84 per share, diluted) in 2007 was an increase of $146 million, or 29.3 percent, compared to the Company’s 2006 net income of $499 million ($.61 per share, diluted). However, the Company’s net profit results in both 2007 and 2006 include certain gains and losses, recorded in accordance with SFAS 133, that relate to fuel derivatives expiring in future periods. These adjustments, which are related to the ineffectiveness of hedges and the loss of hedge accounting for certain fuel derivatives, are included in “Other (gains) losses,” which is below the operating income line, in both periods. In 2007, these adjustments totaled net gains of $360 million. For 2006, these adjustments totaled net losses of $101 million. Therefore, Southwest believes operating income provides a better indication of the Company’s financial performance for both 2007 and 2006 than does net income. Southwest’s 2007 operating income was $791 million, a decrease of $143 million, or 15.3 percent, compared to 2006. The decrease in operating income was driven primarily by a substantial increase in fuel expense, despite the fact that the Company once again benefited tremendously from its fuel hedging program. The Company had instruments in place to protect against over 90 percent of its fuel consumption needs at an average crude oil equivalent price of $50 per barrel. This resulted in a $686 million reduction to Fuel and oil expense during 2007, although, even with this protection, the Company’s average jet fuel cost per gallon increased from $1.53 in 2006 to $1.70 in 2007. Although fuel prices began 2007 at moderately high levels, they quickly increased and stayed at record levels throughout most of the second half of the year. Market crude oil prices flirted with $100 per barrel several times during 2007 and market (unhedged) jet fuel prices reached as high as $2.87 per gallon during the second half of the year.

Operating Revenues

Consolidated operating revenues increased $775 million, or 8.5 percent, primarily due to a $707 million, or 8.1 percent, increase in passenger revenues. The increase in passenger revenues was primarily due to an increase in capacity, as the Company added aircraft and flights, resulting in a 7.5 percent increase in available seat miles compared to 2006. The Company purchased a total of 37 new Boeing 737-700 aircraft during 2007, and added another two leased 737-700s from a previous owner, resulting in the addition of 39 aircraft for the year. The Company attempted to combat high fuel prices through modest fare increases. However, general economic conditions as well as significant low-fare competition made it difficult to raise fares as much as the Company had done in 2006. The Company’s passenger revenue yield per RPM (passenger revenues divided by revenue passenger miles) increased 1.2 percent compared to 2006. Unit revenue (total revenue divided by available seat miles) also increased 0.9 percent compared to 2006 levels, as a result of the higher RPM yield. The Company has been encouraged by more recent year-over-year unit revenue trends, which improved each month during fourth quarter 2007. The improved trends have continued thus far in first quarter 2008. Because of the uncertainty surrounding our nation’s overall economy, however, it is difficult for the Company to precisely predict first quarter 2008 revenues.

Consolidated freight revenues decreased $4 million, or 3.0 percent, versus 2006. A $10 million, or 8.5 percent, increase in freight revenues, resulting primarily from higher rates, was more than offset by a $14 million decline in mail revenues. The lower mail revenues were due to the Company’s decision to discontinue carrying mail for the U.S. Postal Service effective as of the end of second quarter 2006. The Company expects an increase in consolidated freight revenues during first quarter 2008, primarily due to an increase in capacity and higher rates charged. “Other revenues” increased $72 million, or 35.6 percent, compared to 2006, primarily from higher commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card. The Company currently expects another increase in first quarter 2008, also due to higher commissions earned, and at a somewhat comparable rate to the 2007 increase.

Operating Expenses

Consolidated operating expenses for 2007 increased $918 million, or 11.3 percent, compared to a 7.5 percent increase in capacity. Historically, changes in operating expenses for airlines are typically driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2007 and 2006 followed by explanations of these changes on a per-ASM basis and/or on a dollar basis (in cents, except for percentages):

					Increase		Percent
	2007		2006		(Decrease)		Change

Salaries, wages, and benefits	3.22	¢	3.29	¢	(.07	)¢	(2.1)%
Fuel and oil	2.55		2.31		.24		10.4
Maintenance materials and repairs	.62		.51		.11		21.6
Aircraft rentals	.16		.17		(.01)		(5.9)
Landing fees and other rentals	.56		.53		.03		5.7
Depreciation and amortization	.56		.56		—		—
Other	1.43		1.43		—		—

Total	9.10	¢	8.80	¢	.30	¢	3.4%

The Company’s 2007 CASM (cost per available seat mile) increased 3.4 percent compared to 2006. Approximately 80 percent of this increase was solely due to the increase in fuel expense, net of gains from the Company’s fuel hedging program. The remainder of the increase was due to higher maintenance expense. All other operating expense categories combined to be approximately flat compared to 2006. Due to higher fuel prices, the Company has intensified its focus on controlling non-fuel costs and continues to mitigate wage rate and benefit cost pressures through productivity and efficiency improvements. The Company’s headcount per aircraft at December 31, 2007, was 66, versus a year-ago level of 68. From the end of 2003 to the end of 2007, Southwest’s headcount per aircraft decreased 22 percent, as the Company implemented various technology improvements, which improved efficiency and enabled the Company to grow capacity without a commensurate increase in headcount. Based on current cost trends, the Company expects first quarter 2008 unit costs to increase from first quarter 2007’s 8.93 cents, due primarily to a significant increase in fuel costs and the continuation of higher maintenance costs. The higher expected fuel costs are due to the fact that the Company’s protective position as to fuel derivative instruments is not as favorable as first quarter 2007, and current physical (unhedged) jet fuel prices are significantly higher than the prior year.

On an absolute dollar basis, Salaries, wages, and benefits increased $161 million, primarily from a $204 million increase in salaries and wages, partially offset by a $43 million decrease in benefits. The dollar increase in salaries and wages was due primarily to a 5.2 percent headcount increase, and the dollar decrease in benefits was due primarily to a $33 million decrease in profitsharing, attributable to lower income available for profitsharing, and a $43 million decrease in share-based compensation, due to fewer Employee stock options becoming vested during 2007 versus 2006. These benefits decreases were partially offset by higher healthcare costs. Although the Company’s net income was higher than 2006, income available for profitsharing was lower, since the Company’s profitsharing plan does not consider the unrealized gains and/or losses the Company records in its fuel hedging program as a result of SFAS 133. Salaries, wages, and benefits expense per ASM decreased 2.1 percent compared to 2006, primarily due to lower profitsharing expense and lower share-based compensation expense, despite the increase in ASMs. See Note 10 to the Consolidated Financial Statements for further information on SFAS 133 and fuel hedging, and Note 13 for further information on share-based compensation. Based on current trends, the Company expects salaries, wages, and benefits per ASM in first quarter 2008 to be in line with first quarter 2007’s unit cost.

The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association (“SWAPA”), which became amendable during September 2006. The Company and SWAPA are currently in discussions on a new agreement.

The Company’s Flight Attendants are subject to an agreement with the Transport Workers Union of America, AFL-CIO (“TWU”), which becomes amendable in June 2008.

The Company’s Ramp, Operations, Provisioning, and Freight Agents are subject to an agreement with the TWU, which becomes amendable in July 2008. However,

the Company and TWU began negotiations on a new agreement in January 2008.

The Company’s Stock Clerks are subject to an agreement with the International Brotherhood of Teamsters, and the Company’s Mechanics are subject to an agreement with the Aircraft Mechanics Fraternal Association. Both of these agreements become amendable in August 2008.

The Company’s Customer Service and Reservations Agents are subject to an agreement with the International Association of Machinists and Aerospace Workers, AFL-CIO, which becomes amendable in November 2008.

Fuel and oil expense increased $398 million, and on a per-ASM basis increased 10.4 percent versus 2006. Approximately 60 percent of the dollar increase was due to an increase in fuel prices, and the remainder was from an increase in gallons consumed to support the 7.5 percent capacity increase versus 2006. On a per-ASM basis, nearly the entire increase was due to higher fuel prices. The fuel derivative instruments the Company held for 2007 were not as favorable as those held in the prior year, as they were at higher average crude-oil equivalent prices than the instruments that settled/expired in 2006. Despite this, the Company’s hedging program resulted in the realization of $727 million in cash settlements during 2007. These settlements generated a 2007 reduction to Fuel and oil expense of $686 million, compared to the prior year when the Company’s fuel derivative instruments resulted in a $634 million reduction to Fuel and oil expense. Even with these significant hedge positions in both years, the Company’s jet fuel cost per gallon increased 11.1 percent versus 2006. The average cost per gallon of jet fuel in 2007 was $1.70 compared to $1.53 in 2006, excluding fuel-related taxes and net of hedging gains. See Note 10 to the Consolidated Financial Statements. The 2007 increase in fuel prices was partially offset by steps the Company has taken to improve the fuel efficiency of its aircraft, including the addition of blended winglets to all of the Company’s 737-700 aircraft. The Company is also in the process of installing blended winglets on a significant number of its 737-300 aircraft.

The Company holds a significant fuel hedge position for 2008, although for a lower percentage of forecasted consumption than in 2007. As of mid-January 2008, the Company is nearly 75 percent protected with fuel derivative instruments for its first quarter 2008 jet fuel requirements, at an average crude oil equivalent price of $51 per barrel, and the majority of these positions effectively perform like option contracts — allowing the Company to benefit in most cases from energy price decreases. During first quarter 2007, market prices (unhedged) for jet fuel averaged $1.81 per gallon, and the Company had fuel derivatives in place to protect against nearly 100 percent of its fuel usage at a crude oil equivalent price of $50 per barrel. January 2008 average market prices (unhedged) for jet fuel have been in the $2.60 to $2.65 range. Based on this difference in protection and current market conditions, the Company expects its first quarter 2008 jet fuel cost per gallon to be approximately $2.00 per gallon, excluding the impact of any hedge ineffectiveness and derivatives that do not qualify for hedge accounting as defined in SFAS 133. In addition, the Company had fuel derivative contracts in place for over 70 percent of its expected fuel consumption for the remainder of 2008 at approximately $51 per barrel; over 55 percent in 2009 at approximately $51 per barrel; nearly 30 percent in 2010 at approximately $63 per barrel; over 15 percent in 2011 at $64 per barrel; and over 15 percent in 2012 at $63 per barrel.

Maintenance materials and repairs per ASM increased 21.6 percent compared to 2006, while increasing $148 million on a dollar basis. On a dollar basis, engine expense accounted for over 45 percent of the increase and airframe expense accounted for over 43 percent of the increase. With respect to airframe expense, the Company completed significantly more planned airframe inspection and repair events than in the prior year. These events, which are required based on the number of flight hours each individual aircraft has flown, were higher in number as well as cost per event, and were also due to the ongoing transition to a new airframe maintenance program for 737-300 and 737-500 aircraft which began in 2006. In engine expense, there was a significant increase in repairs for the Company’s 737-700 aircraft engines primarily due to the maturation of this fleet, which was introduced in 1997, and more repair events than expected. On a per-ASM basis, approximately 48 percent of the increase in maintenance materials and repairs was a result of the higher airframe expense, and approximately 43 percent of the increase was due to the higher engine expense. In first quarter 2008, the Company expects an increase in maintenance materials and repairs per ASM compared to first quarter 2007 and fourth quarter 2007, due to higher engine expense for 737-700 aircraft as well as continued higher airframe expense from the transition of aircraft to the Company’s new airframe maintenance program for 737-300 and 737-500 aircraft.

Aircraft rentals expense per ASM decreased 5.9 percent and, on a dollar basis, decreased slightly. The decrease per ASM was due primarily to the fact that the Company increased overall ASMs by 7.5 percent, but the number of aircraft on operating lease increased by only two from 2006 to 2007. The Company added 37 purchased aircraft to its fleet during 2007, and leased two additional 737-700 aircraft. The Company currently expects similar year-over-year rental expense comparisons for first quarter 2008.

Landing fees and other rentals increased $65 million on a dollar basis and 5.7 percent on a per-ASM basis, compared to 2006. The dollar increase was due primarily to an increase in airport gate space to support the increase in capacity and trips flown versus 2006. On a per-ASM basis, the increase was due primarily to higher rates paid for airport space. The Company currently expects a year-over-year increase in landing fees and other rentals per ASM for first quarter 2008, primarily due to higher rates paid for airport space.

Depreciation and amortization expense increased $40 million on a dollar basis compared to 2006, but was flat on a per-ASM basis. The dollar increase was due primarily to 37 new 737-700 aircraft purchased during 2007. Based on current fleet and growth plans, the Company expects a similar year-over-year comparison for first quarter 2008 on a per-ASM basis. See Note 4 to the Consolidated Financial Statements for further information on the Company’s future aircraft deliveries.

Other operating expenses increased $108 million but were flat on a per-ASM basis, compared to 2006. On a dollar basis, approximately 20 percent of the increase was due to an increase in revenue-related costs associated with the 8.1 percent increase in passenger revenues (such as credit card processing fees) and approximately 20 percent was due to higher personnel expenses (which includes items associated with flight crew travel, such as hotel and per diem costs) caused by the increase in capacity and trips flown. Excluding anticipated gains from the sale of aircraft, the Company currently expects an increase in other operating expenses on a per-ASM basis for first quarter 2008 compared to first quarter 2007, assuming increased revenues.

Other

“Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense decreased by $9 million, or 7.0 percent, primarily due to the Company’s repayment of $729 million in debt during 2006 and 2007. This was partially offset by the issuance of $800 million in new debt instruments in 2006 and 2007; however, the timing of the new debt issued compared to the debt repaid resulted in lower expense for 2007. The Company currently expects an increase in interest expense compared to 2007, primarily due to a higher average debt balance associated with recent borrowings in late 2006 and in 2007. See Note 7 to the Consolidated Financial Statements for more information on long-term debt transactions. Capitalized interest declined slightly compared to 2006 due to a reduction in progress payment balances for scheduled future aircraft deliveries. Interest income decreased $40 million, or 47.6 percent, primarily due to a decrease in average cash and short-term investment balances on which the Company earns interest. See Note 1 to the Consolidated Financial Statements for more information.

Other (gains) losses, net, primarily includes amounts recorded in accordance with the Company’s hedging activities and SFAS 133. During 2007, the Company recorded significant gains related to the ineffectiveness of its hedges as well as to the increase in market value of fuel derivative contracts that were marked to market because they didn’t qualify for SFAS 133 hedge accounting. The gains resulted from the dramatic increase in the fair value of the Company’s portfolio of fuel derivative instruments as commodity prices reached record levels. During 2006, the Company recorded losses related to the ineffectiveness of its hedges, as well as the increase in market value of fuel derivative contracts that were marked to market because they didn’t qualify for SFAS 133 hedge accounting, as commodity prices declined during that year. The following table displays the components of Other (gains) losses, net, for the years ended December 31, 2007 and 2006:

	2007	2006
	(In millions)

Mark-to-market impact from fuel contracts settling in future periods — included in Other (gains) losses, net	$(219)	$42
Ineffectiveness from fuel hedges settling in future periods — included in Other (gains) losses, net	(51)	39
Realized ineffectiveness and mark-to-market (gains) or losses — included in Other (gains) losses, net	(90)	20
Premium cost of fuel contracts included in Other (gains) losses, net	58	52
Other	10	(2)

	$(292)	$151

See Note 10 to the Consolidated Financial Statements for further information on the Company’s hedging activities.

Income Taxes

The provision for income taxes, as a percentage of income before taxes, increased to 39.0 percent in 2007 from 36.8 percent in 2006. The higher 2007 rate included an $11 million ($.01 per share, diluted) net addition related to a revision in Illinois income tax laws enacted in 2007. The 2006 rate included a $9 million net reduction related to a revision in the State of Texas franchise tax law enacted during 2006. The Company currently expects its 2008 effective tax rate to be between 36 and 37 percent. The lower expected 2008 rate is primarily due to the January 2008 reversal of the 2007 Illinois tax law change, that resulted in the $11 million tax increase. The Company currently expects to reverse the $11 million net charge during first quarter 2008.

2006 Compared With 2005

The Company’s consolidated net income for 2006 was $499 million ($.61 per share, diluted), as compared to 2005 net income of $484 million ($.60 per share, diluted), an increase of $15 million, or 3.1 percent. Operating income for 2006 was $934 million, an increase of $209 million, or 28.8 percent, compared to 2005. The 2006 increase in operating income was due primarily to higher revenues from the Company’s fleet growth, improved load factors, and higher fares, which more than offset a significant increase in the cost of jet fuel. In both 2006 and 2005, the Company recognized adjustments related to the ineffectiveness of hedges and the loss of hedge accounting for certain fuel derivatives, which are included in “Other (gains) losses.” For 2006, these adjustments totaled net losses of $101 million. For 2005, these adjustments totaled net gains of $110 million.

Operating Revenues

Consolidated operating revenues increased $1.5 billion, or 19.8 percent, almost entirely due to a $1.5 billion, or 20.2 percent, increase in passenger revenues. The increase in passenger revenues was due primarily to an increase in capacity, an increase in RPM yield, and an increase in load factor. Approximately 45 percent of the increase in passenger revenue was due to the Company’s 8.8 percent increase in available seat miles compared to 2005. The Company increased available seat miles as a result of the addition of 36 737-700 aircraft. Approximately 35 percent of the increase in passenger revenue was due to a 6.9 percent increase in passenger yields. Average passenger fares increased 11.4 percent compared to 2005, primarily due to less fare discounting because of strong demand for air travel coupled with the availability of fewer seats as a result of industrywide domestic capacity reductions. The remainder of the passenger revenue increase was due primarily to the 2.4 point increase in the Company’s load factor compared to 2005.

The airline revenue environment changed significantly from the first half of 2006 to the second half of the year. The Company believes this was due to both reduced demand related to domestic economic factors, as well as the effects of the increased carryon baggage restrictions put in place following the terrorist plot uncovered by London authorities in August 2006. The airline revenue environment regained some momentum during late fourth quarter 2006, and, despite growing capacity 10 percent during the quarter, the Company achieved a record load factor of 70.2 percent at healthy yields, which resulted in a unit revenue growth rate of 4.2 percent.

Consolidated freight revenues increased slightly versus 2005. An $18 million, or 17.1 percent, increase in freight and cargo revenues, primarily as a result of higher rates charged, was almost entirely offset by lower mail revenues. The lower mail revenues were due to the Company’s decision to discontinue carrying mail for the U.S. Postal Service effective as of the end of second quarter 2006. “Other revenues” increased $30 million, or 17.4 percent, compared to 2005, primarily from higher commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card.

Operating Expenses

Consolidated operating expenses for 2006 increased $1.3 billion, or 18.9 percent, compared to the 8.8 percent increase in capacity. Historically, changes in operating expenses for airlines are typically driven by changes in capacity, or

ASMs. The following presents Southwest’s operating expenses per ASM for 2006 and 2005 followed by explanations of these changes on a per-ASM and/or an absolute dollar basis:

					Increase		Percent
	2006		2005		(Decrease)		Change

Salaries, wages, and benefits	3.29	¢	3.27	¢	.02	¢	.6%
Fuel and oil	2.31		1.58		.73		46.2
Maintenance materials and repairs	.51		.52		(.01)		(1.9)
Aircraft rentals	.17		.19		(.02)		(10.5)
Landing fees and other rentals	.53		.53		—		—
Depreciation and amortization	.56		.55		.01		1.8
Other	1.43		1.41		.02		1.4

Total	8.80	¢	8.05	¢	.75	¢	9.3%

Operating expenses per ASM increased 9.3 percent to 8.80 cents, primarily due to an increase in jet fuel prices, net of gains from the Company’s fuel hedging program. The Company’s average cost per gallon of fuel increased 48.5 percent versus the prior year.

Salaries, wages, and benefits expense per ASM increased .6 percent compared to 2005, primarily due to an increase in average wage rates, largely offset by productivity efforts that enabled the Company to grow overall headcount at a rate less than the growth in ASMs. The Company’s headcount at December 31, 2006, was 2.9 percent higher than at December 31, 2005, despite the 8.8 percent growth in available seat miles. On a dollar basis, Salaries, wages and benefits increased $270 million, of which $197 million was solely wages. The $197 million increase in wages represented a 10.1 percent increase compared to 2005, on an 8.8 percent increase in ASMs. Of the $197 million increase in wages, the majority was related to the increase in average wage rates.

Fuel and oil expense increased $797 million, and on a per-ASM basis increased 46.2 percent, net of hedging gains, primarily due to a significant increase in the average cost per gallon of jet fuel. Although the Company’s fuel hedge position was not as strong as the position the Company held in 2005, the Company’s hedging program still resulted in the realization of $675 million in cash settlements during 2006. These settlements resulted in a 2006 reduction to Fuel and oil expense of $634 million. However, even with this hedge position, the Company’s jet fuel cost per gallon increased 48.5 percent versus 2005. The average cost per gallon of jet fuel in 2006 was $1.53 compared to $1.03 in 2005, excluding fuel-related taxes and net of hedging gains. See Note 10 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company has taken to improve the fuel efficiency of its aircraft, including the addition of blended winglets to all of the Company’s 737-700 aircraft.

On an absolute dollar basis, maintenance materials and repairs expense increased $22 million, primarily due to an increase in the number of aircraft engine repairs. However, on a per-ASM basis, maintenance materials and repairs decreased 1.9 percent compared to 2005, as the dollar increase was only 4.9 percent versus the capacity (ASM) increase of 8.8 percent.

Aircraft rentals per ASM decreased 10.5 percent. The Company’s 8.8 percent increase in ASMs was generated by the 36 aircraft the Company acquired during 2006, all of which were purchased. The number of aircraft on operating lease remained the same, thereby reducing the percentage of these aircraft in the total fleet. On an absolute dollar basis, expense decreased $5 million due to the renegotiation of some aircraft leases at lower rates.

Landing fees and other rentals per ASM was flat compared to 2005. On a dollar basis, expense increased $41 million, primarily due to the Company’s increase in airport space to support additional flight activity.

Depreciation and amortization expense per ASM increased 1.8 percent, and on a dollar basis increased $46 million. These increases were primarily due to an increase in depreciation expense per ASM from 36 new 737-700 aircraft purchased during 2006 and the resulting higher percentage of owned aircraft.

In absolute dollars, Other operating expenses increased $122 million, of which $39 million related to credit card processing fees. The $39 million increase in credit card processing fees represented a 22.2 percent increase from 2005 compared to the Company’s 20.2 percent increase in Passenger revenues. In excess of 97 percent of Passenger revenues are booked via customer credit cards, resulting in a close correlation between these two measures. The second and third largest increases in Other operating expenses on an absolute dollar basis were in Fuel taxes ($18 million, or 14.0 percent, primarily due to a 15.0 percent increase in the unhedged cost of jet fuel per gallon and a 7.9 percent increase in gallons consumed), and Personnel expenses ($16 million, or 11.9 percent, primarily representing hotel and per diem costs for Pilots and Flight Attendants, primarily due to a 6.2 percent increase in trips flown). Other operating expenses per ASM increased 1.4 percent compared to 2005, primarily due to the increase in revenue-related costs, such as credit card processing fees, related to the Company’s 20.2 percent increase in Passenger revenues.

Other

“Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased by $6 million, or 4.9 percent, primarily due to an increase in floating interest rates. This was partially offset by the Company’s repayment during 2006 of $607 million in debt. The majority of the Company’s long-term debt is at floating rates. In addition, the Company issued $300 million in senior unsecured notes during December 2006. See Note 7 to the Consolidated Financial Statements for more information. Capitalized interest increased $12 million, or 30.8 percent, compared to 2005, due to higher 2006 progress payment balances for scheduled future aircraft deliveries as well as higher interest rates. Interest income increased $37 million, or 78.7 percent, primarily due to an increase in rates earned on cash and investments.

Other (gains) losses, net, primarily includes amounts recorded in accordance with the Company’s hedging activities and SFAS 133. During 2006, the Company recorded losses related to the ineffectiveness of its hedges as well as the decrease in market value of fuel derivative contracts that were marked to market because they didn’t qualify for SFAS 133 hedge accounting. The losses resulted from the decrease in the fair value of the Company’s portfolio of fuel derivative instruments as commodity prices declined during the year. During 2005, the Company recorded significant gains related to the ineffectiveness of its hedges as well as the increase in market value of fuel derivative contracts that were marked to market because they didn’t qualify for SFAS 133 hedge accounting, as commodity prices increased during that year. The following table displays the components of Other (gains) losses, net, for the years ended December 31, 2007 and 2006:

(In millions)	2006	2005

Mark-to-market impact from fuel contracts settling in future periods — included in Other (gains) losses, net	$42	$(77)
Ineffectiveness from fuel hedges settling in future periods — included in Other (gains) losses, net	39	(9)
Realized ineffectiveness and mark-to-market (gains) or losses — included in Other (gains) losses, net	20	(24)
Premium cost of fuel contracts included in Other (gains) losses, net	52	35
Other	(2)	(15)

	$151	$(90)

See Note 10 to the Consolidated Financial Statements for further information on the Company’s hedging activities.

Income Taxes

The provision for income taxes, as a percentage of income before taxes, decreased to 36.8 percent in 2006 from 37.9 percent in 2005. The decrease in the 2006 rate was due primarily to a $9 million net reduction related to a revision in the State of Texas franchise tax law enacted during 2006.

Liquidity and Capital Resources

Net cash provided by operating activities was $2.8 billion in 2007 compared to $1.4 billion in 2006. For the Company, operating cash inflows primarily are derived from providing air transportation for Customers. The vast majority of tickets are purchased prior to the day on which travel is provided and, in some cases, several months before the anticipated travel date. Operating cash outflows primarily are related to the recurring expenses of operating the airline. The operating cash flows in both 2007 and 2006 were also significantly impacted by fluctuations in counterparty deposits associated with the Company’s fuel hedging program (counterparty deposits are reflected as an increase to Cash and a corresponding increase to Accrued liabilities). There was an increase in counterparty deposits of $1.5 billion for 2007, versus a decrease of $410 million during 2006. The increase in these deposits during 2007 was due to the significant increase in fair value of the Company’s fuel derivative portfolio from December 31, 2006, to December 31, 2007. The decrease during 2006 was due primarily to a decrease in the fair value of the Company’s fuel derivative instruments, as a result of a decline in energy commodity prices during 2006. Cash flows associated with purchasing and/or selling derivatives are also classified as operating cash flows, although these amounts were not material for 2007 or 2006. Cash flows from operating activities for 2007 were also driven by the $645 million in net income, plus noncash depreciation and amortization expense of $555 million. For further information on the Company’s hedging program and counterparty deposits, see Note 10 to the Consolidated Financial Statements, and Item 7A. Qualitative and Quantitative Disclosures about Market Risk, respectively. Cash generated in 2007 and in 2006 was used primarily to finance aircraft-related capital expenditures and to provide working capital.

Net cash flows used in investing activities in 2007 totaled $1.5 billion, approximately the same as in 2006. Investing activities in both years primarily consisted of payments for new 737-700 aircraft delivered to the Company and progress payments for future aircraft deliveries. The Company purchased 37 new 737-700 aircraft in 2007 (the remaining two 737-700s added to the fleet during 2007 were leased) versus the purchase of 36 737-700s in 2006. See Note 4 to the Consolidated Financial Statements. Investing activities for 2007 were also reduced by $198 million related to a change in the balance of the Company’s short-term investments, namely auction rate securities.

Net cash used in financing activities was $493 million in 2007, primarily from the repurchase of $1.0 billion of common stock. The Company repurchased a total of 66 million shares of outstanding common stock during 2007 as a result of buyback programs authorized by the Company’s Board of Directors. These uses were partially offset by the October 2007 issuance of $500 million Pass Through Certificates consisting of $412 million 6.15% Series A certificates and $88 million 6.65% Series B certificates. Net cash used in financing activities was $801 million in 2006, primarily from the repurchase of $800 million of common stock and the repayment of $607 million in debt. The Company repurchased a total of 49 million shares of outstanding common stock during 2006 as a result of three buyback programs authorized by the Company’s Board of Directors. These uses were partially offset by the issuance of $300 million senior unsecured 5.75% notes in December 2006 and $260 million in proceeds from exercises of Employee stock options. See Note 7 to the Consolidated Financial Statements for more information on the issuance and redemption of long-term debt.

The Company has various options available to meet its 2008 capital and operating commitments, including cash on hand and short-term investments at December 31, 2007, totaling $2.8 billion, internally generated funds, and a $600 million bank revolving line of credit. In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements. The Company believes it has access to a wide variety of financing arrangements because of its excellent credit ratings, unencumbered assets, modest leverage, and consistent profitability. The Company currently has outstanding shelf registrations for the issuance of up to $540 million in public debt securities and pass through certificates, which it may utilize for aircraft financings or other purposes in the future.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

Southwest has contractual obligations and commitments primarily with regard to future purchases of aircraft, payment of debt, and lease arrangements. The Company received 39 Boeing 737-700 aircraft in 2007 — 37 of which were new aircraft from Boeing, and two of which were pre-owned and leased from a third party. As of December 31, 2007, the Company had exercised all remaining options for aircraft to be delivered in 2008, and had firm orders for 29 737-700 aircraft in 2008, 20 in 2009, 10 each in 2010-2012, and 29 thereafter. The Company also had options for 8 737-700 aircraft in 2009, 24 in 2010, 22 in 2011 and 30 in 2012. Southwest also has an additional 54 purchase rights for 737-700 aircraft for the years 2008 through 2014. The Company has the option to substitute 737-600s or -800s for the -700s. This option is applicable to aircraft ordered from Boeing and must be exercised 18 months prior to the contractual delivery date.

The leasing of aircraft effectively provides flexibility to the Company as a source of financing. Although the Company is responsible for all maintenance, insurance, and expense associated with operating the aircraft, and retains the risk of loss for leased aircraft, it has not made any guarantees to the lessors regarding the residual value (or market value) of the aircraft at the end of the lease terms. The Company operates 95 leased aircraft, of which 86 are operating leases. As prescribed by GAAP, assets and obligations under operating leases are not included in the Company’s Consolidated Balance Sheet. Disclosure of the contractual obligations associated with the Company’s leased aircraft is included below as well as in Note 8 to the Consolidated Financial Statements.

The Company is required to provide standby letters of credit to support certain obligations that arise in the ordinary course of business. Although the letters of credit are an off-balance sheet item, the majority of obligations to which they relate are reflected as liabilities in the Consolidated Balance Sheet. Outstanding letters of credit totaled $211 million at December 31, 2007.

The following table aggregates the Company’s material expected contractual obligations and commitments as of December 31, 2007:

	Obligations by Period
		2009	2011	Beyond
Contractual Obligations	2008	- 2010	- 2012	2012	Total
	(In millions)

Long-term debt(1)	$27	$65	$451	$1,499	$2,042
Interest commitments(2)	115	229	208	556	1,108
Capital lease commitments(3)	16	32	12	—	60
Operating lease commitments	400	633	430	876	2,339
Aircraft purchase commitments(4)	747	839	902	684	3,172
Other purchase commitments	60	64	14	—	138

Total contractual obligations	$1,365	$1,862	$2,017	$3,615	$8,859

(1)	Includes current maturities, but excludes amounts associated with interest rate swap agreements

(2)	Related to fixed-rate debt

(3)	Includes amounts classified as interest

(4)	Firm orders from Boeing

There were no outstanding borrowings under the revolving credit facility at December 31, 2007. See Note 6 to the Consolidated Financial Statements for more information on the Company’s revolving credit facility.

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing present and anticipated proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. This program was completed during first quarter 2005, resulting in the total repurchase of approximately 21 million of the Company’s common shares.

In 2006 and 2007, the Company’s Board of Directors authorized five separate programs for the repurchase of up to a total of $1.8 billion of the Company’s Common Stock — $300 million authorized in January 2006, $300 million authorized in May 2006, $400 million authorized in November 2006, $300 million authorized in March 2007, and $500 million authorized in May 2007. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. These programs, the last of which was completed during third quarter 2007, resulted in the repurchase of a total of approximately 116 million shares.

During January 2008, the Company’s Board of Directors authorized an additional program for the repurchase of up to $500 million of the Company’s Common Stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.

Critical Accounting Policies and Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying footnotes. The Company’s estimates and assumptions are based on historical experience and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most subjective judgments. The Company’s most critical accounting policies and estimates are described below.

Revenue Recognition

As described in Note 1 to the Consolidated Financial Statements, tickets sold for passenger air travel are initially deferred as “Air traffic liability.” Passenger revenue is recognized and air traffic liability is reduced when the service is provided (i.e., when the flight takes place). “Air traffic liability” represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The balance in “Air traffic liability” fluctuates throughout the year based on seasonal travel patterns and fare sale activity. The Company’s “Air traffic liability” balance at December 31, 2007 was $931 million, compared to $799 million as of December 31, 2006.

Estimating the amount of tickets that will be refunded, exchanged, or forfeited involves some level of subjectivity and judgment. The majority of the Company’s tickets sold are nonrefundable, which is the primary source of forfeited tickets. According to the Company’s “Contract of Carriage”, tickets (whether refundable or nonrefundable) that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or can be refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. Fully refundable tickets are rarely forfeited. “Air traffic liability” includes an estimate of the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date of travel. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s estimates with respect to forfeited tickets. Holding other factors constant, a ten-percent change in the Company’s estimate of the amount of refunded, exchanged, or forfeited tickets for 2007 would have resulted in a $20 million, or .2%, change in Passenger revenues recognized for that period.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns can result in actual refunds, exchanges, or forfeited tickets differing significantly from estimates. The Company evaluates its estimates within a narrow range of acceptable amounts. If actual refunds, exchanges, or forfeiture experience results in an amount outside of this range, estimates and assumptions are reviewed and adjustments to “Air traffic liability” and to “Passenger revenue” are recorded, as necessary. Additional factors that may affect estimated refunds and exchanges include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and promotional fare activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund, exchange, and forfeiture activity may vary from estimated amounts. No material adjustments were recorded for years 2005, 2006, or 2007.

The Company believes it is unlikely that materially different estimates for future refunds, exchanges, and forfeited tickets would be reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Accounting for Long-Lived Assets

As of December 31, 2007, the Company had approximately $15.2 billion (at cost) of long-lived assets, including $13.0 billion (at cost) in flight equipment and related assets. Flight equipment primarily relates to the 434 Boeing 737 aircraft in the Company’s fleet at December 31, 2007, which are either owned or on capital lease. The remaining 86 Boeing 737 aircraft in the Company’s fleet at December 31, 2007, are on operating lease. In accounting for long-lived assets, the Company must make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate.

The following table shows a breakdown of the Company’s long-lived asset groups along with information about estimated useful lives and residual values of these groups:

		Estimated
		Residual
	Estimated Useful Life	value
Aircraft and engines	23 to 25 years	15%
Aircraft parts	Fleet life	4%
Ground property and equipment	5 to 30 years	0%-10%
Leasehold improvements	5 years or lease term	0%

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing. Aircraft estimated useful lives are based on the number of “cycles” flown (one take-off and landing). The Company has made a conversion of cycles into years based on both its historical and anticipated future utilization of the aircraft.

Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, changes in utilization of the aircraft (actual cycles during a given period of time), governmental regulations on aging aircraft, and changing market prices of new and used aircraft of the same or similar types. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets for impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, and operating or cash flow losses associated with the use of the long-lived asset. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft, generate positive cash flow, and produce profits. Consequently, the Company has not identified any impairments related to its existing aircraft fleet. The Company will continue to monitor its long-lived assets and the airline operating environment.

The Company believes it unlikely that materially different estimates for expected lives, expected residual values, and impairment evaluations would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Financial Derivative Instruments

The Company utilizes financial derivative instruments primarily to manage its risk associated with changing jet fuel prices, and accounts for them under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (SFAS 133). See “Quantitative and Qualitative Disclosures about Market Risk” for more information on these risk management activities and see Note 10 to the Consolidated Financial Statements for more information on SFAS 133, the Company’s fuel hedging program, and financial derivative instruments.

SFAS 133 requires that all derivatives be reflected at market (fair value) and recorded on the Consolidated Balance Sheet. At December 31, 2007, the Company was a party to over 346 financial derivative instruments, related to its fuel hedging program, for year 2008 and beyond. The fair value of the Company’s fuel hedging financial derivative instruments recorded on the Company’s Consolidated Balance Sheet as of December 31, 2007, was $2.4 billion, compared to $999 million at December 31, 2006. The large increase in fair value was due primarily to the significant increase in energy prices in the second half of 2007, net of the expiration (i.e., settlement) of approximately $727 million in fuel derivative instruments that related to 2007 and net of new derivative instruments the Company added for future years. Of the remaining $2.4 billion in fair value of fuel hedging financial derivative instruments at December 31, 2007, approximately $1.1 billion is expected to settle, or expire during 2008. Changes in the fair values of these instruments can vary dramatically, as was evident during recent years, based on changes in the underlying commodity prices. Market price changes can be driven by factors such as supply and demand, inventory levels, weather events, refinery capacity, political agendas, and general economic conditions, among other items. The financial derivative instruments utilized by the Company primarily are a combination of collars, purchased call options, and fixed price swap agreements. The Company does not purchase or hold any derivative instruments for trading purposes.

The Company enters into financial derivative instruments with third party institutions in “over-the-counter” markets. Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on variations of those like commodities to the Company’s ultimate expected price to be paid for jet fuel at the specific locations in which the Company hedges.

Fair values for financial derivative instruments and forward jet fuel prices are both estimated prior to the time that the financial derivative instruments settle, and the time that jet fuel is purchased and consumed, respectively. However, once settlement of the financial derivative instruments occurs and the hedged jet fuel is purchased and consumed, all values and prices are known and are recognized in the financial statements. In recent years, because of increased volatility in energy markets, the Company’s estimates of the presumed effectiveness of its hedges made at the time the hedges were initially designated have materially differed from actual results, resulting in increased volatility in the Company’s periodic financial results. For example, historical data had been utilized in qualifying unleaded gasoline for SFAS 133 hedge accounting under the presumption that derivatives of such commodity would result in effective hedges, as defined. This historical data is updated every quarterly reporting period to ascertain whether SFAS 133 hedge accounting is allowed for every commodity the Company uses in its hedging program. During 2006, based on these updates, the Company in fact lost SFAS 133 hedge accounting for all unleaded gasoline derivative instruments, and thus has marked all such derivatives to market value in each subsequent quarterly period since that time, with all changes in value reflected as a component of Other gains/losses in the Consolidated Statement of Income. Although commodities such as crude oil and heating oil have continued to qualify for hedge accounting in most cases, there have been instances in which the Company has also lost hedge accounting in specific geographic locations for these commodities. In these instances, the Company has also marked such derivatives to market value with changes reflected in the income statement each reporting period. Although the Company’s prospective assessment has been utilized to ensure that crude oil and heating oil in most cases still qualify for SFAS 133 hedge accounting in specific locations where the Company hedges, there are no assurances that these commodities will continue to qualify in the future. This is due to the fact that future price changes in these refined products may not be consistent with historical price changes. If recent volatility in these commodity markets continues for an extended period of time or worsens in the near future, the Company could lose hedge accounting altogether for all crude oil and heating oil derivatives, which would create further volatility in the Company’s financial results.

Estimating the fair value of these fuel derivative instruments and forward prices for jet fuel will also result in changes in their values from period to period and thus determine how they are accounted for under SFAS 133. To the extent that the change in the estimated fair value of a fuel derivative instrument differs from the change in the estimated price of the associated jet fuel to be purchased, both on a cumulative and a period-to-period basis, ineffectiveness of the fuel hedge can result, as defined by SFAS 133. This could result in the immediate recording of noncash charges or income, representing the change in the fair value of the derivative, even though the derivative instrument may not expire/settle until a future period. Likewise, if a derivative contract ceases to qualify for hedge accounting, the changes in the fair value of the derivative instrument is recorded every period to “Other gains and losses” in the income statement in the period of the change.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate for a specific commodity. This may result, and has resulted, in increased volatility in the Company’s financial statements. The significant increase in the amount of hedge ineffectiveness and unrealized gains and losses on the change in value of derivative contracts settling in future periods recorded during recent periods has been due to a number of factors. These factors include: the significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses for protection. The number of instances in which the Company has discontinued hedge accounting for specific hedges and for specific refined products, such as unleaded gasoline, has increased recently, primarily due to these reasons. In these cases, the Company has determined the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions can fluctuate significantly in amount from period to period, it is probable there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily because small differences in the correlation of crude oil related products are leveraged over large dollar volumes.

SFAS 133 is a complex accounting standard with stringent requirements, including the documentation of a Company hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is designated by the Company. As required by SFAS 133, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of jet fuel to changes in the prices of the commodities used for hedging purposes.

The Company continually looks for better and more accurate methodologies in forecasting future cash flows relating to its jet fuel hedging program. These estimates are an important component used in the measurement of effectiveness for the Company’s fuel hedges, as required by SFAS 133. During first quarter 2006, the Company did revise its method for forecasting these future cash flows. Prior to 2006, the Company had estimated future cash flows using actual market forward prices of a single like commodity and adjusting for historical differences from the Company’s actual jet fuel purchase prices. The Company implemented an improved model for forecasting forward jet fuel prices during 2006, due to the fact that different types of commodities are statistically better predictors of forward jet fuel prices, depending on specific geographic locations in which the Company hedges. In accordance with SFAS 133, the Company then adjusts for certain items, such as transportation costs, that are stated in fuel purchasing contracts with its vendors, in order to estimate the actual price paid for jet fuel associated with each hedge. This improved methodology for estimating future cash flows (i.e., jet fuel prices) was applied prospectively, in accordance with the Company’s interpretation of SFAS 133. The Company did not, however, change its method for either assessing or measuring hedge ineffectiveness. As a result of this new method for forecasting future jet fuel prices, the Company believes its hedges are more likely to be effective over the long-term.

The Company also utilizes financial derivative instruments in the form of interest rate swap agreements. The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. The Company currently holds interest rate swap agreements related to its $385 million 6.5% senior unsecured notes due 2012, its $350 million 5.25% senior unsecured notes due 2014, its $300 million 5.125% senior unsecured notes due 2017, and its $100 million 7.375% senior unsecured debentures due 2027. The interest rate swaps associated with the $300 million 5.125% notes and $100 million 7.375% debentures were entered into during 2007.

The floating rate paid under the swap associated with the $385 million 6.5% senior unsecured notes due 2012 is set in arrears. The Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5 percent every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2007 is estimated to be 7.31 percent based on actual and forward rates at December 31, 2007. The floating rate for the swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014 is set at the beginning of each six month period. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25 percent every six months on a notional amount of $350 million until 2014. The average floating rate paid under this agreement during 2007 was 6.02 percent. For both the swap agreements associated with the $300 million 5.125% notes and $100 million 7.375% debentures, the Company pays the LIBOR plus a margin every six months on the notional amount of the debt, and receives the fixed stated rate of the notes or debentures every six months until the date the notes or debentures become due. The average floating rate paid during 2007 under the agreement associated with the $300 million 5.125% notes due 2016 was 4.64 percent. The average floating rate paid during 2007 under the agreement associated with the $100 million 7.375% debentures due 2027 was 6.73 percent.

The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. In addition, these interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, as defined by SFAS 133. Under the “shortcut” method, the hedges are assumed to be perfectly effective, and, thus, there is no ineffectiveness to be recorded in earnings. The fair values of the interest rate swap agreements, which are adjusted regularly, is recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The total fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2007, was an asset of approximately $16 million. The total fair value of the swap agreements held at December 31, 2006, was a liability of $30 million. The long-term portion of these amounts is recorded in “Other deferred liabilities” in the Consolidated Balance Sheet for each respective year. In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 10 to the Consolidated Financial Statements.

The Company believes it is unlikely that materially different estimates for the fair value of financial derivative instruments, and forward jet fuel prices, would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Share-Based Compensation

The Company has share-based compensation plans covering the majority of its Employee groups, including plans adopted via collective bargaining, a plan covering the Company’s Board of Directors, and plans related to employment contracts with the Executive Chairman of the Company. Prior to January 1, 2006, the Company accounted for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense was recognized for fixed option plans because the exercise prices of Employee stock options equaled or exceeded the market prices of the underlying stock on the dates of grant. However, prior to adoption of SFAS 123R, share-based compensation had been included in pro forma disclosures in the financial statement footnotes for periods prior to 2006.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

Under the modified retrospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods were retroactively adjusted utilizing the pro forma disclosures in those prior financial statements. As part of this revision, the Company recorded cumulative share-based compensation expense of $409 million for the period 1995-2005, resulting in a reduction to Retained earnings in the Consolidated Balance Sheet as of December 31, 2005. This adjustment, along with the creation of a net Deferred income tax asset in the amount of $130 million, resulted in an offsetting increase to Capital in excess of par value in the amount of $539 million in the Consolidated Balance Sheet as of December 31, 2005. The Deferred tax asset represents the portion of the cumulative expense related to stock options that will result in a future tax deduction.

The Company estimates the fair value of stock option awards on the date of grant utilizing a modified Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. However, certain assumptions used in the Black-Scholes model, such as expected term, can be adjusted to incorporate the unique characteristics of the Company’s stock option awards. Option valuation models require the input of somewhat subjective assumptions including expected stock price volatility and expected term. For 2006 and 2007, the Company has relied on observations of historical volatility trends, implied future volatility observations as determined by independent third parties, and implied volatility from traded options on the Company’s stock. For both 2007 and 2006 stock option grants, the Company utilized expected volatility based on the expected life of the option, but within a range of 24 percent to 27 percent. Prior to 2005, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. In determining the expected term of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups.

Other assumptions required for estimating fair value with the Black-Scholes model are the expected risk-free interest rate and expected dividend yield of the Company’s stock. The risk-free interest rates used were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option on the date of grant. The expected dividend yield of the Company’s common stock over the expected term of the option on the date of grant was estimated based on the Company’s current dividend yield, and adjusted for anticipated future changes.

Vesting terms for the Company’s stock option plans differ based on the type of grant made and the group to which the options are granted. For grants made to Employees under collective bargaining plans, vesting has ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans,” options generally vest and become fully exercisable over three, five, or ten years of continued

employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

As of December 31, 2007, the Company had $37 million in remaining unrecognized compensation cost related to past grants of stock options, which is expected to be recognized over a weighted-average period of 2.25 years. The total recognition period for the remaining unrecognized compensation cost was approximately eight years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions. The majority of the $37 million in share-based compensation expense reflected in the Consolidated Statement of Income for the year ended December 31, 2007, was related to options granted prior to the adoption of SFAS 123R. Based on Employee stock options expected to vest during 2008, and the Company’s expectation of future grants, the Company expects the expense related to share-based compensation to once again decrease during 2008 compared to 2007 expense.

The Company believes it is unlikely that materially different estimates for the assumptions used in estimating the fair value of stock options granted would be made based on the conditions suggested by actual historical experience and other data available at the time estimates were made.

Recent Accounting Developments

In September 2006, the FASB issued statement No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company is subject to the provisions of SFAS 157 beginning January 1, 2008. The Company has not yet determined whether SFAS 157 will have a material impact on its financial condition, results of operations, or cash flow. However, the Company believes it will likely be required to provide additional disclosures as part of future financial statements, beginning with first quarter 2008.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (Statement 159). Statement 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. Statement 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe Statement 159 will result in a material adverse effect on its financial condition, results of operations, or cash flow.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Southwest has interest rate risk in its floating rate debt obligations and interest rate swaps, and has commodity price risk in jet fuel required to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to manage market risk through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of fixed rate debt instruments and financial derivative instruments used to hedge its exposure to jet fuel price increases. The Company also operates 95 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in Note 8 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes. See Note 10 to the Consolidated Financial Statements for information on the Company’s accounting for its hedging program and for further details on the Company’s financial derivative instruments.

Fuel Hedging

The Company utilizes financial derivative instruments, on both a short-term and a long-term basis, as a form of insurance against significant increases in fuel prices. The Company believes there is significant risk in not hedging against the possibility of such fuel price increases. The Company expects to consume approximately 1.5 billion gallons of jet fuel in 2008. Based on this usage, a change in jet fuel prices of just one cent per gallon would impact the Company’s “Fuel and oil expense” by approximately $15 million per year, excluding any impact of the Company’s derivative instruments.

The fair values of outstanding financial derivative instruments related to the Company’s jet fuel market price risk at December 31, 2007, were net assets of $2.4 billion. The current portion of these financial derivative instruments, or $1.1 billion, is classified as “Fuel derivative contracts” in the Consolidated Balance Sheet. The long-term portion of these financial derivative instruments, or $1.3 billion, is included in “Other assets.”

The fair values of the derivative instruments, depending on the type of instrument, were determined by use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. An immediate ten-percent increase or decrease in underlying fuel-related commodity prices from the December 31, 2007, prices would correspondingly change the fair value of the commodity derivative instruments in place by up to $658 million. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices as well as related income tax effects. This sensitivity analysis uses industry standard valuation models and holds all inputs constant at December 31, 2007, levels, except underlying futures prices.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and will periodically review counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2007, the Company had agreements with nine counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2007, the Company held $2.0 billion in cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The deposits are included in “Accrued liabilities” on the Consolidated Balance Sheet. See also Note 10 to the Consolidated Financial Statements.

Financial Market Risk

The vast majority of the Company’s assets are aircraft, which are long-lived. The Company’s strategy is to maintain a conservative balance sheet and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an “A” credit rating on its senior unsecured fixed-rate debt with Standard & Poor’s and Fitch ratings agencies, and a “Baa1” credit rating with Moody’s rating agency as of December 31, 2007. In January 2008, Fitch announced a cut in the Company’s senior unsecured debt rating to “A−”. The Company’s 1999 and 2004 French Credit Agreements do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. In addition, as disclosed in Note 10 to the Consolidated Financial Statements, the Company has converted certain of its long-term debt to floating rate debt by entering into interest rate swap agreements. This includes the Company’s $385 million 6.5% senior unsecured notes due 2012, the $350 million 5.25% senior unsecured notes due 2014, the $300 million 5.125% senior unsecured notes due 2017, and the $100 million 7.375% senior unsecured debentures due 2027. Although there is interest rate risk associated with these floating rate borrowings, the risk for the 1999 and 2004 French Credit Agreements is somewhat mitigated by the fact that the Company may prepay this debt under certain conditions. See Notes 6 and 7 to the Consolidated Financial Statements for more information on the material terms of the Company’s short-term and long-term debt.

Excluding the notes or debentures that were converted to a floating rate as previously noted, the Company’s only fixed-rate senior unsecured notes at December 31, 2007 were its $300 million notes due 2016. These senior unsecured notes have a fixed-rate of 5.75 percent, which is comparable to average rates prevailing for similar debt instruments over the last ten years. The Company’s outstanding $500 million EETCs, which are secured by 16 Boeing 737-700 aircraft, had an effective fixed-rate of 6.24 percent. The carrying value of the Company’s floating rate debt totaled $1.3 billion, and this debt had a weighted-average maturity of 6.1 years at floating rates averaging 5.68 percent for the twelve months ended December 31, 2007. In total, the Company’s fixed rate debt and floating rate debt represented 6.5 percent and 10.3 percent, respectively, of total noncurrent assets at December 31, 2007.

The Company also has some risk associated with changing interest rates due to the short-term nature of its invested cash, which totaled $2.2 billion, and short-term investments, which totaled $566 million, at December 31, 2007. However, the Company generally does not retain the interest earnings on the $2.0 billion in cash collateral deposits from counterparties associated with the Company’s fuel derivative instruments. See Notes 1 and 10 to the Consolidated Financial Statements for further information. The Company invests available cash in certificates of deposit, highly rated money market instruments, investment grade commercial paper, auction rate securities, and other highly rated financial instruments. Because of the short-term nature of these investments, the returns earned parallel closely with short-term floating interest rates. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material market interest rate risk management activities.

A hypothetical ten percent change in market interest rates as of December 31, 2007, would not have a material affect on the fair value of the Company’s fixed rate debt instruments. See Note 10 to the Consolidated Financial Statements for further information on the fair value of the Company’s financial instruments. A change in market interest rates could, however, have a corresponding effect on the Company’s earnings and cash flows associated with its floating rate debt, invested cash (excluding cash collateral deposits), and short-term investments because of the floating-rate nature of these items. Assuming floating market rates in effect as of December 31, 2007, were held constant throughout a 12-month period, a hypothetical ten percent change in those rates would correspondingly change the Company’s net earnings and cash flows associated with these items by less than $3 million. Utilizing these assumptions and considering the Company’s cash balance (excluding cash collateral deposits), short-term investments, and floating-rate debt outstanding at December 31, 2007, an increase in rates would have a net positive effect on the Company’s earnings and cash flows, while a decrease in rates would have a net negative effect on the Company’s earnings and cash flows. However, a ten percent change in market rates would not impact the Company’s earnings or cash flow associated with the Company’s publicly traded fixed-rate debt.

The Company is also subject to various financial covenants included in its credit card transaction processing agreement, the revolving credit facility, and outstanding debt agreements. Covenants include the maintenance of minimum credit ratings. For the revolving credit facility, the Company must also maintain, at all times, a Coverage Ratio, as defined in the agreement, of not less than 1.00 to 1.25. The Company met or exceeded the minimum standards set forth in these agreements as of December 31, 2007. However, if conditions change and the Company fails to meet the minimum standards set forth in the agreements, it could reduce the availability of cash under the agreements or increase the costs to keep these agreements intact as written.

Item 8.	Financial Statements and Supplementary Data

SOUTHWEST AIRLINES CO.

CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006
	(In millions, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$2,213	$1,390
Short-term investments	566	369
Accounts and other receivables	279	241
Inventories of parts and supplies, at cost	259	181
Fuel derivative contracts	1,069	369
Prepaid expenses and other current assets	57	51

Total current assets	4,443	2,601
Property and equipment, at cost:
Flight equipment	13,019	11,769
Ground property and equipment	1,515	1,356
Deposits on flight equipment purchase contracts	626	734

	15,160	13,859
Less allowance for depreciation and amortization	4,286	3,765

	10,874	10,094
Other assets	1,455	765

	$16,772	$13,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$759	$643
Accrued liabilities	3,107	1,323
Air traffic liability	931	799
Current maturities of long-term debt	41	122

Total current liabilities	4,838	2,887
Long-term debt less current maturities	2,050	1,567
Deferred income taxes	2,535	2,104
Deferred gains from sale and leaseback of aircraft	106	120
Other deferred liabilities	302	333
Commitments and contingencies
Stockholders’ equity:
Common stock, $1.00 par value: 2,000,000,000 shares authorized; 807,611,634 shares issued in 2007 and 2006	808	808
Capital in excess of par value	1,207	1,142
Retained earnings	4,788	4,307
Accumulated other comprehensive income	1,241	582
Treasury stock, at cost: 72,814,104 and 24,302,215 shares in 2007 and 2006, respectively	(1,103)	(390)

Total stockholders’ equity	6,941	6,449

	$16,772	$13,460

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF INCOME

	Years Ended December 31,
	2007	2006	2005
	(In millions, except
	per share amounts)

OPERATING REVENUES:
Passenger	$9,457	$8,750	$7,279
Freight	130	134	133
Other	274	202	172

Total operating revenues	9,861	9,086	7,584
OPERATING EXPENSES:
Salaries, wages, and benefits	3,213	3,052	2,782
Fuel and oil	2,536	2,138	1,341
Maintenance materials and repairs	616	468	446
Aircraft rentals	156	158	163
Landing fees and other rentals	560	495	454
Depreciation and amortization	555	515	469
Other operating expenses	1,434	1,326	1,204

Total operating expenses	9,070	8,152	6,859

OPERATING INCOME	791	934	725
OTHER EXPENSES (INCOME):
Interest expense	119	128	122
Capitalized interest	(50)	(51)	(39)
Interest income	(44)	(84)	(47)
Other (gains) losses, net	(292)	151	(90)

Total other expenses (income)	(267)	144	(54)

INCOME BEFORE INCOME TAXES	1,058	790	779
PROVISION FOR INCOME TAXES	413	291	295

NET INCOME	$645	$499	$484

NET INCOME PER SHARE, BASIC	$.85	$.63	$.61

NET INCOME PER SHARE, DILUTED	$.84	$.61	$.60

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2007, 2006, and 2005
				Accumulated
		Capital in		Other
	Common	Excess of	Retained	Comprehensive	Treasury
	Stock	Par Value	Earnings	Income (Loss)	Stock	Total
	(In millions, except per share amounts)

Balance at December 31, 2004	$790	$777	$3,614	$417	$(71)	$5,527
Purchase of shares of treasury stock	—	—	—	—	(55)	(55)
Issuance of common and treasury stock pursuant to Employee stock plans	12	59	(66)	—	126	131
Tax benefit of options exercised	—	47	—	—	—	47
Share-based compensation	—	80	—	—	—	80
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	484	—	—	484
Unrealized gain on derivative instruments	—	—	—	474	—	474
Other	—	—	—	1	—	1

Total comprehensive income						959

Balance at December 31, 2005	$802	$963	$4,018	$892	$—	$6,675
Purchase of shares of treasury stock	—	—	—	—	(800)	(800)
Issuance of common and treasury stock pursuant to Employee stock plans	6	39	(196)	—	410	259
Tax benefit of options exercised	—	60	—	—	—	60
Share-based compensation	—	80	—	—	—	80
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	499	—	—	499
Unrealized loss on derivative instruments	—	—	—	(306)	—	(306)
Other	—	—	—	(4)	—	(4)

Total comprehensive income						189

Balance at December 31, 2006	$808	$1,142	$4,307	$582	$(390)	$6,449

Purchase of shares of treasury stock	—	—	—	—	(1,001)	(1,001)
Issuance of common and treasury stock pursuant to Employee stock plans	—	—	(150)	—	288	138
Tax benefit of options exercised	—	28	—	—	—	28
Share-based compensation	—	37	—	—	—	37
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	645	—	—	645
Unrealized gain on derivative instruments	—	—	—	636	—	636

Other	—	—	—	23	—	23
Total comprehensive income						1,304

Balance at December 31, 2007	$808	$1,207	$4,788	$1,241	$(1,103)	$6,941

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$645	$499	$484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	555	515	469
Deferred income taxes	328	277	291
Amortization of deferred gains on sale and leaseback of aircraft	(14)	(16)	(16)
Share-based compensation expense	37	80	80
Excess tax benefits from share-based compensation arrangements	(28)	(60)	(47)
Changes in certain assets and liabilities:
Accounts and other receivables	(38)	(5)	(9)
Other current assets	(229)	87	(59)
Accounts payable and accrued liabilities	1,609	(223)	855
Air traffic liability	131	150	120
Other, net	(151)	102	(50)

Net cash provided by operating activities	2,845	1,406	2,118
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,331)	(1,399)	(1,146)
Purchases of short-term investments	(5,086)	(4,509)	(1,804)
Proceeds from sales of short-term investments	4,888	4,392	1,810
Payment for assets of ATA Airlines, Inc.	—	—	(6)
Debtor in possession loan to ATA Airlines, Inc.	—	20	—
Other, net	—	1	—

Net cash used in investing activities	(1,529)	(1,495)	(1,146)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	500	300	300
Proceeds from Employee stock plans	139	260	132
Payments of long-term debt and capital lease obligations	(122)	(607)	(149)
Payments of cash dividends	(14)	(14)	(14)
Repurchase of common stock	(1,001)	(800)	(55)
Excess tax benefits from share-based compensation arrangements	28	60	47
Other, net	(23)	—	(1)

Net cash provided by (used in) financing activities	(493)	(801)	260

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	823	(890)	1,232
CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	1,390	2,280	1,048

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,213	$1,390	$2,280

SUPPLEMENTAL DISCLOSURES
Cash payments for:
Interest, net of amount capitalized	$63	$78	$71
Income taxes	$94	$15	$8
Noncash rights to airport gates acquired through reduction in debtor in possession loan to ATA Airlines, Inc.	$—	$—	$20

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1.	Summary of Significant Accounting Policies

Basis of Presentation

Southwest Airlines Co. (the Company or Southwest) is a major domestic airline that provides point-to-point, low-fare service. The Consolidated Financial Statements include the accounts of Southwest and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash in excess of that necessary for operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with maturities of three months or less are classified as cash and cash equivalents, which primarily consist of certificates of deposit, money market funds, and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are stated at cost, which approximates market value.

Short-Term Investments

Short-term investments consist of auction rate securities with auction reset periods of less than 12 months. These investments are classified as available-for-sale securities and are stated at fair value. At each reset period, the Company accounts for the transaction as “Proceeds from sales of short-term investments” for the security relinquished, and a “Purchase of short-investments” for the security purchased, in the accompanying Consolidated Statement of Cash Flows. Unrealized gains and losses, net of tax, are recognized in “Accumulated other comprehensive income (loss)” in the accompanying Consolidated Balance Sheet. Realized gains and losses on specific investments, which totaled $17 million in 2007, $17 million in 2006, and $4 million in 2005, are reflected in “Interest income” in the accompanying Consolidated Income Statement.

The Company’s cash and cash equivalents and short-term investments as of December 31, 2006 and 2007, included $540 million and $2.0 billion, respectively, in collateral deposits received from the counterparties of the Company’s fuel derivative instruments. Although these amounts are not restricted in any way, the Company generally must remit the investment earnings from these amounts back to the counterparties. Depending on the fair value of the Company’s fuel derivative instruments, the amounts of collateral deposits held at any point in time can fluctuate significantly. Therefore, the Company generally excludes the cash collateral deposits in its decisions related to long-term cash planning and forecasting. See Note 10 for further information on these collateral deposits and fuel derivative instruments.

Accounts and Other Receivables

Accounts and other receivables are carried at cost. They primarily consist of amounts due from credit card companies associated with sales of tickets for future travel and amounts due from counterparties associated with fuel derivative instruments that have settled. The amount of allowance for doubtful accounts as of December 31, 2005, 2006 and 2007 was immaterial. In addition, the provision for doubtful accounts and write-offs for 2005, 2006, and 2007 were immaterial.

Inventories

Inventories primarily consist of flight equipment expendable parts, materials, aircraft fuel, and supplies. All of these items are carried at average cost, less an allowance for obsolescence. These items are generally charged to expense when issued for use. The reserve for obsolescence was immaterial at December 31, 2005, 2006 and 2007. In addition, the Company’s provision for obsolescence and write-offs for 2005, 2006, and 2007 were immaterial.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided by the straight-line method to estimated residual values over periods generally ranging from 23 to 25 years for flight equipment and 5 to 30 years for ground property and equipment once the asset is placed in service. Residual values estimated for aircraft are generally 15 percent and for ground property and equipment range from zero to 10 percent. Property under capital leases and related obligations is recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense.

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types, recommendations from Boeing, the manufacturer of the Company’s aircraft, and current fair values in markets for similar used aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, modifications or improvements to the aircraft, changes in utilization of the aircraft (actual flight hours or cycles during a given period of time), governmental regulations on aging aircraft, changing market prices of new and used aircraft of the same or similar types, etc. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets used in operations for impairment. Impairment losses would be recorded when events and circumstances indicate that an asset might be impaired and the undiscounted cash flows to be generated by that asset are less than the carrying amounts of the asset. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, operating or cash flow losses associated with the use of the long-lived asset, etc. The Company continues to experience positive cash flow and operate all of its aircraft, and there have been no significant impairments of long-lived assets recorded during 2005, 2006, or 2007.

Aircraft and Engine Maintenance

The cost of scheduled inspections and repairs and routine maintenance costs for all aircraft and engines are charged to maintenance expense as incurred. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.

Intangible Assets

Intangible assets primarily consist of leasehold rights to airport owned gates. These assets are amortized on a straight-line basis over the expected useful life of the lease, approximately 20 years. The accumulated amortization related to the Company’s intangible assets at December 31, 2007, and 2006, was $9 million and $5 million, respectively. The Company periodically assesses its intangible assets for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets; however, no impairments have been noted.

Revenue Recognition

Tickets sold are initially deferred as “Air traffic liability”. Passenger revenue is recognized when transportation is provided. “Air traffic liability” primarily represents tickets sold for future travel dates and estimated refunds and exchanges of tickets sold for past travel dates. The majority of the Company’s tickets sold are nonrefundable. Tickets that are sold but not flown on the travel date (whether refundable or nonrefundable) can be reused for another flight, up to a year from the date of sale, or refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. The Company estimates the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and many members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s revenue recognition method with respect to forfeited tickets.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns can result in actual refunds, exchanges or forfeited tickets differing significantly from estimates; however, these differences have historically not been material. Additional factors that may affect estimated refunds, exchanges, and forfeitures include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and fare sale activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund and exchange activity may vary from estimated amounts.

The Company is also required to collect certain taxes and fees from Customers on behalf of government agencies and remit these back to the applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

governmental entity on a periodic basis. These taxes and fees include U.S. federal transportation taxes, federal security charges, and airport passenger facility charges. These items are collected from Customers at the time they purchase their tickets, but are not included in Passenger revenue. The Company records a liability upon collection from the Customer and relieves the liability when payments are remitted to the applicable governmental agency.

Frequent Flyer Program

The Company records a liability for the estimated incremental cost of providing free travel under its Rapid Rewards frequent flyer program at the time an award is earned. The estimated incremental cost includes direct passenger costs such as fuel, food, and other operational costs, but does not include any contribution to overhead or profit.

The Company also sells frequent flyer credits and related services to companies participating in its Rapid Rewards frequent flyer program. Funds received from the sale of flight segment credits are accounted for under the residual value method. Under this method, the Company has determined the portion of funds received for sale of flight segment credits that relate to free travel, currently estimated at 75 percent of the amount received per flight segment credit sold. These amounts are deferred and recognized as “Passenger revenue” when the ultimate free travel awards are flown or the credits expire unused. The remaining 25 percent of the amount received per flight segment credit sold, which is assumed not to be associated with future travel, includes items such as access to the Company’s frequent flyer program population for marketing/solicitation purposes, use of the Company’s logo on co-branded credit cards, and other trademarks, designs, images, etc. of Southwest for use in marketing materials. This remaining portion is recognized in “Other revenue” in the period earned.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2007, 2006, and 2005 was $191 million, $182 million, and $173 million, respectively.

Share-Based Employee Compensation

The Company has stock-based compensation plans covering the majority of its Employee groups, including a plan covering the Company’s Board of Directors and plans related to employment contracts with the Executive Chairman of the Company. The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment.” See Note 13.

Financial Derivative Instruments

The Company accounts for financial derivative instruments utilizing Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Company utilizes various derivative instruments, including crude oil, unleaded gasoline, and heating oil-based derivatives, to attempt to reduce the risk of its exposure to jet fuel price increases. These instruments primarily consist of purchased call options, collar structures, and fixed-price swap agreements, and upon proper qualification are accounted for as cash-flow hedges, as defined by SFAS 133. The Company has also entered into interest rate swap agreements to convert a portion of its fixed-rate debt to floating rates. These interest rate hedges are accounted for as fair value hedges, as defined by SFAS 133.

Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through utilization of a statistical-based regression equation with data from market forward prices of like commodities. This equation is then adjusted for certain items, such as transportation costs, that are stated in the Company’s fuel purchasing contracts with its vendors.

For the effective portion of settled hedges, as defined in SFAS 133, the Company records the associated gains or losses as a component of Fuel and oil expense in the Consolidated Statement of Income. For amounts representing ineffectiveness, as defined, or changes in fair value of derivative instruments for which hedge accounting is not applied, the Company records any gains or losses as a component of Other (gains) losses, net, in the Consolidated Statement of Income. Amounts that are paid or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

received associated with the purchase or sale of financial derivative instruments (i.e., premium costs of option contracts) are classified as a component of Other (gains) losses, net, in the Consolidated Statement of Income in the period in which the instrument settles or expires. All cash flows associated with purchasing and selling derivatives are classified as operating cash flows in the Consolidated Statement of Cash Flows, either as a component of changes in Other current assets or Other, net, depending on whether the derivative will settle within twelve months or beyond twelve months, respectively. See Note 10 for further information on SFAS 133 and financial derivative instruments.

Income Taxes

The Company accounts for deferred income taxes utilizing Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”, as amended. SFAS 109 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax bases of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with SFAS 109, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

Concentration Risk

A significant number of the Company’s Employees are unionized and are covered by collective bargaining agreements. The following Employee groups are under agreements that are currently amendable or will become amendable during 2008: the Company’s Pilots (became amendable in 2006, and currently in discussions on a new agreement); the Company’s Flight Attendants (becomes amendable in June 2008); the Company’s Ramp, Operations, Provisioning, and Freight Agents (becomes amendable in July 2008, and began negotiations in January 2008); the Company’s Stock Clerks and Mechanics (both become amendable in August 2008); and the Company’s Customer Service and Reservations Agents (becomes amendable in November 2008.)

The Company attempts to minimize its concentration risk with regards to its cash, cash equivalents, and its investment portfolio. This is accomplished by diversifying and limiting amounts among different counterparties, the type of investment, and the amount invested in any individual security or money market fund.

To manage risk associated with financial derivative instruments held, the Company selects and will periodically review counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2007, the Company had agreements with nine counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2007, the Company held $2.0 billion in cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program.

The Company operates an all-Boeing 737 fleet of aircraft. If the Company was unable to acquire additional aircraft from Boeing, or Boeing was unable or unwilling to provide adequate support for its products, the Company’s operations could be adversely impacted. However, the Company considers its relationship with Boeing to be good and believes the advantages of operating a single fleet type outweigh the risks of such a strategy.

2.	Recent Accounting Developments

In September 2006, the FASB issued statement No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company is subject to the provisions of SFAS 157 beginning January 1, 2008. The Company has not yet determined whether SFAS 157 will have a material impact on its financial condition, results of operations, or cash flow. However, the Company believes it will likely be required to provide additional disclosures as part of future financial statements, beginning with first quarter 2008.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (Statement 159). Statement 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. Statement 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe Statement 159 will result in a material adverse effect

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on its financial condition, results of operations, or cash flow.

3.	Acquisition of Certain Assets

In fourth quarter 2004, Southwest was selected as the winning bidder at a bankruptcy-court approved auction for certain ATA Airlines, Inc. (ATA) assets. As part of the transaction, which was approved in December 2004, Southwest agreed to pay $40 million for certain ATA assets, consisting of the leasehold rights to six of ATA’s leased Chicago Midway Airport gates and the rights to a leased aircraft maintenance hangar at Chicago Midway Airport. In addition, Southwest provided ATA with $40 million in debtor-in-possession financing while ATA remained in bankruptcy, and also guaranteed the repayment of an ATA construction loan to the City of Chicago for $7 million. As part of this original transaction, Southwest committed, upon ATA’s emergence from bankruptcy, to convert the debtor-in-possession financing to a term loan, payable over five years, and to invest $30 million cash in ATA convertible preferred stock.

During fourth quarter 2005, ATA Airlines, Inc. (ATA) entered into an agreement in which an investor, MatlinPatterson Global Opportunities Partners II, would provide financing to enable ATA to emerge from bankruptcy. As part of this transaction, Southwest entered into an agreement with ATA to acquire the leasehold rights to four additional leased gates at Chicago Midway Airport in exchange for a $20 million reduction in the Company’s debtor-in-possession loan. Upon ATA’s emergence from bankruptcy, which took place on February 28, 2006, ATA repaid the remaining $20 million balance of the debtor-in-possession financing to the Company, and provided a letter of credit to support Southwest’s obligation under the construction loan to the City of Chicago. In addition, Southwest was relieved of its commitment to purchase ATA convertible preferred stock.

Southwest and ATA also agreed on a code share arrangement, under which each carrier can exchange passengers on certain designated flights. This agreement was approved and implemented during first quarter 2005, although it has since been enhanced and adjusted.

4.	Commitments

The Company’s contractual purchase commitments primarily consist of scheduled aircraft acquisitions from Boeing. As of December 31, 2007, the Company had contractual purchase commitments with Boeing for 29 737-700 aircraft deliveries in 2008, 20 scheduled for delivery in 2009, 10 each in 2010 thru 2012, and 29 thereafter. In addition, the Company has options and purchase rights for an additional 138 737-700s that it may acquire during 2009-2014. The Company has the option, which must be exercised 18 months prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. As of December 31, 2007, aggregate funding needed for firm commitments is approximately $3.2 billion, subject to adjustments for inflation, due as follows: $747 million in 2008, $498 million in 2009, $341 million in 2010, $444 million in 2011, $458 million in 2012, and $684 million thereafter.

5.	Accrued Liabilities

	2007	2006
	(In millions)

Retirement plans (Note 14)	$132	$165
Aircraft rentals	125	128
Vacation pay	164	151
Advances and deposits (Note 10)	2,020	546
Deferred income taxes	370	78
Other	296	255

Accrued liabilities	$3,107	$1,323

6.	Revolving Credit Facility

The Company has a revolving credit facility under which it can borrow up to $600 million from a group of banks. The facility expires in August 2010 and is unsecured. At the Company’s option, interest on the facility can be calculated on one of several different bases. For most borrowings, Southwest would anticipate choosing a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

floating rate based upon LIBOR. If the facility had been fully drawn at December 31, 2007, the spread over LIBOR would have been 62.5 basis points given Southwest’s credit rating at that date. The facility also contains a financial covenant requiring a minimum coverage ratio of adjusted pre-tax income to fixed obligations, as defined. As of December 31, 2007, the Company was in compliance with this covenant, and there were no outstanding amounts borrowed under this facility.

7.	Long-Term Debt

	2007	2006
	(In millions)

7 7/8% Notes due 2007	$—	$100
French Credit Agreements due 2012	32	37
6 1/2% Notes due 2012	386	369
5 1/4% Notes due 2014	352	336
5 3/4% Notes due 2016	300	300
5 1/8% Notes due 2017	311	300
French Credit Agreements due 2017	94	100
Pass Through Certificates	480	—
7 3/8% Debentures due 2027	103	100
Capital leases (Note 8)	52	63

	2,110	1,705
Less current maturities	41	122
Less debt discount and issuance costs	19	16

	$2,050	$1,567

On September 1, 2007, the Company redeemed its $100 million senior unsecured 7 7/8% notes on their scheduled maturity date.

On October 3, 2007, grantor trusts established by the Company issued $500 million Pass Through Certificates consisting of $412 million 6.15% Series A certificates and $88 million 6.65% Series B certificates. A separate trust was established for each class of certificates. The trusts used the proceeds from the sale of certificates to acquire equipment notes in the same amounts, which were issued by Southwest on a full recourse basis. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust. The equipment notes were issued for each of 16 Boeing 737-700 aircraft owned by Southwest and are secured by a mortgage on each aircraft. Interest on the equipment notes held for the certificates is payable semi-annually, beginning February 1, 2008. Also beginning February 1, 2008, principal payments on the equipment notes held for both series of certificates are due semi-annually until the balance of the certificates mature on August 1, 2022. The Company utilized the proceeds from the issuance of the Pass Through Certificates for general corporate purposes. Prior to their issuance, the Company also entered into swap agreements to hedge the variability in interest rates on the Pass Through Certificates. The swap agreements were accounted for as cash flow hedges, and resulted in a payment by the Company of $20 million upon issuance of the Pass Through Certificates. The effective portion of the hedge is being amortized to interest expense concurrent with the amortization of the debt and is reflected in the above table as a reduction in the debt balance. The ineffectiveness of the hedge transaction was immaterial.

During December 2006, the Company issued $300 million senior unsecured Notes due 2016. The notes bear interest at 5.75 percent, payable semi-annually in arrears, with the first payment made on June 15, 2007. Southwest used the net proceeds from the issuance of the notes for general corporate purposes.

During February 2005, the Company issued $300 million senior unsecured Notes due 2017. The notes bear interest at 5.125 percent, payable semi-annually in arrears, with the first payment made on September 1, 2005. Southwest used the net proceeds from the issuance of the notes for general corporate purposes. In January 2007, the Company entered into an interest-rate swap

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement to convert this fixed-rate debt to a floating rate. See Note 10 for more information on the interest-rate swap agreement.

In fourth quarter 2004, the Company entered into four identical 13-year floating-rate financing arrangements, whereby it borrowed a total of $112 million from French banking partnerships. Although the interest rates on the borrowings float, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 45 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans, and the Company may terminate the arrangements in any year on either of those dates, under certain conditions. The Company pledged four aircraft as collateral for the transactions.

In September 2004, the Company issued $350 million senior unsecured Notes due 2014. The notes bear interest at 5.25 percent, payable semi-annually in arrears, on April 1 and October 1. Concurrently, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to a floating rate. See Note 10 for more information on the interest-rate swap agreement. Southwest used the net proceeds from the issuance of the notes for general corporate purposes.

On March 1, 2002, the Company issued $385 million senior unsecured Notes due March 1, 2012. The notes bear interest at 6.5 percent, payable semi-annually on March 1 and September 1. Southwest used the net proceeds from the issuance of the notes for general corporate purposes. During 2003, the Company entered into an interest rate swap agreement relating to these notes. See Note 10 for further information.

In fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it borrowed a total of $56 million from French banking partnerships. Although the interest rates on the borrowings float, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 67 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged two aircraft as collateral for the transactions.

On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8% Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption. In January 2007, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to a floating rate. See Note 10 for more information on the interest-rate swap agreement.

The Company is required to provide standby letters of credit to support certain obligations that arise in the ordinary course of business. Although the letters of credit are an off-balance sheet item, the majority of obligations to which they relate are reflected as liabilities in the Consolidated Balance Sheet. Outstanding letters of credit totaled $211 million at December 31, 2007.

The net book value of the assets pledged as collateral for the Company’s secured borrowings, primarily aircraft and engines, was $660 million at December 31, 2007.

As of December 31, 2007, aggregate annual principal maturities of debt and capital leases (not including amounts associated with interest rate swap agreements and interest on capital leases) for the five-year period ending December 31, 2012, were $40 million in 2008, $42 million in 2009, $50 million in 2010, $44 million in 2011, $418 million in 2012, and $1.5 billion thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Leases

The Company had nine aircraft classified as capital leases at December 31, 2007. The amounts applicable to these aircraft included in property and equipment were:

	2007	2006
	(In millions)

Flight equipment	$168	$168
Less accumulated depreciation	133	123

	$35	$45

Total rental expense for operating leases, both aircraft and other, charged to operations in 2007, 2006, and 2005 was $469 million, $433 million, and $409 million, respectively. The majority of the Company’s terminal operations space, as well as 86 aircraft, were under operating leases at December 31, 2007. Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2007, were:

	Capital Leases	Operating Leases
	(In millions)

2008	$16	$400
2009	17	335
2010	15	298
2011	12	235
2012	—	195
After 2012	—	876

Total minimum lease payments	60	$2,339

Less amount representing interest	8

Present value of minimum lease payments	52
Less current portion	13

Long-term portion	$39

The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, generally limited to a stated percentage of the lessor’s defined cost of the aircraft.

9.	Project Early Departure

Project Early Departure was a voluntary early retirement program offered in July 2007 to eligible Employees, in which the Company offered a cash bonus of $25,000 plus medical/dental continuation coverage and travel privileges based on eligibility.

A total of 608 out of approximately 8,500 eligible Employees elected to participate in the program. The number of Employees from each group that accepted the package is as follows: 395 from Reservations, 165 from Ground Operations, 41 from Inflight and seven from Provisioning. The participants’ last day of work falls between September 30, 2007 and April 30, 2008, based on the operational needs of particular work locations and departments. The Company did not have a target or expectation for the number of Employees expected to accept the package.

Project Early Departure resulted in a pre-tax, pre-profitsharing, one-time charge of approximately $25 million during third quarter 2007, all of which is reflected in “Salaries, wages and benefits” in the accompanying Consolidated Statement of Income. Approximately $14 million remained to be paid and is recorded as an accrued liability in the accompanying Consolidated Balance Sheet as of December 31, 2007. The Company will continue to address future staffing needs, but currently anticipates that the majority of the positions will be filled with entry-level Employees at lower wage rates to meet operational demands. The purpose of this voluntary initiative and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other initiatives is to help the Company reduce future operating costs.

10.	Derivative and Financial Instruments

Fuel Contracts

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed during 2007, 2006, and 2005 represented approximately 28.0 percent, 26.2 percent, and 19.6 percent of Southwest’s operating expenses, respectively. The primary reason that fuel and oil has become an increasingly large portion of the Company’s operating expenses has been due to the dramatic increase in all energy prices over this period. The Company endeavors to acquire jet fuel at the lowest possible cost. Because jet fuel is not traded on an organized futures exchange, there are limited opportunities to hedge directly in jet fuel. However, the Company has found that financial derivative instruments in other commodities, such as crude oil, and refined products such as heating oil and unleaded gasoline, can be useful in decreasing its exposure to jet fuel price increases. The Company does not purchase or hold any derivative financial instruments for trading purposes.

The Company has utilized financial derivative instruments for both short-term and long-term time frames. In addition to the significant protective fuel derivative positions the Company had in place during 2007, the Company also has significant future positions. The Company currently has a mixture of purchased call options, collar structures, and fixed price swap agreements in place to protect against over 70 percent of its 2008 total anticipated jet fuel requirements at average crude oil equivalent prices of approximately $51 per barrel, and has also added refinery margins on most of those positions. Based on current growth plans, the Company also has fuel derivative contracts in place for over 55 percent of its expected fuel consumption for 2009 at approximately $51 per barrel, nearly 30 percent for 2010 at approximately $63 per barrel, over 15 percent for 2011 at $64 per barrel, and over 15 percent in 2012 at $63 per barrel.

Upon proper qualification, the Company endeavors to account for its fuel derivative instruments as cash flow hedges, as defined in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). Under SFAS 133, all derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying jet fuel is consumed. See Note 11 for further information on Accumulated other comprehensive income. The Company is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for special hedge accounting. Ineffectiveness, as defined, results when the change in the fair value of the derivative instrument exceeds the change in the value of the Company’s expected future cash outlay to purchase and consume jet fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to Other gains and losses in the income statement. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to Other gains and losses in the income statement in the period of the change; however, in accordance with SFAS 133, any amounts previously recorded to Accumulated other comprehensive income would remain there until such time as the original forecasted transaction occurs, then would be reclassified to Fuel and oil expense. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded to Accumulated other comprehensive income would be required to be immediately reclassified into earnings. The Company did not have any such situations occur in 2005, 2006, or 2007.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate for a specific commodity. This may result, and has resulted, in increased volatility in the Company’s results. The significant increase in the amount of hedge ineffectiveness and unrealized gains and losses on derivative contracts settling in future periods recorded during the past few years has been due to a number of factors. These factors included: the significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the production of refined products, and the volatility of the different types of products the Company uses for protection. The number of instances in which the Company has discontinued hedge accounting for specific hedges and for specific refined products, such as unleaded gasoline, has increased recently, primarily due to these reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. However, even though these derivatives may not qualify for SFAS 133 special hedge accounting, the Company continues to hold the instruments as it believes they continue to represent good “economic hedges” in its goal to minimize jet fuel costs. As the fair value of the Company’s hedge positions can fluctuate significantly in amount from period to period, it is more probable that there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses for changes in value of the derivatives recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil related products are leveraged over large dollar volumes.

All cash flows associated with purchasing and selling derivatives are classified as operating cash flows in the Consolidated Statement of Cash Flows, either as a component of changes in Other current assets or Other, net, depending on whether the derivative will settle within twelve months or beyond twelve months, respectively. The following table presents the location of pre-tax gains and/or losses on derivative instruments within the Consolidated Statement of Income.

	2007	2006	2005
	(In millions)

Fuel hedge (gains) included in Fuel and oil expense	$(686)	$(634)	$(892)
Mark-to-market impact from fuel contracts settling in future periods — included in Other (gains) losses, net	(219)	42	(77)
Ineffectiveness from fuel hedges settling in future periods — included in Other (gains) losses, net	(51)	39	(9)
Realized ineffectiveness and mark-to-market (gains) or losses — included in Other (gains) losses, net	(90)	20	(24)
Premium cost of fuel contracts included in Other (gains) losses, net	58	52	35

Also, the following table presents the fair values of the Company’s remaining derivative instruments, receivable amounts from settled/expired derivative contracts, and the amounts of unrealized gains, net of tax, in Accumulated other comprehensive income related to fuel hedges within the Consolidated Balance Sheet.

	2007	2006
	(In millions)

Fair value of current fuel contracts (Fuel derivative contracts)	$1,069	$369
Fair value of noncurrent fuel contracts (Other assets)	1,318	630
Due from third parties for settled fuel contracts (Accounts and other receivables)	109	42
Net unrealized gains from fuel hedges, net of tax (Accumulated other comprehensive income)	1,221	584

The fair value of the derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Included in the above total net unrealized gains from fuel hedges as of December 31, 2007, are approximately $556 million in net unrealized gains that are expected to be realized in earnings during 2008. In addition, as of December 31, 2007, the Company had already recognized gains due to ineffectiveness and derivatives that do not qualify for hedge accounting totaling $180 million, net of taxes. These gains were recognized in 2007 and prior periods, and are reflected in Retained earnings as of December 31, 2007, but the underlying derivative instruments will not expire/settle until 2008 or future periods.

Interest Rate Swaps

During first quarter 2007, the Company executed interest rate swap agreements relating to its $300 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.125% senior unsecured notes due 2017 and its $100 million 7.375% senior unsecured debentures due 2027. Under the agreement related to its $300 million 5.125% senior unsecured notes due 2017, the average floating rate paid during 2007 was 4.64 percent. Under the agreement related to its $100 million 7.375% senior unsecured debentures due 2027, the average floating rate paid during 2007 was 6.73 percent.

Prior to 2007, the Company had entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012 and its $350 million 5.25% senior unsecured notes due 2014. Under each of these interest rate swap agreements, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months on the notional amount of the debt, and receives payments based on the fixed stated rate of the notes every six months until the date the notes become due. Under the agreement related to its $385 million 6.5% senior unsecured notes due 2012, the average floating rate paid during 2007 is estimated to be 7.31 percent based on actual and forward rates at December 31, 2007. Under the agreement related to its $350 million 5.25% senior unsecured notes due 2014, the average floating rate paid during 2007 was 6.02 percent.

The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. The fair values of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2007, was an asset of approximately $16 million and is recorded in “Other deferred liabilities” in the Consolidated Balance Sheet. In accordance with fair value hedging, the offsetting entry is an adjustment to increase the carrying value of long-term debt. See Note 7.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet its obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and periodically reviews counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2007, the Company had agreements with nine counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2007, the Company held $2.0 billion in fuel hedge related cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The cash deposits, which can have a significant impact on the Company’s cash balance and cash flows as of and for a particular operating period, are included in “Accrued liabilities” on the Consolidated Balance Sheet and are included as “Operating cash flows” in the Consolidated Statement of Cash Flows.

The carrying amounts and estimated fair values of the Company’s long-term debt and fuel contracts at December 31, 2007 were as follows:

	Carrying	Estimated Fair
	Value	Value
	(In millions)

French Credit Agreements due 2012	$32	$32
6 1/2% Notes due 2012	386	402
5 1/4% Notes due 2014	352	342
5 3/4% Notes due 2016	300	295
5 1/8% Notes due 2017	311	291
French Credit Agreements due 2017	94	94
Pass Through Certificates	480	487
7 3/8% Debentures due 2027	103	105
Fuel contracts	2,387	2,387

The estimated fair values of the Company’s publicly held long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Comprehensive Income

Comprehensive income includes changes in the fair value of certain financial derivative instruments, which qualify for hedge accounting, unrealized gains and losses on certain investments, and adjustments to recognize the funded status of the Company’s postretirement obligations. See Note 14 for further information on Employee retirement plans. Comprehensive income totaled $1,304 million, $189 million, and $959 million for 2007, 2006, and 2005, respectively. The differences between “Net income” and “Comprehensive income” for these years are as follows:

	2007	2006	2005
	(In millions)

Net income	$645	$499	$484
Unrealized gain (loss) on derivative instruments, net of deferred taxes of $408, ($201) and $300	636	(306)	474
Other, net of deferred taxes of $14, ($2) and $1	23	(4)	1

Total other comprehensive income (loss)	659	(310)	475

Comprehensive income	$1,304	$189	$959

A rollforward of the amounts included in “Accumulated other comprehensive income (loss)”, net of taxes for 2007, 2006, and 2005, is shown below:

	Fuel		Accumulated Other
	Hedge		Comprehensive
	Derivatives	Other	Income (Loss)
	(In millions)

Balance at December 31, 2005	$890	$2	$892
2006 changes in fair value	52	(4)	48
Reclassification to earnings	(358)	—	(358)

Balance at December 31, 2006	584	(2)	582
2007 changes in fair value	1,039	23	1,062
Reclassification to earnings	(403)	—	(403)

Balance at December 31, 2007	$1,220	$21	$1,241

12.	Common Stock

The Company has one class of capital stock, its common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders. At December 31, 2007, the Company had 82 million shares of common stock reserved for issuance pursuant to Employee stock benefit plans (of which 32 million shares had not been granted.)

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. During first quarter 2005, the Company completed this program. In total, the Company repurchased approximately 21 million of its common shares during the course of the program.

In 2006, the Company’s Board of Directors authorized three separate programs for the repurchase of up to a total of $1.0 billion of the Company’s common stock — $300 million authorized in January 2006, $300 million authorized in May 2006, and $400 million authorized in November 2006. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. These programs, which were completed during first quarter 2007, resulted in the repurchase of a total of approximately 63 million shares.

In 2007, the Company’s Board of Directors authorized two separate programs for the repurchase of up to a total of $800 million of the Company’s common stock — $300 million authorized in March 2007, and $500 million authorized in May 2007. Repurchases were made in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. These programs, which were completed during third quarter 2007, resulted in the repurchase of a total of approximately 53 million shares.

During January 2008, the Company’s Board of Directors authorized an additional program for the repurchase of up to $500 million of the Company’s Common Stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.

13.	Stock Plans

Share-Based Compensation

The Company has share-based compensation plans covering the majority of its Employee groups, including plans adopted via collective bargaining, a plan covering the Company’s Board of Directors, and plans related to employment contracts with the Executive Chairman of the Company. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminated the use of APB 25 and the intrinsic value method of accounting, and requires recognition of the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

Under the modified retrospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods were retrospectively adjusted in first quarter 2006 utilizing the pro forma disclosures in those prior financial statements, except as noted. The Consolidated Statement of Income for the years ended December 31, 2007, 2006, and 2005 reflects share-based compensation cost of $37 million, $80 million, and $80 million, respectively. The total tax benefit recognized from share-based compensation arrangements for the years ended December 31, 2007, 2006, and 2005, was $11 million, $27 million, and $25 million, respectively. As a result of the SFAS 123R retroactive application, for the year ended December 31, 2005, net income was reduced by $55 million, net income per share, basic was reduced by $.08, and net income per share, diluted was reduced by $.06.

Stock Plans

The Company has stock plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and stock plans covering Employees not subject to collective bargaining agreements (other Employee plans). None of the collective bargaining plans were required to be approved by shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair market value of the Company’s Common Stock on the date of grant, and generally have terms ranging from six to twelve years. Neither Executive Officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Options granted to Employees through other Employee plans are both qualified as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options, granted at no less than the fair market value of the Company’s Common Stock on the date of grant, and have ten-year terms. All of the options included under the heading of “Other Employee Plans” have been approved by shareholders, except the plan covering non-management, non-contract Employees, which had options outstanding to purchase 5 million shares of the Company’s Common Stock as of December 31, 2007. The Company also has plans related to past employment agreements with its current Executive Chairman. As of December 31, 2007, there were 556,000 options outstanding under these plans, all of which were fully vested. Although the Company does not have a formal policy, upon option exercise, the Company will typically issue treasury stock, to the extent such shares are available.

Vesting terms for the collective bargaining plans differ based on the grant made, and have ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans,” options vest and generally become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, Southwest recognizes expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option grant is estimated on the date of grant using a modified Black-Scholes option pricing model. The following weighted-average assumptions were used for grants made under the fixed option plans for the current and prior years:

	2007	2006	2005

Weighted-average risk-free interest rate	3.7%	4.6%	4.1%
Expected life of option (years)	4.9	5.0	4.7
Expected stock volatility	25.7%	26.0%	26.2%
Expected dividend yield	0.09%	0.07%	0.09%

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of somewhat subjective assumptions including expected stock price volatility. For 2007 and 2006, the Company has relied on observations of both historical volatility trends as well as implied future volatility observations as determined by independent third parties. For both 2007 and 2006 stock option grants, the Company utilized expected volatility based on the expected life of the option, but within a range of 24 percent to 27 percent. Prior to 2006, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. In determining the expected life of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups. The risk-free interest rates used, which were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option as of the option grant date, ranged from .50 percent to 5.37 percent for the year ended December 31, 2007, from 4.26 percent to 5.24 percent for 2006, and from 3.37 percent to 4.47 percent for 2005.

The fair value of options granted under the fixed option plans during the year ended December 31, 2007, ranged from $0.67 to $6.33, with a weighted-average fair value of $4.28. The fair value of options granted under the fixed option plans during 2006 ranged from $2.48 to $6.99, with a weighted-average fair value of $5.47. The fair value of options granted under the fixed option plans during 2005 ranged from $2.90 to $6.79, with a weighted-average fair value of $4.49.

Aggregated information regarding the Company’s fixed stock option plans is summarized below:

	Collective Bargaining Plans
			Wtd. Average
		Wtd. Average	Remaining	Aggregate Intrinsic
	Options (000)	Exercise Price	Contractual Term	Value (Millions)

Outstanding December 31, 2004	120,703	$10.98
Granted	1,697	14.91
Exercised	(14,739)	6.13
Surrendered	(2,417)	13.89

Outstanding December 31, 2005	105,244	$11.65
Granted	1,025	16.64
Exercised	(24,632)	7.91
Surrendered	(1,427)	14.25

Outstanding December 31, 2006	80,210	$12.83
Granted	751	14.89
Exercised	(14,145)	7.17
Surrendered	(3,440)	16.11

Outstanding December 31, 2007	63,376	$13.93	3.8	$2

Vested or expected to vest at December 31, 2007	63,254	$13.93	3.8	$2
Exercisable at December 31, 2007	62,442	$13.92	3.8	$2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Employee Plans
			Wtd. Average
		Wtd. Average	Remaining	Aggregate Intrinsic
	Options (000)	Exercise Price	Contractual Term	Value (Millions)

Outstanding December 31, 2004	34,221	$12.94
Granted	6,662	15.60
Exercised	(3,800)	7.09
Surrendered	(1,263)	15.60

Outstanding December 31, 2005	35,820	$13.96
Granted	2,831	17.52
Exercised	(5,015)	9.57
Surrendered	(1,442)	15.93

Outstanding December 31, 2006	32,194	$14.87
Granted	293	16.35
Exercised	(2,506)	8.45
Surrendered	(1,454)	16.49

Outstanding December 31, 2007	28,527	$15.37	4.9	$8

Vested or expected to vest at December 31, 2007	28,407	$15.36	4.9	$7
Exercisable at December 31, 2007	20,777	$15.29	4.6	$6

The total aggregate intrinsic value of options exercised during the years ended December 31, 2007, 2006, and 2005, was $137 million, $262 million, and $179 million, respectively. The total fair value of shares vesting during the years ended December 31, 2007, 2006, and 2005, was $64 million, $112 million, and $96 million, respectively. As of December 31, 2007, there was $37 million of total unrecognized compensation cost related to share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.25 years. The total recognition period for the remaining unrecognized compensation cost is approximately eight years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions.

Employee Stock Purchase Plan

Under the amended 1991 Employee Stock Purchase Plan (ESPP), which has been approved by shareholders, the Company is authorized to issue up to a remaining balance of 6.5 million shares of Common Stock to Employees of the Company. These shares may be issued at a price equal to 90 percent of the market value at the end of each monthly purchase period. Common Stock purchases are paid for through periodic payroll deductions. For the years ended December 31, 2007, 2006, and 2005, participants under the plan purchased 1.3 million shares, 1.2 million shares, and 1.5 million shares at average prices of $13.30, $14.86, and $13.19, respectively. The weighted-average fair value of each purchase right under the ESPP granted for the years ended December 31, 2007, 2006, and 2005, which is equal to the ten percent discount from the market value of the Common Stock at the end of each monthly purchase period, was $1.48, $1.65, and $1.47, respectively.

Non-Employee Director Grants and Incentive Plan

Upon initial election to the Board, non-Employee Directors receive a one-time option grant to purchase 10,000 shares of Southwest Common Stock at the fair market value of such stock on the date of the grant. These grants are made out of one of the Company’s plans covering Employees not subject to collective bargaining agreements (other Employee plans). Stock option grants to the Board become exercisable over a period of three years from the grant date and have a term of 10 years.

In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

performance of the Company’s Common Stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable Performance Shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company granted 750 Performance Shares to each non-Employee Director who has served since the previous Annual Meeting. Effective beginning with the 2007 Annual Meeting, the plan was amended to increase the annual number of Performance Shares to be granted to 1,000. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange during a specified period. On the 30th calendar day following the date a non-Employee Director ceases to serve as a Director of the Company for any reason, Southwest will pay to such former non-Employee Director an amount equal to the Fair Market Value of the Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company. The Company accounts for grants made under this plan as liability awards, as defined, and since the awards are not stock options, they are not reflected in the above tables. The fair value of the awards as of December 31, 2007, which is not material to the Company, is included in Accrued liabilities in the accompanying Consolidated Balance Sheet.

Taxes

A portion of the Company’s granted options qualify as incentive stock options (ISO) for income tax purposes. As such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for book purposes due to the fact that an ISO does not ordinarily result in a tax benefit unless there is a disqualifying disposition. Stock option grants of non-qualified options result in the creation of a deferred tax asset, which is a temporary difference, until the time that the option is exercised. Due to the treatment of incentive stock options for tax purposes, the Company’s effective tax rate from year to year is subject to variability.

14.	Employee Retirement Plans

Defined Contribution Plans

The Company has defined contribution plans covering substantially all Southwest Employees. The Southwest Airlines Co. Profit Sharing Plan (Profit Sharing Plan) is a money purchase defined contribution plan and Employee stock purchase plan. However, the Profit Sharing Plan was amended as of January 1, 2008, and is now characterized as simply a Profit Sharing Plan. The Company contributes 15 percent of its eligible pre-tax profits, as defined, to the Profit Sharing Plan on an annual basis. No Employee contributions to the Profit Sharing Plan are allowed.

The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are primarily based on Employee compensation and performance of the Company.

Company contributions to all retirement plans expensed in 2007, 2006, and 2005 were $279 million, $301 million, and $264 million, respectively.

Postretirement Benefit Plans

The Company provides postretirement benefits to qualified retirees in the form of medical and dental coverage. Employees must meet minimum levels of service and age requirements as set forth by the Company, or as specified in collective bargaining agreements with specific workgroups. Employees meeting these requirements, as defined, may use accrued unused sick time to pay for medical and dental premiums from the age of retirement until age 65.

The following table shows the change in the Company’s accumulated postretirement benefit obligation (APBO) for the years ended December 31, 2007 and 2006:

	2007	2006
	(In millions)

APBO at beginning of period	$111	$94
Service cost	16	15
Interest cost	6	5
Benefits paid	(6)	(5)
Actuarial (gain) loss	(39)	2
Plan amendments	—	—

APBO at end of period	$88	$111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assumed healthcare cost trend rates have a significant effect on the amounts reported for the Company’s plan. A one-percent change in all healthcare cost trend rates used in measuring the APBO at December 31, 2007, would have the following effects:

	1% Increase	1% Decrease
	(In millions)

Increase (decrease) in total service and interest costs	$2	$(2)
Increase (decrease) in the APBO	$7	$(6)

The Company’s plans are unfunded, and benefits are paid as they become due. For 2007, both benefits paid and Company contributions to the plans were each $6 million. For 2006, both benefits paid and Company contributions to the plans were each $5 million. Estimated future benefit payments expected to be paid for each of the next five years are $6 million in 2008, $7 million in 2009, $8 million in 2010, $9 million in 2011, $10 million in 2012, and $80 million for the next five years thereafter.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The following table reconciles the funded status of the plan to the Company’s accrued postretirement benefit cost recognized in “Other deferred liabilities” on the Company’s Consolidated Balance Sheet at December 31, 2007 and 2006.

	2007	2006
	(In millions)

Funded status	$(88)	$(111)
Unrecognized net actuarial (gain) loss	(31)	7
Unrecognized prior service cost	3	4
Accumulated other comprehensive income (loss)	28	(11)

Cost recognized on Consolidated Balance Sheet	$(88)	$(111)

During 2007, the Company recorded a $31 million actuarial gain as a decrease to the recognized obligation with the offset to accumulated other comprehensive income. This actuarial gain is included above and resulted from Congress’ passage of a law to increase the mandatory retirement age for U.S. commercial airline pilots from 60 to 65, effective immediately. Therefore, since the Company projects that some of its Pilots will now work past age 60, this assumption resulted in a decrease to the Company’s projected future postretirement obligation.

The Company’s periodic postretirement benefit cost for the years ended December 31, 2007, 2006, and 2005, included the following:

	2007	2006	2005
	(In millions)

Service cost	$16	$15	$12
Interest cost	6	5	4
Amortization of prior service cost	2	2	2
Recognized actuarial loss	—	(1)	—

Net periodic postretirement benefit cost	$24	$21	$18

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of Employees expected to receive benefits under the plan. The Company used the following actuarial assumptions to account for its postretirement benefit plans at December 31:

	2007	2006	2005

Wtd-average discount rate	5.75%	5.50%	5.25%
Assumed healthcare cost trend rate(1)	8.00%	8.50%	8.50%

(1)	The assumed healthcare cost trend rate is assumed to decline to 7.50% for 2008, then decline gradually to 5% by 2014 and remain level thereafter.

The selection of a discount rate is made annually and is selected by the Company based upon comparison of the expected cash flows associated with the Company’s future payments under its postretirement obligations to a hypothetical bond portfolio created using high quality bonds that closely match those expected cash flows. The assumed healthcare trend rate is also reviewed at least annually and is determined based upon both historical experience with the Company’s healthcare benefits paid and expectations of how those trends may or may not change in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2007 and 2006, are as follows:

	2007	2006
	(In millions)

DEFERRED TAX LIABILITIES:
Accelerated depreciation	$2,612	$2,405
Fuel hedges	884	363
Other	19	1

Total deferred tax liabilities	3,515	2,769
DEFERRED TAX ASSETS:
Deferred gains from sale and leaseback of aircraft	65	70
Capital and operating leases	58	65
Accrued employee benefits	187	160
Stock-based compensation	110	122
State taxes	75	55
Business partner income	78	37
Net operating loss carry forward	—	22
Other	37	56

Total deferred tax assets	610	587

Net deferred tax liability	$2,905	$2,182

The provision for income taxes is composed of the following:

	2007	2006	2005
	(In millions)

CURRENT:
Federal	$108	$64	$43
State	9	15	7

Total current	117	79	50
DEFERRED:
Federal	246	220	231
State	50	(8)	14

Total deferred	296	212	245

	$413	$291	$295

For the year 2004, Southwest had a tax net operating loss of $616 million for federal income tax purposes. The Company carried a portion of this net operating loss back to prior periods, resulting in a $35 million refund of federal taxes previously paid. This refund was received during 2005. The Company applied a portion of this 2004 net operating loss to the 2005 and 2006 tax years, resulting in the payment of no regular federal income taxes for these years. The remaining portion of the Company’s federal net operating loss was utilized during 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:

	2007	2006	2005
	(In millions)

Tax at statutory U.S. tax rates	$370	$276	$274
Nondeductible items	6	10	8
State income taxes, net of federal benefit	38	4	14
Other, net	(1)	1	(1)

Total income tax provision	$413	$291	$295

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company has identified its federal tax return and its state tax returns in California and Texas as “major” tax jurisdictions, as defined. The only periods subject to examination for the Company’s federal tax returns are the 2005 and 2006 tax years. The periods subject to examination for the Company’s state tax returns in California and Texas are years 2002 through 2006. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. Penalties are recorded in “Other (gains) losses, net,” and interest paid or received is recorded in interest expense or interest income, respectively, in the statement of income. For the year ended December 31, 2007, the Company recorded approximately $1 million in interest income related to the settlement of audits for certain prior periods.

16.	Net Income Per Share

The following table sets forth the computation of net income per share, basic and diluted:

	2007	2006	2005
	(In millions, except per share amounts)

Net income	$645	$499	$484

Weighted-average shares outstanding, basic	757	795	789
Dilutive effect of Employee stock options	11	29	17

Adjusted weighted-average shares outstanding, diluted	768	824	806

Net income per share, basic	$.85	$.63	$.61

Net income per share, diluted	$.84	$.61	$.60

The Company has excluded 49 million, 20 million, and 12 million shares from its calculations of net income per share, diluted, in 2007, 2006, and 2005, respectively, as they represent antidilutive stock options for the respective periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Contingencies

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, examinations by the IRS. The IRS regularly examines the Company’s federal income tax returns and, in the course thereof, proposes adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments it deems lacking of merit.

The Company’s management does not expect that the outcome in any of its currently ongoing legal proceedings or the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations or cash flow.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 31, 2008 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Dallas, Texas
January 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Southwest Airlines Co.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Annual Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Southwest Airlines Co. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Southwest Airlines Co. as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Southwest Airlines Co. and our report dated January 31, 2008 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Dallas, Texas
January 31, 2008

QUARTERLY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In millions except per share amounts)

2007
Operating revenues	$2,198	$2,583	$2,588	$2,492
Operating income	84	328	251	126
Income before income taxes	149	447	277	183
Net income	93	278	162	111
Net income per share, basic	.12	.36	.22	.15
Net income per share, diluted	.12	.36	.22	.15

	March 31	June 30	Sept. 30	Dec. 31

2006
Operating revenues	$2,019	$2,449	$2,342	$2,276
Operating income	98	402	261	174
Income before income taxes	96	515	78	101
Net income	61	333	48	57
Net income per share, basic	.08	.42	.06	.07
Net income per share, diluted	.07	.40	.06	.07

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act) designed to provide reasonable assurance that the information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. These include controls and procedures designed to ensure that this information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Management, with the participation of the Chief Executive and Chief Financial Officers, evaluated the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2007. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2007 at the reasonable assurance level.

Management’s Annual Report on Internal Control over Financial Reporting.  Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes of accounting principles generally accepted in the United States.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives.

Management, with the participation of the Chief Executive and Chief Financial Officers, evaluated the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this evaluation, management, with the participation of the Chief Executive and Chief Financial Officers, concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective.

Ernst & Young, LLP, the independent registered public accounting firm who audited the Company’s consolidated financial statements included in this Form 10-K, has issued a report on the Company’s internal control over financial reporting, which is included herein.

Changes in Internal Control over Financial Reporting.  There were no changes in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) during the quarter ended December 31, 2007, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers, and Corporate Governance

Directors and Executive Officers

The information required by this Item 10 regarding the Company’s directors will be set forth under the heading “Election of Directors” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference. The information required by this Item 10 regarding the Company’s executive officers is set forth under the heading “Executive Officers of the Registrant” in Part I of this Form 10-K and is incorporated herein by reference.

Section 16(a) Compliance

The information required by this Item 10 regarding compliance with Section 16(a) of the Exchange Act will be set forth under the heading “Section 16(a) Beneficial Ownership Reporting Compliance” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

Corporate Governance

Except as set forth in the following paragraph, the remaining information required by this Item 10 will be set forth under the heading “Corporate Governance” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

The Company has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller. The Company’s Code of Ethics, as well as its Corporate Governance Guidelines and the charters of its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Copies of these documents are also available upon request to Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, TX 75235. The Company intends to disclose any amendments to or waivers of its Code of Ethics on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions on the Company’s website, at www.southwest.com, under the “About Southwest” caption, promptly following the date of any such amendment or waiver.

Item 11.	Executive Compensation

The information required by this Item 11 will be set forth under the heading “Compensation of Executive Officers” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Except as set forth below regarding securities authorized for issuance under equity compensation plans, the information required by this Item 12 will be set forth under the heading “Voting Securities and Principal Shareholders” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2007, regarding compensation plans (including individual compensation arrangements) under which equity securities of Southwest are authorized for issuance.

Equity Compensation Plan Information

			Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants, and Rights	Warrants, and Rights*	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
	(In thousands)		(In thousands)

Equity Compensation Plans Approved by Security Holders	23,941	$12.76	5,707
Equity Compensation Plans not Approved by Security Holders	68,517	$15.16	20,011
Total	92,459	$14.54	25,718

*	As adjusted for stock splits.

See Note 13 to the Consolidated Financial Statements for information regarding the material features of the above plans. Each of the above plans provides that the number of shares with respect to which options may be granted, and the number of shares of common stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this Item 13 will be set forth under the heading “Certain Relationships and Related Transactions, and Director Independence” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

Item 14.	Principal Accounting Fees and Services

The information required by this Item 14 will be set forth under the heading “Relationship with Independent Auditors” in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) 1. Financial Statements:

The financial statements included in Item 8. Financial Statements and Supplementary Data above are filed as part of this annual report.

2. Financial Statement Schedules:

There are no financial statement schedules filed as part of this annual report, since the required information is included in the consolidated financial statements, including the notes thereto, or the circumstances requiring inclusion of such schedules are not present.

3. Exhibits:

3.1	Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 (File No. 33-52155)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Registration Statement on Form S-8 (File No. 333-82735); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-7259)); Articles of Amendment to Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-7279)).
3.2	Amended and Restated Bylaws of Southwest, effective September 20, 2007 (incorporated by reference to Exhibit 3.1 to Southwest’s Current Report on Form 8-K dated September 20, 2007).
4.1	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of April 20, 2004 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); First Amendment, dated as of August 9, 2005, to Competitive Advance Revolving Credit Agreement (incorporated by reference to Exhibit 10.1 to Southwest’s Current Report on Form 8-K dated August 12, 2005 (File No. 1-7259)).
4.2	Specimen certificate representing common stock of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
4.3	Indenture dated as of February 14, 2005, between Southwest Airlines Co. and The Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.2 to Southwest’s Current Report on Form 8-K dated February 14, 2005 (File No. 1-7259)).
4.4	Indenture dated as of September 17, 2004 between Southwest Airlines Co. and Wells Fargo Bank, N.A., Trustee (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 dated October 30, 2002 (File No. 1-7259)).
4.5	Indenture dated as of February 25, 1997, between the Company and U.S. Trust Company of Texas, N.A. (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)).
Southwest is not filing any other instruments evidencing any indebtedness because the total amount of securities authorized under any single such instrument does not exceed 10 percent of its total consolidated assets. Copies of such instruments will be furnished to the Securities and Exchange Commission upon request.

10.1	Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.4 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-7259)); Supplemental Agreement No. 1. (incorporated by reference to Exhibit 10.3 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)); Supplemental Agreements No. 2, 3 and 4 (incorporated by reference to Exhibit 10.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)); Supplemental Agreements Nos. 5, 6, and 7; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7259)); Supplemental Agreements Nos. 8, 9, and 10 (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7259)); Supplemental Agreements Nos. 11, 12, 13 and 14 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7259)); Supplemental Agreements Nos. 15, 16, 17, 18 and 19 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-7259)); Supplemental Agreements Nos. 20, 21, 22, 23 and 24 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-7259)); Supplemental Agreements Nos. 25, 26, 27, 28 and 29 to Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.8 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 30, 31, 32, and 33 to Purchase Agreement No. 1810, dated January 19, 1993 between The Boeing Company and Southwest; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 34, 35, 36, 37, and 38 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); Supplemental Agreements Nos. 39 and 40 (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)); Supplemental Agreement No. 41; Supplemental Agreement Nos. 42, 43 and 44 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-7259)); Supplemental Agreement No. 45 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-7259)); Supplemental Agreement Nos. 46 and 47 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-7259)); Supplemental Agreement No. 48 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 1-7259)); Supplemental Agreements No. 49 and 50 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 1-7259)); Supplemental Agreement No. 51 (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-7259)); Supplemental Agreement No. 52 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (File No. 1-7259)); Supplemental Agreement No. 53 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-7259)); Supplemental Agreement Nos. 54 and 55 (incorporated by reference to Exhibits 10.1 and 10.2, respectively, to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-7259)); Supplemental Agreement No. 56.
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
The following exhibits filed under paragraph 10 of Item 601 are the Company’s compensation plans and arrangements.
10.2	Form of Executive Employment Agreement between Southwest and certain key employees pursuant to Executive Service Recognition Plan (incorporated by reference to Exhibit 28 to Southwest Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 (File No. 1-7259)).
10.3	2001 stock option agreements between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-7259)).
10.4	1991 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.5	1991 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.7 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).

10.6	1991 Employee Stock Purchase Plan as amended March 16, 2006 (incorporated by reference to Exhibit 99.1 to Registration Statement on Form S-8 (File No. 333-139362)).
10.7	Southwest Airlines Co. Profit Sharing Plan.
10.8	Southwest Airlines Co. 401(k) Plan.
10.9	Southwest Airlines Co. 1995 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.14 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
10.10	1996 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.12 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.11	1996 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.13 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.12	Employment Contract dated as of July 15, 2007, between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q the quarter ended September 30, 2007 (File No. 1-7259)).
10.13	Employment Contract dated as of July 15, 2007, between Southwest and Gary C. Kelly (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-7259)).
10.14	Employment Contract dated as of July 15, 2007, between Southwest and Colleen C. Barrett (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (File No. 1-7259)).
10.15	Southwest Airlines Co. Severance Plan for Directors.
10.16	Southwest Airlines Co. Outside Director Incentive Plan (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (as amended and restated effective May 16, 2007) (File No. 1-7259)).
10.17	1998 SAEA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.17 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.18	1999 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.18 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.19	LUV 2000 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53610)).
10.20	2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52388)); Amendment No. 1 to 2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.21	2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52390)); Amendment No. 1 to 2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.22	2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53616)); Amendment No. 1 to 2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.23	2002 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.24	2002 Bonus SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.25	2002 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).
10.26	2002 Mechanics Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).

10.27	2002 Ramp, Operations, Provisioning and Freight Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.27 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.28	2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.28 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 1 to 2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-104245)).
10.29	2003 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.30	Southwest Airlines Co. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Southwest’s Current Report on Form 8-K dated May 16, 2007 (File No. 1-7259)).
10.31	2007 Equity Incentive Plan Form of Notice of Grant and Terms and Conditions for Stock Option Grants.
10.32	Southwest Airlines Co. 2005 Excess Benefit Plan (incorporated by reference to Exhibit 99.1 to Southwest’s Current Report on Form 8-K dated November 15, 2007 (File No. 1-7259)).
14	Code of Ethics (incorporated by reference to Exhibit 14.1 to Southwest’s Current Report on Form 8-K dated November 16, 2006 (File No. 1-7259)).
21	Subsidiaries of Southwest (incorporated by reference to Exhibit 22 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)).
23	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
31.1	Rule 13a-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a) Certification of Chief Financial Officer.
32	Section 1350 Certification of Chief Executive Officer and Chief Financial Officer.

A copy of each exhibit may be obtained at a price of 15 cents per page, $10.00 minimum order, by writing to: Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235-1611.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southwest Airlines Co.

February 1, 2008

By:	/s/ Laura Wright
Laura Wright
Senior Vice President — Finance,
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on February 1, 2008 on behalf of the registrant and in the capacities indicated.

Signature	Capacity

/s/ Herbert D. Kelleher Herbert D. Kelleher	Executive Chairman of the Board of Directors

/s/ Gary C. Kelly Gary C. Kelly	Chief Executive Officer and Director

/s/ Colleen C. Barrett Colleen C. Barrett	President and Director

/s/ Laura Wright Laura Wright	Sr. Vice President — Finance and Chief Financial Officer (Chief Financial and Accounting Officer)

/s/ David W. Biegler David W. Biegler	Director

/s/ Louis Caldera Louis Caldera	Director

/s/ C. Webb Crockett C. Webb Crockett	Director

/s/ William H. Cunningham William H. Cunningham	Director

/s/ Travis C. Johnson Travis C. Johnson	Director

/s/ Nancy Loeffler Nancy Loeffler	Director

/s/ John T. Montford John T. Montford	Director

SOUTHWEST AIRLINES CO.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 21, 2008
10:00 a.m. Central Daylight Time
Corporate Headquarters
2702 Love Field Drive
Dallas, Texas 75235-1611
DIRECTIONS TO THE ANNUAL MEETING
Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth, and the headquarters building will be at your left. Please park near the main entrance to the building.
Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., Central Daylight Time, on May 21, 2008.

Southwest Airlines Co. 2702 Love Field Drive Dallas, Texas 75235-1611	proxy

This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Gary C. Kelly, Colleen C. Barrett, and Laura Wright, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Company’s headquarters, 2702 Love Field Drive, Dallas, Texas, on May 21, 2008, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSALS 3, 4, AND 5 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE BY TELEPHONE OR THE INTERNET.
See reverse side of this form for voting instructions.

Electronic Voting Instructions

Instead of mailing your proxy, you may vote by telephone or the Internet, as follows.

          COMPANY #

Vote by Telephone — 1-800-560-1965 (Toll-Free from the U.S. and Canada) — Quick « « « Easy « « « Immediate
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (Central Daylight Time) on May 20, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions provided by the recorded message.
Vote by Internet — www.eproxy.com/swa — Quick « « « Easy « « « Immediate
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (Central Daylight Time) on May 20, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions provided on the website.
If you vote by telephone or the Internet, please do not mail your Proxy Card.
Instructions for Voting by Mail
If you have not voted by telephone or the Internet, mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Southwest Airlines Co., c/o Shareowner ServicesSM, P.O. Box 64783, St. Paul, MN 55164-0873.
A. Company Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors	☐ FOR all nominees (except as indicated below)	☐ WITHHOLD AUTHORITY to vote for all nominees

01 David W. Biegler	03 C. Webb Crockett	05 Travis C. Johnson	07 Nancy B. Loeffler
02 Louis E. Caldera	04 William H. Cunningham	06 Gary C. Kelly	08 John T. Montford

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

â      Please fold here      â

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

☐ For	☐ Against	☐ Abstain

B. Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 3, 4, and 5.

3.	Directors to be elected by majority vote bylaw.

4.	Independent Compensation Committee.

5.	Sustainability reporting.

☐ For	☐ Against	☐ Abstain
☐ For	☐ Against	☐ Abstain
☐ For	☐ Against	☐ Abstain

C. Signatures — Please sign and date below. This section must be completed for your vote to be counted.

Address change? Mark Box ☐ Indicate changes below:
Date:                                                             , 2008

Please sign in box and sign exactly as your name(s) appears on this proxy card. If shares are held jointly, all persons should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.